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McDonald’s Corporation

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McDonald's Corporation

Notice of 2005 Annual Shareholders' Meeting and Proxy Statement

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1	Notice of 2005 Annual Shareholders’ Meeting

2	Corporate Governance Principles and Board Matters

2	Corporate Governance
3	Director Independence
3	Financial Experts, Audit Committee Independence and Financial Literacy
3	Board Committees
4	Board Compensation
4	Board and Committee Evaluations
4	Board Attendance at Annual Shareholders’ Meetings and Board and Committee Meetings
4	Code of Conduct for the Board of Directors
5	Director Selection Process

6	Communications

6	Shareholder Communications with the Board of Directors and Non-Management Directors
6	Consideration of Director Nominations
6	Shareholder Proposals for Inclusion in Next Year’s Proxy Statement
6	Other Shareholder Proposals for Presentation at the 2006 Annual Shareholders’ Meeting

7	Proposals to be Voted On

7	Proposal No. 1. Election of Directors
9	Proposal No. 2. Approval of the Appointment of the Independent Registered Public Accounting Firm to Serve as Independent Auditors for 2005
9	Proposal No. 3. Shareholder Proposal Relating to Genetic Engineering of Food and Seed

11	Stock Ownership

11	Stock Ownership Guidelines
11	Stock Ownership of Management

12	Executive Compensation

12	Compensation Committee Report on Executive Compensation
15	Stock Performance Graph
16	Summary Compensation Table
18	Stock Options
20	Long-Term Incentives
20	Change of Control Employment Agreements

22	Arrangements with Certain Executives

22	Executive Retention Plan
22	Arrangement with M. Lawrence Light

23	Certain Relationships and Related Transactions

24	Audit Committee Matters
24	Audit Committee Report
25	Policy for Pre-Approval of Audit and Permitted Non-Audit Services
25	Auditor Fees and Services

26	Solicitation of Proxies and Voting

26	Record Date and Voting at the Annual Shareholders’ Meeting
26	Proxy Solicitation
26	Confidential Voting

27	Additional Information

27	Code of Ethics for the Chief Executive Officer and Senior Financial Officers
27	Executive Officers
27	McDonald’s Corporation Annual Report on Form 10-K, Other Reports and Policies
27	Householding of Annual Meeting Materials

28	Appendices

28	Appendix A. Corporate Governance Principles
33	Appendix B. Standards on Director Independence
34	Appendix C. Audit Committee Charter
37	Appendix D. Compensation Committee Charter
39	Appendix E. Governance Committee Charter
41	Appendix F. Code of Conduct for the Board of Directors
42	Appendix G. Code of Ethics for the Chief Executive Officer and Senior Financial Officers

43	Information about Attending the Annual Shareholders’ Meeting

To McDonald’s Corporation Shareholders:

McDonald’s Corporation will hold its 2005 Annual Shareholders’ Meeting on Wednesday, May 11, 2005, at 9:00 a.m. Central Time, in the Prairie Ballroom at The Lodge at McDonald’s Office Campus, Oak Brook, Illinois. The registration desk will open at 7:30 a.m.

At the meeting, shareholders will be asked to:

1.	Elect five Directors;

2.	Approve the appointment of an independent registered public accounting firm to serve as independent auditors for 2005;

3.	Act on a shareholder proposal, if presented; and

4.	Transact other business properly presented at the meeting.

Shareholders are cordially invited to attend the Annual Shareholders’ Meeting. If you are unable to attend the meeting in person, you may watch a live webcast by going to www.investor.mcdonalds.com and clicking “Webcast.” A replay of the Annual Shareholders’ Meeting will be available for a limited time.

Your Board of Directors recommends that you vote FOR all nominees for Director, FOR the approval of the independent auditors, and AGAINST the shareholder proposal. Your vote is important.

Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible. This Notice of the Annual Shareholders’ Meeting and Proxy Statement and proxy or voting instruction card are being sent to shareholders beginning on or about April 6, 2005.

By order of the Board of Directors,

Gloria Santona
Secretary

Oak Brook, Illinois

April 6, 2005

McDonald’s Corporation	1

Corporate Governance Principles and Board Matters

Corporate Governance

The Sarbanes-Oxley Act of 2002 ushered in renewed focus on corporate governance among public companies in the United States, and the sub-headings in the following discussion respond to the specific disclosure requirements of the Securities and Exchange Commission (SEC) in this area. At McDonald’s, however, we believe that good governance is more than a collection of regulations. It is the intersection of the relationships among our Board, our management and our shareholders and is informed by the values that have been the foundation of our business since its inception—integrity, fairness, diligence and ethical behavior.

Our Corporate Governance Principles are the center of our governance practices at McDonald’s, and we have attached them as Appendix A to this Proxy Statement. They address matters that we believe are fundamental to ensuring that the interests of our shareholders are paramount, while taking appropriate account of other important constituencies, such as our employees and franchisees. For example, our Board of Directors must have a substantial majority of independent members—a standard that exceeds the New York Stock Exchange (NYSE) listing standards—and our Director nomination process continually strives to identify persons who have the initiative, time and skills that will permit them to make a meaningful contribution to the Board’s oversight of the execution of our business plans. Our Corporate Governance Principles also impose limits on the outside activities of our Directors and require them to adhere to a specific code of conduct, so that McDonald’s can have confidence in their commitment to the success of our operations. To underscore this commitment, our independent Directors receive equity-based compensation as part of their fees, and we require that they maintain a specified level of equity investment in McDonald’s throughout their tenure.

Our Chairman of the Board, an independent Director, presides over regular executive sessions of the independent Directors, which promote a spirit of candid and constructive evaluation of management, the Company’s strategy and competitive and other exposures over both short- and long-term horizons, among other matters. A key focus of these discussions is the development of appropriate management resources to meet our business needs, as well as unexpected personnel losses, such as those faced recently with the passing of our colleagues, Jim Cantalupo and Charlie Bell.

The Board’s oversight is also effected through six standing committees. They are the Audit, Compensation, Governance, Finance, Corporate Responsibility and Executive Committees. Each of them operates under a written charter, which we believe ensures accountability among Committee members for their particular responsibilities.

The most important of our Board Committees—the Audit, Compensation and Governance Committees—are required by SEC regulations or NYSE listing standards, although McDonald’s governance structure included these Committees long before the advent of these requirements. Each of these Committees performs important substantive and oversight functions, which are described in more detail below, and they work in a coordinated fashion to address recurring matters of legal and operational significance, as well as to respond to unanticipated events. The Audit Committee is responsible for oversight of financial reporting, internal controls and compliance. Among its principal functions is the selection of McDonald’s independent auditors, which is subject to shareholder approval at our annual meetings, and the evaluation of our auditors’ independence and performance. Given the importance of its responsibilities, the Audit Committee is also a critical player in setting the right “tone at the top” at McDonald’s. In this role, it reviews complaints we receive about accounting or control matters and the appropriateness and terms of related-party transactions, among other matters, that may place our reputation or legal compliance at risk. The Committee’s report on activities during 2004 is included on page 24.

The Compensation Committee reviews compensation levels for officers throughout the Company, but has special responsibility for establishing goals and compensation levels for our Chief Executive Officer and other key executives. Its report on executive compensation at McDonald’s is included on page 12 and should be read together with our other disclosures about the compensation and benefits of our most highly compensated officers.

The Governance Committee monitors our Board structure and operations. Among its most important functions is the identification, evaluation and recruitment of Director candidates, whether they are suggested by other Directors, management or our shareholders. The Committee makes a formal recommendation to the Board with respect to all proposed Director nominees, including those you will vote on this year.

While not mandated by law, our other Board Committees figure prominently in our vision of corporate governance, which we believe also includes responsible corporate citizenship. In 2000, the Board established its Corporate Responsibility Committee to address many of the social, health and environmental issues that confront companies in the restaurant and food industries—issues that we acknowledge resonate with shareholders, employees and customers alike. While good governance is only one part of the answer to these issues, we believe that dedicating our senior resources to them will advance a constructive debate and foster winning solutions.

McDonald’s is proud of its governance structure and believes that governance is a journey, not a destination. For this reason, we review our Corporate Governance Principles annually, and our Board and its Committees engage in a self-evaluation and a review of their respective operations with a view to continuous improvement. Shareholders also are invited to communicate with us about these matters, and we provide information about how to do so on page 6 of this Proxy Statement. McDonald’s has long believed

2 McDonald’s Corporation

that good corporate governance is critical to fulfilling the Company’s obligation to shareholders—we have been, and will remain, a leader in adopting sound practices for the oversight and execution of our business plans.

Director Independence

Our Corporate Governance Principles require that a substantial majority of our Board members be independent. The Board has adopted categorical standards to assist it in making its independence determinations. A copy of our Standards on Director Independence is attached as Appendix B. Based on these standards and after reviewing any relationships involving Board members, including those described under Certain Relationships and Related Transactions on page 23, the Board determined that none of its non-management Directors has a material relationship with the Company, and therefore all of these Directors are independent. They are Hall Adams, Jr., Edward A. Brennan, Robert A. Eckert, Enrique Hernandez, Jr., Jeanne P. Jackson, Walter E. Massey, Andrew J. McKenna, Cary D. McMillan, John W. Rogers, Jr., Anne-Marie Slaughter and Roger W. Stone.

Financial Experts, Audit Committee Independence and Financial Literacy

The Board of Directors determined that Enrique Hernandez, Jr., Cary D. McMillan and Roger W. Stone qualify as “audit committee financial experts” and that each member of the Audit Committee is independent and financially literate, all within the meaning of applicable rules of the SEC and the listing standards of the NYSE.

Board Committees

Our Corporate Governance Principles provide for six standing committees: Audit, Compensation, Governance, Finance, Corporate Responsibility and Executive. Charters for each of the key committees—Audit, Compensation and Governance —are attached as Appendices C, D and E, respectively. These charters, along with the charters for the Corporate Responsibility Committee and the Finance Committee, are available on the Company’s website at www.governance.mcdonalds.com.

The Audit Committee appoints the Company’s independent auditors and evaluates their independence and performance. The Audit Committee reviews with the internal auditors and the independent auditors the overall scope and results of their respective audits, the internal accounting and financial controls, and the steps management has taken to monitor and control the Company’s major risk exposures. The Audit Committee also reviews the Company’s material financial disclosures and pre-approves all audit and permitted non-audit services. In addition, the Audit Committee annually reviews the adequacy and appropriateness of the Company’s compliance programs including the Company’s disclosure controls and procedures. Members of the Committee are Directors Hernandez (Chairperson), Massey, McMillan and Stone. All members of the Audit Committee are independent within the meaning of the listing standards of the NYSE. In 2004, the Audit Committee met nine times, including meetings to review the Company’s annual and quarterly financial results prior to their public issuance.

The Audit Committee Report, a discussion of the Policy on the Pre-Approval of Audit and Permitted Non-Audit Services and a Summary of Auditor Fees and Services can be found on pages 24 and 25.

The Compensation Committee evaluates the performance of the Company’s Chief Executive Officer and approves his compensation in consultation with the non-management Directors; and based on recommendations from management, reviews and approves senior management’s compensation and approves compensation guidelines for all other officers. The Committee administers the Company’s incentive and equity compensation plans and, in consultation with senior management, reviews and approves compensation policies. Members of the Committee are Directors Brennan (Chairperson), Adams, Eckert, Jackson, Rogers and Slaughter. All members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. In 2004, the Compensation Committee met eight times. The Compensation Committee Report on Executive Compensation can be found beginning on page 12.

The Governance Committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers Board composition and size; recommends to the Board the compensation paid to outside Directors; and evaluates the Company’s corporate governance process. Members of the Committee are Directors McKenna (Chairperson), Brennan, Eckert, Hernandez and Stone. All members of the Governance Committee are independent within the meaning of the listing standards of the NYSE. In 2004, the Committee met six times.

The Corporate Responsibility Committee acts in an advisory capacity to the Company’s management with respect to policies and strategies that affect the Company’s role as a socially responsible organization, including issues pertaining to health and safety, the environment, employee opportunities, consumers and the communities in which the Company does business. Members of the Committee are Directors Massey (Chairperson), Adams, Rogers and Slaughter. In 2004, the Committee met twice.

The Finance Committee has principal oversight responsibility with respect to certain material financial matters that are outside the purview of the Audit Committee, including the Company’s treasury activities as well as acquisitions and divestitures that are material to the Company’s business. This Committee annually reviews the Company’s worldwide insurance program, banking and trading arrangements, and policies with respect to dividends and share repurchase. Members of the Committee are Directors Jackson (Chairperson), McKenna, McMillan and Stone. The Committee met twice in 2004.

McDonald’s Corporation 3

The Executive Committee may exercise most Board powers during the period between Board meetings. Members of this Committee are Directors Skinner (Chairperson), Brennan, Hernandez, and McKenna. In 2004, the Committee met once.

Board Compensation

The Corporate Governance Principles provide that the Governance Committee recommends to the Board the form and amount of compensation for non-management Directors. Directors who are Company employees receive no compensation for their services as Directors. The following table shows McDonald’s compensation for non-employee Directors for 2004 and planned compensation for 2005:

	2004	2005
Annual retainer	$50,000	$60,000
Attendance fees (per meeting):
Board meeting	1,000	1,000
Committee meeting or executive session not held in conjunction with a Board meeting	1,000	1,000
Committee chairperson retainers:
Audit, Compensation and Governance Committees	20,000	20,000
Corporate Responsibility and Finance Committees	10,000	10,000
Credit to Directors’ Stock Plan account (a)	30,000	60,000
Stock option grants (number of shares)(b):
Annual grant	5,000	0
Grant upon joining the Board	5,000	0
Matching gifts (aggregate maximum dollars matched per year)	10,000	10,000
Reimbursement for expenses attendant to Board membership	yes	yes

•	A special grant of 10,000 restricted stock units was made in 2004 to Mr. McKenna in recognition of his election as Chairman. These restricted stock units will vest on the later of one year from the grant date, July 15, 2004, or Mr. McKenna’s retirement date. He also participates in the Board compensation described above.

(a)	Directors can defer their retainer and fees in the form of common stock equivalents under the Directors’ Stock Plan. Deferred amounts are credited to an account that is adjusted to reflect dividends as well as gains or losses, as if invested in McDonald’s common stock. Each outside Director who served for the entire year also received a credit of $30,000 on December 31, 2004 ($60,000 in 2005) to his or her Directors’ Stock Plan account. Director Slaughter who served for a part of the year received a pro rata credit to her account. Deferred amounts are paid in cash after the Director retires from the Board or can be deferred further up to a maximum of 15 years at the option of the Director.

(b)	In May 2004, each outside Director received an option to purchase 5,000 shares of McDonald’s common stock. The options vest in annual installments over three years, have a 10-year life and permit the holder to purchase shares at their fair market value on the grant date. Since 1995, a stock option grant was made to each outside Director when he or she joined the Board. We made a grant of this size to Anne-Marie Slaughter when she joined the Board in May 2004. Consistent with the advice of an outside compensation consultant, the Board approved the elimination of stock option grants as part of our Director compensation package, effective January 2005.

Board and Committee Evaluations

In accordance with our Corporate Governance Principles, the Governance Committee conducts annual evaluations of the Board of Directors. Individual Directors are evaluated periodically, but no less often than each time they are slated for re-election. In addition, the Audit, Compensation, Corporate Responsibility, Finance and Governance Committees each conducts self-evaluations and discusses the results of their respective evaluations at Committee meetings and with the full Board.

Board Attendance at Annual Shareholders’ Meetings and Board and Committee Meetings

Our Corporate Governance Principles provide that Directors are expected to attend the Company’s Annual Shareholders’ Meeting, and all or substantially all Board meetings and meetings of the Committees on which they serve. From time to time, unforeseen circumstances may prevent a Director from attending. Over the past five years, all Directors have attended every Annual Shareholders’ Meeting. During this same period, the Directors held 48 Board meetings and a total of 136 Committee meetings. On average, Director attendance at these meetings exceeded 96%. In 2004, the Board met 13 times.

Code of Conduct for the Board of Directors

Each year, the Directors confirm that they have read the Code and will comply with its standards. Our Code of Conduct for the Board of Directors is attached as Appendix F.

4 McDonald’s Corporation

Director Selection Process

The Company has a policy with regard to the consideration of Director candidates. Under the policy, the Governance Committee establishes criteria for Director nominees, screens candidates and recommends Director nominees who are approved by the full Board.

The Governance Committee considers candidates suggested by its members, other Directors, senior management and shareholders in anticipation of upcoming elections and actual or expected Board vacancies. The Committee may, at the Company’s expense, retain search firms, consultants and other advisors to identify, screen and/or evaluate candidates.

All candidates, including those recommended by shareholders, are evaluated on the same basis in light of all of their credentials and the needs of the Board and the Company. Of particular importance are the candidate’s integrity and judgment, professional achievements and experience relevant to the Company’s business and strategic challenges, his or her potential contribution to the diversity and culture of the Board, and ability and willingness to devote sufficient time to Board duties. Candidates also are evaluated in light of Board policies, such as those relating to Director independence, tenure and service on other boards. Candidates with appropriate qualifications are interviewed in person, typically by the Chairman, the Chief Executive Officer, a majority of the members of the Governance Committee, and other available Directors.

The Governance Committee also evaluates sitting Directors whose terms are nearing expiration and who are being considered for renomination in light of the above considerations and their past contributions to the Board. Shareholders who wish to nominate Director candidates should follow the procedures described in the section on Consideration of Director Nominations which can be found on page 6 of this Proxy Statement.

McDonald’s Corporation 5

Communications

Shareholder Communications with the Board of Directors and Non-Management Directors

Interested persons wishing to communicate directly with the Board or the non-management Directors, individually or as a group, may do so by sending written communications addressed to them at McDonald’s Corporation, P.O. Box 4837, Oak Brook, IL 60522-4837. Under the Board’s policy for communications addressed to the Board, the Company’s Secretary collects mail from the Directors’ post office box, forwards correspondence directed to an individual Director to that Director and screens correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate Committee chairperson, the Chairman or the full Board.

Communications to the Board, the non-management Directors or to any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the Chairperson of the Audit Committee.

Consideration of Director Nominations

Shareholders can suggest Director candidates for consideration by writing to the Governance Committee, c/o The Secretary, McDonald’s Corporation, McDonald’s Plaza, Oak Brook, IL 60523. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a Director, if elected.

The Company’s By-Laws provide that for Director nominations to be properly brought before an annual meeting by a shareholder, timely notice must be given by the shareholder to the Company’s Secretary. To be timely, the notice must be delivered to the Secretary at the above address not less than 90 days nor more than 120 days before the one-year anniversary of the preceding year’s annual meeting. With respect to the 2006 Annual Shareholders’ Meeting, notice will be timely if it is delivered between January 20, 2006 and February 18, 2006.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals must be received by the Company’s Secretary no later than December 9, 2005. These proposals should be sent to the Secretary by fax at 630-623-0497 or by mail to The Secretary, McDonald’s Corporation, McDonald’s Plaza, Oak Brook, IL 60523. This notice requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

Other Shareholder Proposals for Presentation at the 2006 Annual Shareholders’ Meeting

For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly from the floor of the 2006 Annual Shareholders’ Meeting, the Company’s By-Laws require that timely notice must be given to the Company’s Secretary. To be timely, the notice must be delivered to the Secretary at the above address between January 20, 2006 and February 18, 2006. The By-Laws also provide that the proposal, as determined by the Chairman of the meeting, must be a proper subject for shareholder action under Delaware corporation law.

6 McDonald’s Corporation

Proposals to be Voted On

Proposal No. 1. Election of Directors

The Board is divided into three classes, each having three-year terms that expire in successive years.

Nominees

The nominees for Director are: Hall Adams, Jr., Cary D. McMillan, Michael J. Roberts, James A. Skinner and Anne-Marie Slaughter.

Four of the nominees are standing for election as Directors at this year’s Annual Shareholders’ Meeting to hold office for three-year terms expiring in 2008. These four are Hall Adams, Jr., Cary D. McMillan, James A. Skinner and Anne-Marie Slaughter. The fifth nominee, Michael J. Roberts, is standing for election in the class of 2007.

The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Shareholders’ Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the five nominees named above. The five nominees who receive the most votes will be elected. Biographical information for the Directors continuing in office and the five nominees follows.

The Board of Directors recommends that shareholders vote FOR all five nominees.

Biographical information

Hall Adams, Jr. Nominee. Mr. Adams, 71, was the Chief Executive Officer of Leo Burnett & Co., Inc., an advertising firm, from 1987 until his retirement in 1992. Mr. Adams has served as a Director of McDonald’s since 1993 and is nominated for the class of 2008. If elected, Mr. Adams would be expected to retire as a member of the Board of Directors at the 2007 Annual Shareholders’ Meeting in accordance with our Corporate Governance Principles.

Edward A. Brennan Mr. Brennan, 71, is the retired Chairman, President and Chief Executive Officer of Sears, Roebuck and Co., a merchandising company. He retired from Sears in 1995. From April 2003 to May 2004, Mr. Brennan served as Executive Chairman of AMR Corporation, the parent company of American Airlines, and Executive Chairman of American Airlines, Inc., a scheduled passenger airline and scheduled air freight carrier. Mr. Brennan joined McDonald’s Board in 2002 and is a member of the class of 2007. He also serves on the boards of The Allstate Corporation, AMR Corporation, Exelon Corporation, Morgan Stanley and 3M Company.

Robert A. Eckert Mr. Eckert is Chairman and Chief Executive Officer of Mattel, Inc., a designer, manufacturer and marketer of family products, a post he has held since May 2000. Prior to joining Mattel, Mr. Eckert was President and Chief Executive Officer of Kraft Foods from 1997 to 2000. He joined the Board of McDonald’s in 2003 and serves in the class of 2006. He is 50 years old.

Enrique Hernandez, Jr. Mr. Hernandez, 49, is Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers, since 1986. He joined the Board in 1996 and serves in the class of 2006. Mr. Hernandez also serves as the lead director of Nordstrom, Inc., and as a director of Tribune Company and Wells Fargo & Company.

Jeanne P. Jackson Ms. Jackson, 53, is the General Partner of MSP Capital, a consulting and investment firm she founded in January 2003. Ms. Jackson was Chief Executive Officer of Walmart.com from March 2000 to January 2002. She formerly served as President and Chief Executive Officer of Banana Republic, a Gap Inc. brand, from July 1995 to March 2000, and held additional responsibilities for Gap Inc.’s Direct Division from November 1998 to March 2000. Ms. Jackson joined McDonald’s Board in 1999 and is a member of the class of 2006. She also serves on the boards of NIKE, Inc., Nordstrom, Inc. and Williams-Sonoma, Inc.

Walter E. Massey Dr. Massey, 66, is President of Morehouse College, a post to which he was named in 1995. He serves as a director of Bank of America Corporation, BP p.l.c. and Motorola, Inc. Dr. Massey joined McDonald’s Board in 1998 and is a member of the class of 2007.

Andrew J. McKenna Mr. McKenna, 75, is the Chairman of Schwarz Paper Company, a printer, converter, producer and distributor of packaging and promotional materials. Mr. McKenna is the presiding Director of the Board and in April 2004, he was elected Chairman of the Board. He joined McDonald’s Board in 1991 and serves in the class of 2006. He is also a director of Aon Corporation, Click Commerce, Inc. and Skyline Corporation.

Cary D. McMillan Nominee. Mr. McMillan, 47, was the Chief Executive Officer of Sara Lee Branded Apparel from October 2001 to May 2004, and Executive Vice President, from January 2000 to May 2004, of Sara Lee Corporation, a branded consumer packaged goods company. From 1999 to 2001, Mr. McMillan was Chief Financial and Administrative Officer of Sara Lee Corporation. Prior to that time, he was Managing Partner of the Chicago office of Arthur Andersen, LLP. Mr. McMillan joined McDonald’s Board in 2003 and is a nominee for the class of 2008. He also serves on the board of Hewitt Associates, Inc.

McDonald’s Corporation 7

Michael J. Roberts Nominee. Mr. Roberts, 54, is President and Chief Operating Officer, a post to which he was elected in November 2004, and also has served as a Director since that date. Previously, he was Chief Executive Officer–McDonald’s USA from July 2004 to November 2004 and prior to that, President–McDonald’s USA from June 2001. From July 1997 to June 2001, Mr. Roberts was President, West Division–McDonald’s USA. Mr. Roberts has been with the Company for 27 years and is nominated for the class of 2007.

John W. Rogers, Jr. Mr. Rogers is the Chairman and Chief Executive Officer of Ariel Capital Management, LLC, a privately held institutional money management firm and mutual fund company which he founded in 1983. Mr. Rogers, 47, joined the McDonald’s Board in 2003 and serves in the class of 2007. Mr. Rogers is also a director of Aon Corporation, Bally Total Fitness Holding Corporation and Exelon Corporation, and a trustee of Ariel Investment Trust.

James A. Skinner Nominee. Mr. Skinner, 60, is Vice Chairman and Chief Executive Officer, a post to which he was elected in November 2004, and also has served as a Director since that date. He served as Vice Chairman from January 2003 to November 2004 and as President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002. Prior to that, he served as President and Chief Operating Officer of McDonald’s–Europe, Asia/Pacific, Middle East and Africa from June 2001 to February 2002; and President of McDonald’s–Europe from December 1997 to June 2001. Mr. Skinner has been with the Company for 34 years and is a nominee for the class of 2008.

Anne-Marie Slaughter Nominee. For the past three years, Dr. Slaughter has been the Dean of the Woodrow Wilson School of Public and International Affairs, Princeton University. From 1994 to 2002, she was the Director of Graduate and International Studies at Harvard Law School, and the J. Sinclair Armstrong Professor of International, Foreign and Comparative Law. Dr. Slaughter, 46, joined the Board in 2004 and is a nominee for the class of 2008.

Roger W. Stone Mr. Stone is Manager of Stone-Kaplan Investments, LLC, a private investment company, since July 2004. He was Chairman and Chief Executive Officer of Box USA Group, Inc., a corrugated box manufacturer, from 2000 to 2004. Mr. Stone served as President and Chief Executive Officer of Smurfit-Stone Container Corporation from 1999 to 2000. Prior to 1999, Mr. Stone was Chairman, President and Chief Executive Officer of Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products. Mr. Stone, 70, joined McDonald’s Board in 1989 and is a member of the class of 2007. He also serves as a director of Autoliv Inc.

8 McDonald’s Corporation

Proposal No. 2. Approval of the Appointment of an Independent Registered Public Accounting Firm to Serve as Independent Auditors for 2005

The Audit Committee is responsible for the appointment of the independent auditors engaged by the Company. The Audit Committee has appointed Ernst & Young LLP as independent auditors for 2005. The Board is asking shareholders to approve this appointment of Ernst & Young LLP, an independent registered public accounting firm, as independent auditors for 2005. Ernst & Young LLP audited the Company’s financial statements and internal controls over financial reporting for 2004. A representative of that firm will be present at the Annual Shareholders’ Meeting and will have an opportunity to make a statement and answer questions.

See page 25 for additional information regarding the independent auditors including a description of the Audit Committee’s Policy for the Pre-Approval of Audit and Permitted Non-Audit Services, and a Summary of Auditor Fees and Services.

The Board of Directors recommends that shareholders vote FOR the appointment of Ernst & Young LLP, an independent registered public accounting firm, to serve as independent auditors for 2005.

Proposal No. 3. Shareholder Proposal Relating to Genetic Engineering of Food and Seed

The Camilla Madden Charitable Trust, the Congregation of the Sisters of St. Joseph of Springfield, Massachusetts, The Sinsinawa Dominicans and The Sisters of St. Francis of Philadelphia advised the Company that they intend to present the following shareholder proposal at the Annual Shareholders’ Meeting. The addresses and the share ownership of the proponents will be furnished to any shareholder upon oral or written request to the Company’s Investor Relations Department at 1-630-623-7428 or McDonald’s Plaza, Oak Brook, IL 60523.

The Board recommends a vote AGAINST this proposal.

The Board’s Recommendation

McDonald’s is committed to serving safe, quality products in our more than 30,000 restaurants in 119 countries. We provide customers an array of menu choices derived from a variety of safe and wholesome agricultural products. McDonald’s does not plant or raise crops for use in our products. Therefore, the Company does not genetically engineer the ingredients it purchases for any of its products. Rather, we purchase the ingredients for our products from the agricultural industry. Such purchases are usually made regionally in the country or area of the world where our restaurants are located, and agricultural practices vary worldwide.

Like other purchasers of food products, we rely on scientific and regulatory authorities, such as the Food and Drug Administration (FDA) and the Department of Agriculture (USDA) in the U.S., and other international agencies, such as the United Nations, Codex Alimentarius, and other scientific bodies, to review or approve the use of various food ingredients. McDonald’s uses products and ingredients that have been approved for use by these agencies.

Since one of our highest priorities is the health and safety of our customers and meeting their needs, we continuously review and monitor the status of regulatory approvals, customer acceptance, consumer benefits and choice, environmental impact and the state of scientific research to guide us in making purchasing decisions. For example, we have avoided genetically engineered food in some markets, such as Europe, due to a lack of customer acceptance.

The issue of biotechnology in food is complex and reaches far beyond McDonald’s. We believe that relevant government agencies with scientific expertise are the best decision makers in this area. Accordingly, because the Company is a purchaser—not a grower or producer—of agricultural products, we believe preparing a report regarding genetically engineered products will not be a meaningful endeavor, nor will it impact the safety and quality of the ingredients we purchase. Therefore, the Board of Directors recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal

RESOLVED: Shareholders request that an independent committee of the Board review Company policies and procedures for monitoring genetically engineered (GE) products and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the annual meeting on the results of the review, including:

(i)	the scope of Company products that are genetically engineered;

(ii)	the environmental impacts of continued use of GE products sold or manufactured by the Company;

(iii)	contingency plans for removing GE seed and other GE products from the ecosystem should circumstances so require; and

(iv)	evidence of independent long-term safety testing demonstrating that GE crops, organisms, or products thereof are actually safe for humans, animals and the environment.

Supporting Statement

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

•	The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects

(National Academy of Sciences [NAS] 7/2004) states: “...there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food; to determine the biological relevance of such changes to human health; to devise appropriate scientific methods to predict and assess unintended adverse effects on human health.” (p. 15)

McDonald’s Corporation 9

•	The study Gone to Seed, (Union of Concerned Scientists, 3/2004), found that genetically engineered DNA is contaminating U. S. traditional seeds (corn, soybean, canola), and that if left unchecked could disrupt agricultural trade, unfairly burden the organic foods industry, and allow hazardous materials into the food supply.

The FDA does not require producers of GE food products to seek prior FDA approval of finished GE food products; producers of GE-products are merely encouraged to have voluntary safety consultations with the FDA. The testing protocol on foods derived from biotechnology adopted in 2003 by the Joint UN FAO/WHO Codex Alimentarius Commission is not required by the FDA to assess GE foods on the U.S. market.

No post-marketing surveillance is in effect to verify pre-market screening for unanticipated adverse health consequences from the consumption of GE food. (NAS 7/2004)

European Union rules require traceability of food and feed ingredients to their source materials, and labeling of food containing more than 0.9% GE ingredients.

Insurers in Germany, the UK and elsewhere are refusing liability coverage for genetically engineered crops, an example of heightened concern about the long-term safety of GE crops.

Weed resistance to the herbicide used widely by farmers who plant genetically engineered herbicide resistant crops, is increasing. (Agriculture Research Service 8/24/04)

In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink first contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

An August-September 2004 survey of 1,194 grain elevators across the United States conducted by the American Corn Growers Foundation Farmer Choice-Customer First program found that nearly one-quarter (23.7%) reported that they require segregation of biotech corn from conventional corn varieties.

We believe such a report will disclose information material to the company’s future.

For the reasons stated on page 9 of this Proxy Statement, your Board of Directors recommends you vote AGAINST this shareholder proposal.

10 McDonald’s Corporation

Stock Ownership

Stock Ownership Guidelines

The Company imposes minimum stock ownership guidelines for Directors and officers.

Each Director is expected to acquire, within five years after becoming a Director, common stock or common stock equivalent units equal in value to at least five times the annual retainer or 10,000 shares (of which 1,000 shares should be acquired within the first year) and to maintain that level of investment throughout his or her term.

Each officer is expected to acquire the lesser of the minimum share ownership requirements or value of shares as a multiple of base salary listed below within five years of becoming an officer, and to hold those shares during his or her term of office:

Level/band	Minimum share ownership requirements	Value of shares as a multiple of base salary
Chief Executive Officer	240,000	5x
President and Chief Operating Officer	180,000	5x
President, North America and Europe/ Senior Executive Management	85,000	4x
Executive Management	50,000	4x
Senior Leadership	25,000	3x
Leadership	8,500	1.5x

We review compliance with these requirements annually. Failure to meet these requirements may result in a reduction in future long-term incentive grants and/or payment of future annual and/or long-term incentive payouts in the form of common stock.

Stock Ownership of Management

The following table shows the ownership of the common stock and common stock equivalent units for the named individuals and the group as of March 1, 2005. Directors and Executive Officers as a group owned (directly, indirectly and through benefit plans) less than 1.0% of the Company’s common stock.

Name	Common stock (a, b, c, d)	Stock equivalents (e)	Total
Hall Adams, Jr.	26,002	9,406	35,408
Ralph Alvarez	259,280	20,086	279,366
Charles H. Bell (f)	—	—	—
Edward A. Brennan	10,836	11,692	22,528
James R. Cantalupo (f)	—	—	—
Robert A. Eckert	13,334	5,644	18,978
Enrique Hernandez, Jr.	28,402	24,676	53,078
Jeanne P. Jackson	16,252	14,997	31,249
M. Lawrence Light	184,099	0	184,099
Walter E. Massey	18,002	8,851	26,853
Andrew J. McKenna	54,642	51,724	106,366
Cary D. McMillan	13,334	5,467	18,801
Matthew H. Paull	319,482	12,522	332,004
Michael J. Roberts	681,695	21,032	702,727
John W. Rogers, Jr.	38,434	5,417	43,851
James A. Skinner	1,127,837	33,673	1,161,510
Anne-Marie Slaughter	0	936	936
Roger W. Stone	37,668	61,714	99,382
Directors and Executive Officers as a group (the Group)(21 persons)	3,667,547	297,809	3,965,356

(a)	Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows: Directors McKenna, 640; and Rogers, 100; and the Group, 740.

(b)	Includes unallocated shares held in the Company’s Profit Sharing and Savings Plan as follows: Messrs. Light, 533; and Paull, 2,024; Directors Roberts, 10,038; and Skinner, 15,141; and the Group, 48,115.

(c)	Includes shares that could be purchased by exercise of stock options on or within 60 days after March 1, 2005 under the Company’s option plans as follows: Directors Adams, 22,002; Brennan, 8,336; Eckert 3,334; Hernandez, 20,002; Jackson, 14,002; Massey, 18,002 ; McKenna, 16,002; McMillan, 3,334; Roberts, 643,125; Rogers, 3,334; Skinner, 925,068; and Stone, 19,668; Messrs. Alvarez, 259,272; Light, 159,625; and Paull, 311,925; and the Group, 3,136,799.

(d)	Directors and Executive Officers as a group have sole voting and investment power over shares of common stock listed above except as follows: (i) shared voting and investment powers for shares held by Directors Eckert, 10,000; Hernandez, 8,400; Jackson, 2,250; Roberts, 878; Skinner, 2,168; and the Group, 60,506; and (ii) for the benefit of children, shares held by Director Roberts, 200; and the Group, 416.

(e)	Includes common stock equivalent units credited under the Company’s Supplemental Profit Sharing and Savings Plan, and the Directors’ Stock Plan, which are payable in cash.

(f)	Messrs. Bell and Cantalupo died prior to March 1, 2005, the date as of which the table speaks.

McDonald’s Corporation 11

Executive Compensation

The following report of the Compensation Committee of the Board of Directors outlines the Company’s compensation philosophy and programs, and describes the processes the Committee employs in its compensation determinations. Following this report is the Summary Compensation Table showing compensation history for each of the Company’s Chief Executive Officers during 2004 (Messrs. Cantalupo, Bell and Skinner) and four other Executive Officers (together, the “Named Officers”). Stock option grant and exercise information and long-term cash incentive information for each of these officers along with a Stock Performance Graph also follow this report. A listing of the Company’s Executive Officers may be found on page 27.

Compensation Committee Report on Executive Compensation

Dear Fellow Shareholders:

Our Committee is composed entirely of independent Directors. In consultation with senior management, we establish the Company’s general compensation philosophy, and oversee the development and implementation of executive compensation programs. Each year, we review and approve the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and evaluate his performance in light of those goals and objectives. Based on this evaluation, and after consulting with other independent members of the Board of Directors, our Committee approves individual elements of the Chief Executive Officer’s total compensation package. In accordance with the Company’s Corporate Governance Principles, which describe the manner in which our Board operates, our Committee also approves the compensation structure for the Company’s officers annually based on recommendations from management, and reviews and approves the compensation packages of senior management. As required by our charter, our Committee also reviews the Company’s incentive compensation and welfare benefit plans, as well as the Company’s policies with respect to post-service arrangements and any perquisites provided to officers. Our Committee Chairperson regularly reports on Committee actions and recommendations at Board meetings. In addition, the Chief Executive Officer’s performance and senior management compensation are frequently discussed at executive sessions of the Board of Directors, when only non-management Directors are present.

Global total compensation philosophy

The objective of the Company’s global total compensation program is to attract, motivate, reward and retain talented and engaged people who can deliver strong performance and help the Company to achieve our business objectives. Consistent with this performance-based objective, our total compensation program emphasizes accountability for results and supports important performance drivers.

Executive compensation

We believe that executive compensation should be competitive with other large globally branded companies and alternative careers within the McDonald’s System (i.e., careers as a franchisee or supplier). Our determinations are guided in part by the increasingly competitive demand for talented executives who have the skills and expertise required to lead a large, dynamic global business. In this regard, an overall review of competitive market data is conducted annually.

We review information supplied by independent consultants to determine the competitiveness of McDonald’s total compensation package for senior management with that of a group of comparator companies (Comparator Group). In addition to reviewing competitive data, we also consider certain qualitative factors which we believe contribute to building McDonald’s global brand.

In consultation with an independent consultant, the Committee revised its customized comparator group in 2004. Although some companies within the new Comparator Group are included in the Dow Jones Industrial Average shown in the Stock Performance Graph on page 15 of this Proxy Statement, the Comparator Group is not made up exclusively of companies used in that index. Instead, the Comparator Group includes 25 branded consumer products firms, key McDonald’s competitors and global companies within the service/retail industry that are most likely to compete with McDonald’s for executive talent. In 2004, the total compensation targets for executives were established to approximate the 60th percentile of the compensation levels of the Comparator Group, if stated performance goals were achieved. For 2004, cash compensation (base salary and annual incentives) paid to the Named Officers in the Summary Compensation Table on page 16 were above the median of this peer group’s range, while long-term incentives paid to such officers approximated the middle of the range. Long-term equity incentive awards were adjusted slightly upward in 2005 for a select group of senior management in order to achieve our competitive objective.

Recent executive compensation actions

As reported in last year’s Proxy Statement, management and the Committee began conducting an in-depth compensation analysis in 2003 to ensure that, in today’s dynamic environment, our total compensation philosophy and mix continue to be properly aligned with the Company’s business strategy and the interests of our shareholders. To assist in this analysis, the Committee retained an independent consultant. The analysis focused on developing a reward system that supports our global business strategy to ensure strong accountability for business results, and puts a greater focus on performance differentiation, in order to reward and retain top performers.

As a result of this analysis, the Committee approved global changes to the Company’s annual bonus program (Target Incentive Plan) in 2004 in order to provide greater line of sight and accountability for both business and individual results around the world. In addition, the long-term

12 McDonald’s Corporation

incentive element for senior management was redesigned to include a new long-term, performance-based cash incentive program (Cash Performance Unit Plan) for the 2004-2006 performance cycle in order to align these leaders toward a common focus on the long-term success of McDonald’s, with a corresponding one-third reduction in the Company’s stock option award guidelines applicable to senior management in 2004.

The Company continues to implement this new compensation strategy, and in 2005, the Committee made further adjustments to the Company’s mix of long-term incentive compensation in order to optimize the use of equity-based compensation while providing programs that motivate and reward employees as well as provide the incentive for performance. In this regard, stock option award guidelines applicable to employees were reduced or eliminated beginning in 2005. The potential stock option value attributable to this reduction was shifted into cash-based incentives or other equity-based awards, such as restricted stock units. Beginning in 2005, the value of long-term incentives awarded to Executive Officers will be comprised of stock options (1/3), performance-based restricted stock units (1/3) and cash incentives under the Cash Performance Unit Plan (1/3). These adjustments support the Company’s commitment to reduce the annual equity award usage rate (known as the “run rate”) as a percent of outstanding shares.

With these actions, the Committee believes that the Company’s executive compensation policies and programs are better aligned with shareholders’ interests, the external regulatory environment and the Company’s Plan to Win—management’s key business strategy designed to revitalize the Brand by consistently delivering on the drivers of exceptional customer experiences.

Annual cash compensation

Annual cash compensation for senior management, as for all employees, consists of base salary and a variable, at-risk incentive under our Target Incentive Plan (TIP) that is directly tied to annual business results and individual performance.

Our Committee annually approves an executive’s base salary, taking into consideration the executive’s level of responsibility and individual performance as well as competitive pay practices. Factors used in gauging individual performance are: developing and executing corporate strategies; leading and developing people; initiating and managing change; effectively managing the many relationships within the McDonald’s System; and contributing to programs that positively impact the Company’s performance.

Each year, the Committee approves performance targets (excluding the effects of foreign currency translation on reported results) as well as minimum threshold financial performance levels. Each employee is assigned a target incentive at the beginning of the year (the greater the individual’s responsibility, the higher the percentage of target incentive to salary). Target incentives may be adjusted to reflect mid-year promotions. TIP awards are stated as a specified percentage of base salary as of the end of the year. No portion of the award is payable if the threshold level of performance is not attained. The final incentive payment depends on the actual performance achieved in comparison to the targets; however, the Committee may make adjustments to exclude the effects of certain unusual items to ensure that incentives reflect the underlying operating results of the Company.

A global TIP was designed in 2004 to link rewards to achievement of the Company’s business objectives as well as specific key initiatives identified to help us achieve our worldwide strategies. All major McDonald’s markets participated in a common annual incentive framework, supporting a consistent strategy and focus. For 2004, target incentives for all employees, including Executive Officers, were adjusted by team and individual performance factors based in part on performance of the Company or the employee’s respective business unit, as measured by operating income. Operating income performance was then adjusted by specific modifiers including changes in comparable guest counts, the achievement of general and administrative expense targets, nonfinancial factors designed to improve Quality, Service & Cleanliness (QSC), employee satisfaction, employer image and other nonfinancial initiatives designed to enhance our Brand.

The Company significantly exceeded the operating income target applicable to all Named Officers in 2004. Therefore, consistent with TIP, team performance factors applicable to the Named Officers for 2004 were well above target. Although the performance factors approved by the Committee excluded the impact of the impairment and other charges incurred during the fourth quarter of 2004, target incentives awarded to all officers, including the Named Officers, were reduced in part as a result of these charges reflecting management’s accountability for the Company’s overall business decisions and results. The Summary Compensation Table on page 16 of this Proxy Statement lists the awards paid to the Named Officers for 2004 performance.

Long-term incentives

Long-term incentives consist of stock options, restricted stock units and cash awards under a long-term incentive plan. These awards serve to focus executive attention on the long-term performance of the business and comprise a significant portion of total compensation for senior management consistent with our increased emphasis on the pay-for-performance element of executive compensation.

•	Options

Options typically have a life of ten years, vest ratably over four years, and have an exercise price equal to the fair market value of our common stock on the grant date. Each year, the Committee establishes stock option guidelines based on level of responsibility. Individual awards to employees, including members of senior management, are made within these guidelines, dependent primarily upon sustained individual performance and on the potential for positively influencing future results.

McDonald’s Corporation 13

•	Restricted stock units

Restricted stock unit awards are designed to increase retention of top performers and relate directly to the enhancement of long-term shareholder value. Restricted stock units typically cliff vest after three years and are subject to risk of forfeiture. During 2004, the Committee granted a total of 195,000 restricted stock units to a select group of executives. In connection with their respective elections to Chief Executive Officer, and President and Chief Operating Officer in November 2004, Messrs. Skinner and Roberts received 40,000 and 30,000 performance-based restricted stock units, respectively. The Committee also awarded 25,000 performance-based restricted stock units at that time to Mr. Paull, reflecting his strong leadership in the area of financial discipline throughout the year. The vesting of these performance-based restricted stock units is contingent upon the Company’s achievement of a target level of diluted earnings per share growth during a specified three-year cliff vesting period. The Summary Compensation Table on page 16 of this Proxy Statement describes awards of restricted stock units and options granted to the Named Officers in 2004.

•	Long-term incentive plan

As a result of the total compensation analysis discussed earlier in this Report, a new Cash Performance Unit Plan (CPUP) was introduced for the performance period 2004-2006 for senior management. CPUP is a three-year, long-term incentive plan tied directly to the Company’s Plan to Win. During the three-year period, performance will be measured by consolidated three-year compounded annual constant currency operating income growth (weighted 75%) and average return on total assets (weighted 25%). A multiplier based on McDonald’s cumulative total shareholder return versus the S&P 500 Index will also be applied to either increase or decrease the amount of the award. The table on page 20 of this Proxy Statement sets forth the amount the Named Officers will receive if minimum, target or maximum performance is achieved during this three-year cycle.

Other compensation

Executives participate in other broad-based benefit programs, such as the Company’s retirement, life insurance and healthcare programs. In 2005, changes in the Company’s Profit Sharing and Savings Plan were designed to encourage employees to increase their retirement savings while changes to our healthcare programs provide more focus on employee health and wellness. Under a new stratified premium structure, officers will pay higher premium rates than non-officer employees for health insurance coverage beginning in 2005.

Perquisites provided to executives generally include Company-provided cars, financial planning, annual physical examinations and limited personal use of the Company’s aircraft. Additional information regarding perquisites provided to the Named Officers is set forth in the Summary Compensation Table on page 16 of this Proxy Statement.

Stock ownership requirements

We believe that the Company’s executives will more effectively pursue the interests of our shareholders, whose interests they are charged with enhancing, if they are shareholders themselves. Consistent with this philosophy, minimum share ownership requirements apply to all officers. All Executive Officers, including Mr. Skinner, are either in compliance with or are on target to achieve compliance within the required time frame. The Company’s stock ownership requirements can be found on page 11 of this Proxy Statement.

Compensation of the Chief Executive Officers

From a financial perspective, 2004 was an outstanding year for McDonald’s. Top management demonstrated tremendous leadership in executing our key business strategy, the Plan to Win. This renewed focus on operational excellence, leadership marketing and innovation resulted in record sales and profits for the year. From a personal perspective, however, McDonald’s experienced deep losses in 2004 with Jim Cantalupo’s sudden death in April and Charlie Bell’s decision to step down later in the year in order to focus on his battle with cancer. In November, the Board of Directors elected Jim Skinner as Chief Executive Officer to continue the Company’s strategic focus established by Jim Cantalupo and Charlie Bell.

During 2004, each of these Chief Executive Officers participated in the compensation programs described throughout this Report. Amounts paid and awards granted to these officers are disclosed in the compensation tables beginning on page 16 of this Proxy Statement.

Mr. Cantalupo served as Chairman and Chief Executive until his death on April 19, 2004. Throughout his service to the Company, Mr. Cantalupo demonstrated focused leadership in developing and executing the Company’s strategic initiatives, which helped produce extraordinary business results. The Company recognized Mr. Cantalupo’s outstanding service to the Company by awarding a discretionary bonus to his estate in an amount similar to the bonus he would have received under TIP had he remained employed throughout the year. His estate also received a prorated payout under CPUP based upon Company performance prior to the date of his death.

Mr. Cantalupo’s successor, Charlie Bell, served as President and Chief Executive Officer of the Company from April 19, 2004 until November 22, 2004, at which time he stepped down from that office due to health reasons. Following his death in January 2005, the Committee awarded an annual incentive award to Mr. Bell’s estate of $3,185,000 under TIP reflecting his strong leadership, his success in taking on the role of Chief Executive Officer under exceptional circumstances and the Company’s remarkable financial results in 2004.

14 McDonald’s Corporation

As more fully described in the compensation tables beginning on page 16 of this Proxy Statement, all of Messrs. Cantalupo’s and Bell’s restricted stock units and stock options vested immediately upon death in accordance with their terms. In addition, their respective unexercised stock options will remain exercisable for up to five years after death.

The Board of Directors elected James Skinner as Chief Executive Officer on November 22, 2004. In recognition of his increased responsibilities, our Committee granted Mr. Skinner 250,000 stock options and 40,000 performance-based restricted stock units at the time of his promotion. As a result of this award, Mr. Skinner did not participate in the Company’s broad-based equity grant in the first quarter of 2005. The Committee awarded an annual incentive award of $2,198,000 to Mr. Skinner under TIP in recognition of his seasoned leadership throughout this remarkable year and his unrelenting focus on the Plan to Win, a program in which he has been integrally involved since its inception in early 2003.

Policy with respect to the $1 million deduction limit

Section 162(m) of the Internal Revenue Code of 1986 generally limits to $1 million the tax deductibility of annual compensation paid to certain officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. While the Committee retains the flexibility to compensate executive performance that increases shareholder value, the Committee took steps in 2004 to maximize the Company’s ability to deduct compensation expenses. The Committee believes that TIP, CPUP, stock options and the performance-based restricted stock units granted to the Executive Officers in 2004, as discussed above, satisfy the requirements for exemption under Section 162(m). Therefore, we expect substantially all 2004 compensation will qualify as a tax-deductible expense.

Submitted by the

Compensation Committee

Edward A. Brennan, Chairperson

Hall Adams, Jr.

Robert A. Eckert

Jeanne P. Jackson

John W. Rogers, Jr.

Anne-Marie Slaughter

Stock Performance Graph

The following performance graph compares the performance of the Company’s common stock to the Standard & Poor’s 500 Stock Index (S&P 500 Index) and to the performance of the companies comprising the Dow Jones Industrial Average (DJIA companies). The graph assumes that the value of the investment in the Company’s common stock, the S&P 500 Index and the DJIA companies was $100 at December 31, 1999 and that all dividends were reinvested.

At least annually, we consider which companies comprise a readily identifiable investment peer group. McDonald’s is included in published restaurant indices; however, unlike most other companies included in these indices, which have no or limited international operations, McDonald’s does business in 119 countries. For added perspective, a substantial portion of our operating income is generated outside the U.S. In addition, by virtue of our size, McDonald’s inclusion in those indices tends to skew the results. Hence, we believe that such a comparison would not be meaningful.

On the other hand, our market capitalization, trading volume and importance in an industry that is vital to the U.S. economy have resulted in McDonald’s inclusion in the Dow Jones Industrial Average since 1985. Thus, in the absence of any readily identifiable peer group for McDonald’s, we believe that use of the DJIA companies as the group for comparison is appropriate. Like McDonald’s, many DJIA companies generate meaningful sales and revenues outside the U.S., and some manage global brands.

The performance graph that follows shows McDonald’s cumulative total shareholder returns (i.e., price appreciation and reinvestment of dividends) relative to the S&P 500 Index and the DJIA companies (including McDonald’s) for the five-year period ended December 31, 2004. For the DJIA companies, returns are weighted for market capitalization as of the beginning of each period indicated. These returns may vary from those of the Dow Jones Industrial Average Index, which is not weighted by market capitalization and may be composed of different companies during the period under consideration.

McDonald’s Corporation 15

Summary Compensation Table

The following table summarizes the total compensation earned by or paid for services rendered in all capacities to the Chief Executive Officers and four other Executive Officers who were most highly compensated in 2004 (Named Officers). Executive Officers are designated by the Board of Directors.

Long-term compensation
						Awards		Payouts
			Annual compensation			Restricted stock awards($)(b)	Securities underlying options(#)	LTIP* payouts $		All other compensation ($)(c)
Name and principal position	Year		Salary($)	Bonus($)	Other annual compensation($)(a)
James A. Skinner Vice Chairman and Chief Executive Officer	2004 2003 2002		$900,344 830,189 794,443	$2,198,000 810,000 475,000	— — —	$1,248,400 880,609 0	375,000 160,000 235,000	0 0 0		$188,221 148,840 123,381

Michael J. Roberts President and Chief Operating Officer	2004 2003 2002		671,937 570,755 550,000	1,600,000 655,000 315,030	— — —	1,770,000 605,427 0	300,000 108,000 125,000	0 0 0		146,028 98,402 80,834

Matthew H. Paull Corporate Senior Executive Vice President and Chief Financial Officer	2004 2003 2002		578,120 508,138 400,000	1,015,000 442,000 220,620	— — —	780,250 550,391 0	75,000 120,000 85,000	0 0 0		112,263 81,142 56,670

M. Lawrence Light (d) Corporate Executive Vice President–Global Chief Marketing Officer	2004 2003 2002		610,392 581,877 187,718	840,000 347,376 283,000	— — —	0 0 500,000	57,000 80,000 225,000	0 0 0		105,400 11,038 0

Ralph Alvarez President–McDonald’s North America	2004 2003 2002	(e) (e)	464,847	920,000	—	555,800	72,000	0		101,173

James R. Cantalupo Former Chairman of the Board and Chief Executive Officer	2004 2003 2002	(f)	438,932 1,400,000	0 2,125,000	— —	1,331,500 2,289,600	200,000 400,000	$791,200 0	(g)	2,262,749 172,200

Charles H. Bell Former President and Chief Executive Officer	2004 2003 2002		1,014,800 837,736 550,000	3,185,000 1,050,000 368,676	$221,110 — —	0 1,431,000 0	350,000 200,000 425,000	0 0 0	(g)	227,228 131,653 52,319

*	Long-Term Incentive Plan

(a)	The Company offers the following perquisites to its executives: (i) personal use of Company-provided cars, (ii) personal financial counseling, (iii) limited personal use of the corporate aircraft, which, beginning in 2005, is further limited to the Chief Executive Officer only and (iv) annual physical examinations. Executives are required to reimburse the Company for their personal use of Company-provided cars and the corporate aircraft in accordance with Company policies. In addition, in 2004, the Company provided a medically outfitted aircraft for transportation to Australia to Mr. Bell, as well as a gross-up payment of income taxes he incurred in connection with this flight. Each perquisite is valued based on the perquisite’s incremental cost to the Company. Except as noted for Mr. Bell, the total value received by each executive was less than $50,000 during each year reflected in the table. The amount reported for 2004 for Mr. Bell includes $186,177 for the medically outfitted aircraft.

16 McDonald’s Corporation

(b)	The amounts represent the market value (based on the closing market price of the Company’s common stock on the date of award) of restricted stock units (RSUs) awarded. In 2004, the total number of RSUs granted to the Named Officers is as follows: Messrs. Skinner, 40,000; Roberts, 60,000; Paull, 25,000; Light, 0; Alvarez, 20,000; Cantalupo, 50,000; and Bell, 0. Generally, RSUs vest at the end of three years from date of award, except the awards to Messrs. Cantalupo and Bell vested upon death. Certain of the RSUs awarded in 2004 to the Named Officers contain performance restrictions on vesting based upon the Company’s achievement of target levels of diluted earnings per share growth during the vesting period as follows: Messrs. Skinner, 40,000; Roberts, 30,000; and Paull, 25,000. The number of unvested RSUs, and in the case of Mr. Light, restricted shares of common stock, held by each of the Named Officers as of December 31, 2004, is as follows: Messrs. Skinner, 101,538; Roberts, 102,308; Paull, 63,462; Light, 22,483; and Alvarez, 50,769. As of December 31, 2004, the value of the unvested RSUs and restricted shares held by each of the Named Officers is as follows: Messrs. Skinner, $3,255,308; Roberts, $3,279,994; Paull, $2,034,592; Light, $720,805; and Alvarez, $1,627,654. At the discretion of the Company, the RSUs will be settled at or after the time they vest by the delivery of shares of common stock or the cash equivalent value. During the vesting period, dividends are neither payable nor accrued on the RSUs or restricted shares held by the Named Officers.

(c)	For 2004, these amounts represent matching contributions and allocations by the Company to: (i) the Profit Sharing and Savings Plan and (ii) the Supplemental Profit Sharing and Savings Plan as follows: Messrs. Skinner, $22,560 and $165,661; Roberts, $17,827 and $128,201; Paull, $17,827 and $94,436; Light, $22,560 and $82,840; Alvarez, $17,827 and $83,346; Cantalupo, $22,560 and $440,189; and Bell, $18,693 and $208,535. Amounts which have been included with respect to the Supplemental Profit Sharing and Savings Plan represent the Company’s obligation to pay such amounts to participants. For 2003 and 2002, the amounts in the table also include premiums on group term life insurance and officer life insurance. In addition, the amount reported in 2004 for Mr. Cantalupo includes a discretionary bonus of $1,800,000 paid to his estate following his death, as described in the Compensation Committee Report beginning on page 12 of this Proxy Statement.

(d)	Mr. Light joined the Company on September 3, 2002 as an Executive Officer. The amount reflected in the 2002 Bonus column includes both a sign-on bonus and a prorated bonus under the Company’s annual bonus plan.

(e)	Since Mr. Alvarez was not an Executive Officer during 2002 and 2003, no information is given for those years.

(f)	Mr. Cantalupo was not an Executive Officer in 2002 when he began his transition employment under the Executive Retention Plan (Retention Plan). See page 22 for a description of the Retention Plan and the benefits Mr. Cantalupo received during 2002 under that plan. A stock option grant of 600,000 shares was awarded to Mr. Cantalupo in December 2002 after he agreed to become Chairman and Chief Executive Officer.

(g)	The Compensation Committee waived the achievement of the Company’s three-year performance goals under its long-term incentive plan in order to provide an early pro rata payout to Mr. Cantalupo’s estate following his death. This pro rata payout was based upon first-quarter 2004 performance results. To avoid adverse tax consequences to the Company, Mr. Bell’s payout was not accelerated, and instead his estate will receive a prorated payout at the end of the performance cycle if the stated performance goals are achieved.

McDonald’s Corporation 17

Stock Options

Options have an exercise price equal to the fair market value of a share of common stock on the grant date, generally have a 10-year life, and vest in equal installments over periods of four years. Generally, options expire 30 days after termination of employment, however, the Company’s equity compensation plans provide for accelerated vesting and an extended exercise period upon death, change of control, disability, retirement, and under other limited circumstances, upon termination of employment. The Compensation Committee has general authority to accelerate, extend or otherwise modify benefits under stock option grants. Subject to the approval of the Compensation Committee, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

The following table shows the value of the 2004 stock option grants to the Named Officers, determined as of the grant date using the Black-Scholes option-pricing model:

Stock Option Grants in 2004

Name	Individual grants
	Number of securities underlying options granted(#)(a)		Percent of total options granted to employees in 2004	Exercise price $/Sh	Expiration Date(b)	Grant date present value(c)
James A. Skinner	62,500 62,500 250,000	(d)	0.31 0.31 1.25%	$26.63 25.31 31.21	2/16/14 5/20/14 12/1/14	$525,000 525,000 2,460,000

Michael J. Roberts	62,500 62,500 175,000	(d)	0.31 0.31 0.87	26.63 25.31 31.21	2/16/14 5/20/14 12/1/14	525,000 525,000 1,722,000

Matthew H. Paull	37,500 37,500		0.19 0.19	26.63 25.31	2/16/14 5/20/14	315,000 315,000

M. Lawrence Light	28,500 28,500		0.14 0.14	26.63 25.31	2/16/14 5/20/14	239,400 239,400

Ralph Alvarez	36,000 36,000		0.18 0.18	26.63 25.31	2/16/14 5/20/14	302,400 302,400

James R. Cantalupo	200,000		1.00	26.63	2/16/14	1,680,000

Charles H. Bell	150,000 200,000		0.75 1.00	26.63 25.31	2/16/14 5/20/14	1,260,000 1,680,000

(a)	In lieu of a single grant in 2004, eligible employees, including the Named Officers, received two equal-sized option grants on February 16, 2004 and May 20, 2004. However, Mr. Bell’s latter grant was larger as a result of his promotion to Chief Executive Officer on April 19, 2004.

(b)	The information contained in the table represents the expiration date for each grant at the time of grant. Pursuant to the terms of our equity compensation plan, option recipients may receive accelerated vesting and/or an adjusted exercise period upon termination of employment. Messrs. Cantalupo and Bell’s options reflected in this table vested upon death and remain exercisable until April 19, 2007 and January 17, 2008, respectively.

(c)	The Black-Scholes model was used assuming a dividend yield of 1.50% for the February 16, 2004 and May 20, 2004 grants and 1.72% for the December 1, 2004 grant; a risk-free interest rate of 3.54% for the February 16, 2004 grant, 4.33% for the May 20, 2004 grant, and 4.08% for the December 1, 2004 grant; an expected stock price volatility based on historical experience of 28.7% for the February 16, 2004 grant, 28.5% for the May 20, 2004 grant, and 28.3% for the December 1, 2004 grant; and an expected option life based on historical experience of seven years. The attribution of values with the Black-Scholes model to stock option grants requires the input of subjective assumptions, as described above, including the expected volatility of a stock price. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model’s use or from the values adopted for the model’s assumptions. Any future values realized would ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

(d)	Messrs. Skinner and Roberts each received an additional stock option grant on December 1, 2004 in connection with their respective elections to Chief Executive Officer, and President and Chief Operating Officer.

18 McDonald’s Corporation

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

Name	Shares acquired on exercise (#)	Value realized ($)(a)	Number of securities underlying unexercised options at 12/31/04(#)(b,c) Exercisable/unexercisable	Value of unexercised in-the-money options at 12/31/04($)(d) Exercisable/unexercisable
James A. Skinner	60,000	$623,250	748,193/675,000	$3,415,120/3,736,550
Michael J. Roberts	58,000	689,812	526,250/486,500	2,184,415/2,747,215
Matthew H. Paull	88,000	795,386	232,300/226,500	1,195,692/2,272,084
M. Lawrence Light	0	0	132,500/229,500	1,459,750/2,516,880
Ralph Alvarez	15,000	175,662	195,147/184,375	1,010,374/1,612,796
James R. Cantalupo(e)	1,919,000	20,018,386	2,814,461/ 0	9,436,590/ 0
Charles H. Bell(f)	6,000	57,463	1,435,125/ 87,500	10,698,300/ 541,125

(a)	Calculated by subtracting the exercise price from the market value of the common stock on the exercise date, then multiplying by the number of shares exercised. All values are on a pretax basis.

(b)	The securities underlying the options are shares of common stock.

(c)	The option term was extended three years for substantially all employee optionees, including the Named Officers, for those options granted between May 1, 1999 and December 31, 2000 that have an exercise price greater than $28.90.

(d)	Calculated using the market value of the common stock at December 31, 2004 ($32.06 per share) less the option exercise price multiplied by the number of exercisable or unexercisable option shares, as the case may be. All values are on a pretax basis.

(e)	Prior to his death, Mr. Cantalupo exercised 176,000 options and realized $1,740,904 in value. Upon Mr. Cantalupo’s death, all of his options vested and were transferred to a beneficiary trust. Following his death, Mr. Cantalupo’s beneficiary trust exercised 1,743,000 options in 2004 and realized $18,277,482 in value. Fiscal year-end option values reflect securities held by his beneficiary trust on December 31, 2004.

(f)	In December 2004, the Compensation Committee accelerated the vesting of 655,000 options held by Mr. Bell and approved the transfer of 1,435,125 vested options to his spouse. Fiscal year-end option values reflect securities held by Mr. Bell and his spouse on December 31, 2004. As of that date, Mr. Bell held 87,500 unvested options with a value of $541,125 and his spouse held 1,435,125 vested options with a value of $10,698,300. All of Mr. Bell’s unvested options vested on the date of his death, January 17, 2005.

McDonald’s Corporation 19

Long-Term Incentives

Long-Term Incentive Plans—Awards in 2004 (to be paid in March 2007)

Name	Number of shares, units or other rights (#)		Performance or other period until maturation or payout (b)		Estimated future payouts under non-stock price-based plans(a)
					Threshold ($)	Target ($)	Maximum ($)
James A. Skinner	2,480,556		1/1/04–12/31/06		$0	$2,480,556	$5,705,279
Michael J. Roberts	1,694,444		1/1/04–12/31/06		0	1,694,444	3,897,221
Matthew H. Paull	818,333		1/1/04–12/31/06		0	818,333	1,882,166
M. Lawrence Light	735,000		1/1/04–12/31/06		0	735,000	1,690,500
Ralph Alvarez	870,000		1/1/04–12/31/06		0	870,000	2,001,000
James R. Cantalupo	3,600,000	(c)		(c)	0	3,600,000	8,280,000
Charles H. Bell	2,888,889	(d)		(d)	0	2,888,889	6,644,445

(a)	Award recipients have the right under the Company’s Cash Performance Unit Plan to receive a cash payment based upon the achievement of performance goals. The amount reflected in the table represents the target cash payout each participant is eligible to receive under the program.

(b)	Awards are in the form of a cash incentive, based on achievement of performance goals set at the beginning of the performance cycle. Actual payouts are based on the achievement of these goals and a target incentive established by the Compensation Committee at the beginning of the performance cycle. Target incentives may be adjusted to reflect mid-cycle promotions. The information reported in the table reflects applicable mid-cycle promotions. No payout occurs unless the Company achieves certain threshold performance objectives. At the beginning of the 2004-2006 cycle, the Company established three-year financial performance goals for the Company that include compounded annual constant currency operating income growth (weighted 75%) and average return on total assets (weighted 25%). Payouts are also subject to a multiplier based on the Company’s total shareholder return compared to that of the companies that make up the S&P 500 Index. A participant must be an employee at the end of the performance period to receive a payout. However, upon death or disability prior to the end of the performance period, payouts are prorated based on the portion of the performance period the individual was employed. Upon retirement prior to the end of the performance period, payouts are prorated based on the portion of the performance period the individual was employed and the Company’s performance during the entire performance period.

(c)	The information contained in the table represents the award granted to Mr. Cantalupo in 2004. Under the terms of the plan, Mr. Cantalupo’s estate received a prorated payout of $791,200 following his death. See footnote (g) to the Summary Compensation Table on page 16.

(d)	The information contained in the table represents the award granted to Mr. Bell in 2004. Under the terms of the plan, as a result of Mr. Bell’s death in January 2005, his estate is entitled to receive a prorated payout at the end of the performance cycle if the Company achieves its stated performance goals.

Change of Control Employment Agreements

The Company has entered into change of control employment agreements with some of its employees, including all of the Named Officers (however, the agreements with Messrs. Cantalupo and Bell are no longer effective). These agreements provide that, upon a change of control of the Company, the executives will be entitled to the benefits described below. An executive who also participates in the Executive Retention Plan must elect to receive severance benefits under either the Executive Retention Plan or these change of control agreements.

Subject to exceptions set out in the agreements, a change of control will occur if: a person or group acquires 20% or more of the Company’s outstanding common stock or voting securities; the members of the Company’s Board on the date of the agreements (and certain new Directors approved in a specified manner by those members) cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; there is a merger or other business combination involving the Company, or a disposition of all or substantially all of the assets of the Company; or the shareholders of the Company approve a liquidation or dissolution of the Company.

Benefits upon a change of control

The agreements provide generally that, during the three-year period following a change of control, (i) the executive’s position and authority may not be reduced, (ii) the executive’s place of work may not be relocated by more than 30 miles, (iii) the executive’s base salary may not be reduced, (iv) the executive’s annual bonus opportunity may not be reduced and the annual bonus paid will not be less than the target annual bonus, and (v) the executive will continue to participate in employee benefit plans on terms not less favorable than before the change of control. In addition, within 30 days after a change of control, the Company will pay to each executive a prorated portion

20 McDonald’s Corporation

of that executive’s annual bonus and of each outstanding LTIP award (both computed at the target levels) for the partial year or LTIP period prior to the change of control.

Termination for “good reason”

The Company’s failure to provide any of the benefits described above following a change of control will allow the executive to terminate his or her employment for “good reason” at any time during the three-year period following a change of control. The executive also may terminate his or her employment for good reason if, during the three-year period following a change of control: (i) there is a material adverse change in the executive’s position or other terms of employment, (ii) the Company materially breaches the executive’s agreement, (iii) the Company attempts to terminate the executive for cause without following requirements set forth in the executive’s agreement, or (iv) a successor entity fails to assume the executive’s agreement.

Severance benefits upon termination for good reason or without cause

If the executive terminates his or her employment for good reason or is terminated by the Company without cause (as defined in the agreement) at any time during the three-year period following a change of control, then, in addition to the executive’s entitlement to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due on termination, the executive will be entitled to the following severance benefits, subject to executing an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisclosure covenant and a release of claims: a lump-sum cash payment equal to three times the sum of the executive’s base salary, annual bonus (computed at the target level) and contribution received under the Company’s defined contribution plan; a pro rata portion of the annual bonus (computed at the target level) for the year of termination; continued medical and life insurance benefits, as well as fringe and other benefits, for three years after the termination; and a lump-sum cash payment for any sabbatical leave that has been earned but not yet taken. In addition, for purposes of determining the executive’s eligibility for any available post-retirement medical benefits, the executive will be treated as having three additional years of service and being three years older.

Severance benefits upon termination for other reasons

In the case of the death or disability of an executive during the three-year period immediately following a change of control, the executive or his estate will be entitled to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of such death or disability at levels provided to his or her peer employees and at least as favorable as those in place immediately prior to the change of control.

If (i) the Company terminates an executive for cause following a change of control, (ii) an executive voluntarily terminates employment without good reason following a change of control or (iii) an executive who is otherwise eligible to receive severance benefits fails to execute the noncompetition and release agreement, then that executive will receive only a lump-sum payment of accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of the termination.

Taxes

Subject to limitations specified in the agreements, the Company will reimburse an executive on an after-tax (grossed-up) basis for any “parachute” excise taxes incurred by that executive because of any payments or other amounts under the agreement or otherwise provided which are considered to be contingent upon a change of control.

Term of the agreements

The agreements have an initial term of three years. However, one year after the date of the agreements, they are automatically extended in order to perpetually retain a two-year term until terminated by the Company with a minimum of two years’ notice.

McDonald’s Corporation 21

Arrangements with Certain Executives

Executive Retention Plan

The Company maintains an Executive Retention Plan (Retention Plan) under which select participants, including Messrs. Skinner, Roberts and Paull, will become entitled to certain benefits if they remain employed by the Company as an officer for a specified “retention period.” To receive these benefits, the participant must enter into and comply with an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisparagement covenant, a nondisclosure covenant and a release of claims. The benefits are generally the same for all participants, but with specific differences as noted below.

Once a participant covered by the plan has completed his or her retention period, he or she may elect to enter the “transition period,” which continues for the lesser of 18 months or a number of months equal to the participant’s total years of service. This election can only be made if a participant has reached the age of 62 or with the consent of the Chief Executive Officer (or the Compensation Committee, in the case of the Chief Executive Officer). During the transition period, the participant must agree to devote substantially all of his or her normal business time and efforts to the business of the Company in an officer position. During the transition period, the participant is entitled to receive: (i) base salary at the highest rate received by the participant before the transition period, (ii) a target-level annual incentive for any calendar year or years that end during the transition period and a prorated target-level incentive for any partial year at the end of the transition period, and (iii) prorated performance-based payouts for any partial LTIP cycles at the end of the retention period.

For a period of five years following the transition period, the participant must devote such time to the business of the Company as the Company may reasonably request. During this “continued employment period,” the participant is entitled to receive: (i) base salary at a rate equal to 35% of the base salary paid during the transition period (50% in the case of Mr. Skinner), and (ii) prorated performance-based payouts for any partial LTIP cycles at the end of the retention period. Participants will not receive annual or LTIP incentives during the continued employment period.

During both the transition period and the continued employment period, the participant will continue to participate in employee benefit plans, but will not be eligible to receive additional stock option grants, LTIP grants or other incentive compensation awards. Stock options and restricted stock units granted prior to the commencement of the transition period, however, will continue to vest and become exercisable in accordance with their original terms.

If a participant’s employment is terminated by the Company during the retention period for any reason other than death, disability or “cause” (as defined in the plan), subject to the execution of an agreement as described above, the participant shall be entitled to payment of: (i) accrued but unpaid base salary and any annual incentive earned for prior years that has not been paid, (ii) an amount equal to the present value of salary and target-level incentives that would have been payable to the participant during his transition period and the present value of salary that would have been payable to the participant during the remainder of his continued employment period, and (iii) an amount equal to the estimated value of the participant’s health and welfare benefits for the remainder of the transition and continued employment periods. Mr. Skinner would also receive five years of accelerated stock option vesting and exercisability for stock options, while Messrs. Paull and Roberts and all other participants would receive three years of accelerated stock option vesting and exercisability for stock options. In addition, Mr. Skinner has the right to terminate his employment for “good reason” (as defined in the plan) at any time during his retention and transition periods and receive the severance benefits described in this paragraph. During both the transition period and continued employment period, a participant’s employment can only be terminated by the Company for cause or disability.

The plan is in effect until the later of October 24, 2007 or two years after the Company gives notice to all participants of its intention to terminate the plan. No additional employees will be added to this plan.

Mr. Skinner has completed his retention period. The retention period for Messrs. Paull and Roberts and all other participants ends on October 29, 2005.

Prior to January 1, 2003, Mr. Cantalupo was serving as a transition officer pursuant to the terms of the Retention Plan as in effect at that time, and received benefits thereunder, including an annual incentive award for 2002 and an LTIP payout for the performance cycle ended December 31, 2002 (both computed at target). Upon becoming Chief Executive Officer on January 1, 2003, Mr. Cantalupo ceased receiving benefits under the Retention Plan.

Arrangement with M. Lawrence Light

The Company has agreed to offer Mr. Light continued employment for a period of two and one-half years at a salary of $50,000 per year when he ceases to be the Company’s chief marketing officer. During this continued employment period, Mr. Light’s equity incentives will continue to vest and be exercisable, and he may only be terminated for cause. For purposes of this arrangement, “cause” generally includes willful failure to perform assigned duties, violation of the Company’s policies, and commission of acts involving fraud, breach of fiduciary duty or illegality. In order to remain employed on these terms, Mr. Light would have to enter into a non-competition agreement with the Company that would prevent him from providing services to a competing business for two years following his termination of employment.

22 McDonald’s Corporation

Certain Relationships and Related Transactions

The McDonald’s System has more than 30,000 restaurants worldwide, many of which are independently owned and operated. Within this extensive System, it is not unusual for our business to touch many companies in many industries, including suppliers of food and paper products. The Board reviews any relationship involving Board members in accordance with the Board’s Standards on Director Independence, which is attached as Appendix B. Based on the Board’s review of the pertinent facts and circumstances and taking into consideration all applicable laws, regulations and stock exchange listing requirements, the Board determined that the following relationships are not material and do not affect the independence of the Directors involved.

In 2004, the Company and its subsidiaries purchased approximately $1.3 million worth of paper and other printed products (principally tray liners, french fry bags, hash brown bags and bag stuffers) from Schwarz Paper Company. Mr. McKenna is Chairman of Schwarz Paper Company, as well as a 59% shareholder of Schwarz. Members of Mr. McKenna’s family are also shareholders of Schwarz. Schwarz’s business with the Company and its subsidiaries represents less than 1% of Schwarz’s total revenues. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue its dealings with Schwarz in 2005 on similar terms.

In 2004, the Company and its subsidiaries purchased approximately $4.0 million worth of salad packaging and parfait cups from Prairie Packaging, Inc. Mr. Stone is a director of Prairie Packaging as well as a 6.39% shareholder. In addition, Mr. Stone’s children are shareholders of Prairie Packaging. The Company believes that these purchases, which represent less than 1.5% of the revenues of Prairie Packaging, were made on terms at least as favorable as would have been available from other parties, and intends to continue its dealings with Prairie Packaging in 2005 on similar terms.

In 2004, as part of its ongoing share repurchase program, the Company purchased 15,009 shares of its common stock at the NYSE closing price on the date of purchase from Mr. Bell for $456,274. Of the shares repurchased, 5,750 shares were acquired by Mr. Bell within two years prior to their sales through the exercise of stock options for $80,242. The remaining 9,259 shares were acquired by Mr. Bell more than two years prior to their sale.

Following Mr. Bell’s resignation as the Company’s President and Chief Executive Officer, the Board authorized the Company to purchase Mr. Bell’s Illinois residence. This purchase was completed substantially in accordance with the Company’s relocation policy in December 2004 for a price of $2,975,000. Under this policy, the Company obtained three independent, certified appraisals, disregarded the appraisal with the greatest difference from the middle-valued appraisal and averaged the remaining two appraisals.

McDonald’s Corporation 23

Audit Committee Matters

Audit Committee Report

Dear Fellow Shareholders:

The Audit Committee is composed of four Directors, each of whom meets the independence and other requirements of the New York Stock Exchange. As stated previously, Enrique Hernandez, Jr., Cary D. McMillan and Roger W. Stone qualify as the “audit committee financial experts.” The Committee has the responsibilities set out in its charter, which has been adopted by the Board of Directors and is reviewed annually.

Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, the Company’s independent auditors, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and the Company’s internal controls over financial reporting and for issuing reports on the statements and internal controls. Ernst & Young also reviews the Company’s interim financial statements in accordance with Statement on Auditing Standards No.100 (interim financial information). The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. The Committee met nine times during 2004, including meeting regularly with Ernst & Young and the internal auditors, both privately and with management present.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young the audited and interim financial statements, including Management’s Discussion and Analysis, included in the Company’s Reports on Form 10-K and Form 10-Q. These reviews included a discussion of:

•	critical accounting policies of the Company;

•	the reasonableness of significant financial reporting judgments made in connection with the financial statements, including the quality (and not just the acceptability) of the Company’s accounting principles;

•	the clarity and completeness of financial disclosures;

•	the effectiveness of the Company’s internal control over financial reporting, including management’s and Ernst & Young’s reports thereon, the basis for the conclusions expressed in those reports and changes made to the Company’s internal control over financial reporting during 2004;

•	items that could be accounted for using alternative treatments within GAAP, the ramifications thereof and the treatment preferred by Ernst & Young;

•	the annual management letter issued by Ernst & Young, management’s response thereto and other material written communications between management and Ernst & Young;

•	unadjusted audit differences noted by Ernst & Young during its audit of the Company’s annual financial statements; and

•	the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

In connection with its review of the Company’s annual consolidated financial statements, the Committee also discussed with Ernst & Young other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as modified or supplemented (communication with audit committees) and those addressed by Ernst & Young’s written disclosures and its letter provided under Independence Standards Board Standard No. 1, as modified or supplemented (independence discussions with audit committees).

The Committee is responsible for the engagement of the independent auditors and appointed Ernst & Young to serve in that capacity during 2004 and 2005. In that connection, the Committee:

•	reviewed Ernst & Young’s independence from the Company and management, including Ernst & Young’s written disclosures described above;

•	reviewed periodically the level of fees approved for payment to Ernst & Young and the pre-approved non-audit services it has provided to the Company to ensure their compatibility with Ernst & Young’s independence; and

•	reviewed Ernst & Young’s performance, qualifications and quality control procedures.

Among other matters, the Committee also:

•	reviewed the scope of and overall plans for the annual audit and the internal audit program;

•	consulted with management and Ernst & Young with respect to the Company’s processes for risk assessment and risk management;

•	reviewed the adequacy of certain of the Company’s financial policies;

•	reviewed and approved the Company’s policies for the pre-approval of audit and permitted non-audit services by the independent auditors and the hiring of former employees of the independent auditors;

•	in 2003, established a policy for the submission and confidential treatment of communications received from employees and third parties about accounting, internal controls and auditing matters, and reviewed reports of such communications in accordance with the policy;

24 McDonald’s Corporation

•	reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with certifications made by the Chief Executive Officer and Chief Financial Officer; and

•	reviewed significant legal developments and the Company’s processes for monitoring compliance with law and Company policies.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Enrique Hernandez, Jr., Chairperson

Walter E. Massey

Cary D. McMillan

Roger W. Stone

Policy for Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee may pre-approve engagements on a case-by-case basis or on a class basis if the relevant services are predictable and recurring.

Pre-approvals for classes of services are granted at the start of each fiscal year. In considering pre-approvals on a class basis, the Audit Committee reviews a description of the scope of services falling within each class and imposes specific budgetary guidelines that are largely based on historical costs. Pre-approvals granted on a class basis are effective for the applicable fiscal year.

Any audit or permitted non-audit service that is not included in an approved class, or for which total fees are expected to exceed the relevant budgetary guideline, must be pre-approved on an individual basis. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service. Pre-approvals of services that may be provided over a period of years must be reconsidered each year in light of all the facts and circumstances, including compliance with the pre-approval policy and the compatibility of the services with the auditor’s independence.

The Corporate Controller monitors services provided by the independent auditors and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any noncompliance with the pre-approval policy to the Chairperson of the Audit Committee.

The complete policy is available on the Company’s website at www.governance.mcdonalds.com.

Auditor Fees and Services

The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for 2004 and 2003 and fees billed for other services provided by our independent auditors in each of the last two years:

In millions	2004	2003
Audit fees (a)	$8.7	$6.3
Audit-related fees (b)	.2	.3
Tax fees (c)	2.3	2.3
Other fees (d)	.1	.1

	$11.3	$9.0

(a)	Fees for services associated with the annual audit (including internal control reporting under Section 404 of the Sarbanes-Oxley Act), statutory audits required internationally, reviews of the Company’s quarterly reports on Form 10-Q, and accounting consultations. The significant increase in audit fees in 2004 was driven by additional fees related to the Section 404 internal control reporting ($1.6 million) and the weaker U.S. Dollar.

(b)	Fees for employee benefit plan audits, certain attestation services not required by statute or regulation and documentation assistance related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(c)	Primarily fees for tax compliance in various international markets including expatriate tax services.

(d)	Fees for miscellaneous advisory services.

McDonald’s Corporation 25

Solicitation of Proxies and Voting

Record Date and Voting at the Annual Shareholders’ Meeting

Shareholders owning McDonald’s common stock at the close of business on March 14, 2005 (the record date), may vote at the 2005 Annual Shareholders’ Meeting. On that date, 1,267,119,628 shares of common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Shareholders’ Meeting.

Most shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

If you properly sign and return your proxy card or complete your proxy via the telephone or the internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Directors,” FOR the approval of the independent auditors and AGAINST the shareholder proposal. You may revoke your proxy and change your vote at any time before the Annual Shareholders’ Meeting by submitting written notice to the Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or internet vote) or by voting in person at the Annual Shareholders’ Meeting.

All votes cast at this year’s Annual Shareholders’ Meeting will be tabulated by Computershare Investor Services, LLC (Computershare), which has been appointed independent inspector of election. Computershare will determine whether or not a quorum is present.

With respect to the election of Directors, shareholders may vote (a) in favor of each of the nominees, or (b) to withhold votes as to specific nominees. Directors are elected by a plurality vote so the five nominees named on page 7 of this Proxy Statement receiving the greatest number of votes will be elected. Computershare will treat votes withheld as shares present for purposes of determining a quorum. Withheld votes will not affect the outcome of the election.

With respect to the approval of the independent auditors and the shareholder proposal, shareholders may vote (a) in favor of the matter, (b) against the matter, or (c) abstain from voting on the matter. Computershare will treat abstentions as shares present for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval of these matters, abstentions will have the effect of a vote against approval.

Under NYSE rules, the proposals to elect Directors and to approve the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Shareholders’ Meeting.

In contrast, the proposal to approve the shareholder proposal is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on this proposal. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for this proposal.

Proxy Solicitation

The 2005 Proxy Statement and proxy card were mailed to shareholders beginning on or about April 6, 2005 in connection with the solicitation of proxies by the Board of Directors to be used at the 2005 Annual Shareholders’ Meeting. The cost of soliciting proxies will be paid by the Company. The Company has retained Innisfree M&A Incorporated to aid in the solicitation at a fee of $15,000 plus reasonable out-of-pocket expenses. Proxies also may be solicited by employees and Directors of the Company by mail, by telephone, by facsimile, by e-mail or in person.

Confidential Voting

It is the Company’s policy to protect the confidentiality of shareholder votes. Throughout the voting process, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; or (2) you authorize disclosure. The inspector of election has been and will remain independent of the Company.

Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company, nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

26 McDonald’s Corporation

Additional Information

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Code of Ethics for the Chief Executive Officer and Senior Financial Officers is attached as Appendix G.

Executive Officers

As stated in the Corporate Governance Principles, the Chief Executive Officer selects other Executive Officers with the approval of the Board of Directors. The following list sets forth the names of our Executive Officers, their ages and their positions.

Ralph Alvarez

Age: 49. President–McDonald’s North America

M. Lawrence Light

Age: 63. Corporate Executive Vice President–Global Chief Marketing Officer

Matthew H. Paull

Age: 53. Corporate Senior Executive Vice President and Chief Financial Officer

David M. Pojman

Age: 45. Corporate Senior Vice President–Controller

Michael J. Roberts

Age: 54. President and Chief Operating Officer

Gloria Santona

Age: 54. Corporate Executive Vice President, General Counsel and Secretary

James A. Skinner

Age: 60. Vice Chairman and Chief Executive Officer

Russell P. Smyth

Age: 48. President–McDonald’s Europe

McDonald’s Corporation Annual Report on Form 10-K, Other Reports and Policies

Shareholders may access financial and other information on the investor section of the Company’s website at www.investor.mcdonalds.com. Also available, free of charge, are copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Copies of financial and other information are available free of charge by calling 630-623-7428 or by sending a request to McDonald’s Corporation, Investor Relations Service Center, Department 300, McDonald’s Plaza, Oak Brook, IL 60523.

Also posted on McDonald’s website are the Company’s Corporate Governance Principles; the charters of McDonald’s Audit Committee, Compensation Committee, Governance Committee, Corporate Responsibility Committee and Finance Committee; the Company’s Standards of Business Conduct; the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; the Code of Conduct for the Board of Directors; and the Policy for Pre-Approval of Audit and Permitted Non-Audit Services. Copies of these documents are also available free of charge by calling 630-623-7428 or by sending a request to McDonald’s Corporation, Investor Relations Service Center, Department 300, McDonald’s Plaza, Oak Brook, IL 60523.

Householding of Annual Meeting Materials

We are sending only one copy of the Company’s Summary Annual Report, Financial Report and Notice of Annual Meeting and Proxy Statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document and will help reduce our printing and postage costs, as well as save natural resources.

If you are a MCDirect Shares participant, hold McDonald’s stock certificates or have book-entry shares in safekeeping at Computershare, you can opt out by calling 1-800-621-7825 (toll-free) from the U.S. and Canada, or 1-312-360-5129 (collect) from other countries, or write to Computershare Investor Services, Attn.: McDonald’s Shareholder Services, 2 North LaSalle Street, Chicago, IL 60602. If you would like to opt out of this practice and your shares are held in street name, please contact your broker or bank.

If you are receiving multiple copies of the Summary Annual Report, Financial Report and/or Notice of Annual Meeting and Proxy Statement at your household and would prefer to receive a single copy of these materials, please contact Computershare Investor Services at the above numbers or address. If your shares are held in street name, contact your bank or broker.

If you would like additional copies of the Summary Annual Report, Financial Report and/or Notice of Annual Meeting and Proxy Statement, please go to www.investor.mcdonalds.com or call 630-623-7428.

McDonald’s Corporation 27

Appendix A. Corporate Governance Principles

The following is the complete text of McDonald’s Corporate Governance Principles. Several of the policies and governance documents that are based on these Governance Principles are attached to this Proxy Statement. These policies and governance documents plus others are available on the Company’s website at www.governance.mcdonalds.com.

McDonald’s Corporation’s Board of Directors is entrusted with, and responsible for, the oversight of the assets and business affairs of McDonald’s Corporation in an honest, fair, diligent and ethical manner. This Board has long believed that good corporate governance is critical to our fulfilling our obligations to shareholders. We have tried to be a leader in this area, having adopted written governance principles as early as 1994. We were among the first to memorialize our governance principles, to regularly evaluate them and to publish information about them annually in our proxy statement. We firmly believe that good governance is a journey, not a destination. Therefore, we are committed to reviewing our governance principles at least annually, with a view to continuous improvement. As our governance processes evolve, we will change this document. One thing that we will not change, however, is our commitment to ensuring the integrity of the Company in all of its dealings with stakeholders. Our continued focus on leadership in corporate governance is an integral part of fulfilling our commitment to shareholders.

Roles and Responsibilities

Role of the Board

The Board, which is elected by the shareholders, is the ultimate decision-making body of the Company, except with respect to matters reserved to shareholders. The primary function of the Board is oversight. The Board, in exercising its business judgment, acts as an advisor and counselor to senior management and defines and enforces standards of accountability—all with a view to enabling senior management to execute their responsibilities fully and in the interests of shareholders. The following are the Board’s primary responsibilities:

•	Overseeing the conduct of the Company’s business so that it is effectively managed in the long-term interest of shareholders;

•	Selecting, evaluating and compensating the Chief Executive Officer (CEO) and planning for CEO succession, as well as monitoring management’s succession planning for other key executives;

•	Reviewing, approving and monitoring the Company’s strategic plans and objectives;

•	Monitoring the Company’s accounting and financial reporting practices and reviewing the Company’s financial and other controls;

•	Overseeing the Company’s compliance with applicable laws and regulations; and

•	Overseeing the processes that are in place to safeguard the Company’s assets and mitigate risks.

In performing its oversight function, the Board is entitled to rely on the advice, reports and opinions of management, counsel, auditors and outside experts. In that regard, the Board and its Committees shall be entitled, at the expense of the Company, to engage such independent legal, financial or other advisors as they deem appropriate, without consulting or obtaining the approval of any officer of the Company.

Role of the Chairman

The Chairman shall be a member of the Board of Directors, and may, or may not, be, an officer or employee of the Company. A non-executive Chairman shall not be an officer or employee of the Company. The principal duty of the Company’s Chairman is to lead and oversee the Board of Directors. The Chairman should facilitate an open flow of information between management and the Board, and should lead a critical evaluation of Company management, practices and adherence to the Company’s strategic plan and objectives. In accordance with the Company’s By-laws, the Chairman shall preside at all meetings of the Board and the shareholders. The Chairman, in consultation with the CEO, shall also establish an agenda for each meeting of the Board.

Role of the CEO and Management

The Company’s business is conducted by its employees, managers and officers, under the direction of senior management and led by the CEO. In carrying out the Company’s business, the CEO and senior management are accountable to the Board and ultimately to shareholders. Management’s primary responsibilities include the day-to-day operation of the Company’s business, strategic planning, budgeting, financial reporting and risk management; and in fulfilling those responsibilities, management must balance the unique relationships between and among the McDonald’s System of employees, franchisees, suppliers and customers.

Composition of the Board

Size of the Board

The Board itself determines its size within the range of 11 to 24 members required by the Company’s Certificate of Incorporation. The Board believes that, at this time, the desirable number of Directors is between 11 and 15.

Qualifications and Selection of Directors

The Governance Committee is responsible for selecting candidates for Board membership, subject to Board approval, and for extending invitations to join the Board. In selecting candidates, the Board endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the

28 McDonald’s Corporation

best interests of shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Consistent with its charter, the Governance Committee is responsible for screening candidates, for establishing criteria for nominees, and for recommending to the Board a slate of nominees for election to the Board at the Annual Meeting of Shareholders. Candidates are approved by the full Board.

Independence of Directors

A substantial majority of Directors shall be independent of management. It is the intent of the Board that all newly appointed or elected non-management Directors shall be independent. An independent Director is one who is free of any relationship with the Company or its management that may impair, or appear to impair, the Director’s ability to make independent judgments. The Board of Directors determines each Director’s independence after reviewing pertinent facts and circumstances in accordance with these Principles and the independence standards established by the Board. If a change in circumstance affects an independent Director’s continuing independence under the Board’s independence standards, that Director shall offer to submit his or her resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such offer.

Management Directors

The only management members of the Board shall be the CEO and the President. The CEO and the President shall resign from the Board at the time that his or her service in that capacity terminates.

Retirement; Term Limits

A Director will be expected to retire on the date of the Annual Meeting of Shareholders immediately following his or her 73rd birthday, although the full Board may nominate existing members of the Board over the age of 73 as candidates in exceptional circumstances. The Board does not believe that arbitrary term limits on Directors’ service are appropriate as they may sometimes force the Company to lose the contribution of Directors who have over time developed increased insight into the Company and its operations. However, a Director’s service should not outlast his or her ability to contribute and consequently the Board does not believe that Directors should expect to be renominated continually until they reach the age of 73. Each Director’s continued tenure shall be reconsidered at the end of his or her term, taking into account the results of the Board’s most recent self-evaluation. It is the Board’s intent to maintain a balance of Directors who have longer terms of service and those who have joined more recently.

Board Leadership

Selection of CEO and Chairman

The non-management Directors shall select the CEO and the Chairman. The non-management Directors will exercise their discretion in combining or separating the positions of Chairman and CEO, as they deem appropriate in light of prevailing circumstances.

Presiding Director

The role of the Presiding Director is to preside at all executive sessions of the Board of Directors and to be an avenue for communications with non-management Directors. If the Company has a non-executive Chairman, then the Chairman shall be the Presiding Director. If the Chairman is a management Director, the Chair of the Governance Committee shall be the Presiding Director.

Responsibilities and Conduct of Directors

Responsibilities of Directors

Directors must devote sufficient time and attention, and meet as frequently as necessary, to discharge their responsibilities. In discharging their responsibilities, Directors must exercise their business judgment and act in a manner that they believe in good faith is in the long-term best interests of the Company and its shareholders. Directors are expected to attend the Company’s Annual Meeting of Shareholders, and all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend whatever additional time as may be necessary for them to discharge their responsibilities appropriately. Directors shall ensure that other existing or future commitments do not materially interfere with their ability to fulfill their responsibilities as Company Directors.

Other Board Service by Management Directors

The CEO shall not serve on the boards of more than two listed companies, in addition to the McDonald’s Board. The CEO shall obtain the approval of the Board before accepting an invitation to serve on the Board of another listed company.

Other Board Service by Non-management Directors

Whether service on the boards of directors of other companies is likely to interfere with the performance of a Director’s duties to the Company depends on the individual and the nature of the Director’s other activities. It is expected that, before accepting another board position, a Director will consider whether that service will compromise his or her ability to perform his or her present responsibilities to the Company. Each non-management Director shall provide advance notice to the Chairman and the Chair of the Governance Committee of acceptance of an invitation to serve on the Board of any other listed company. It is the Board’s position that no Director shall serve on more than five boards of listed companies, in addition to his or her service on the McDonald’s Board.

McDonald’s Corporation 29

Change of Circumstance

If a Director’s principal occupation or business association changes, or if other similarly material changes in a Director’s circumstances occur, the Director shall offer to submit his or her resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such offer.

Code of Conduct for Directors

Directors shall adhere to the Code of Conduct for Directors.

Conflicts of Interest

Directors shall avoid any situation that may give rise to a conflict of interest or the appearance of a conflict of interest. If an actual or potential conflict of interest arises, the Director shall promptly inform the Chairman of the Board and the Chair of the Governance Committee (or in the event a potential conflict arises with the Chair of the Governance Committee, he or she shall notify the Chair of the Audit Committee) and recuse himself or herself from any Board deliberations or decisions related to the matter that is the subject of the conflict of interest. If an actual or potential conflict exists and cannot be resolved by a Director’s recusal from participation in discussions or deliberations related to the matter or in any other reasonable manner, the Director shall offer to submit his or her resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such offer. The Board shall resolve any conflict of interest question involving the CEO or any executive officer.

Functioning of the Board

Board Meetings

The Board of Directors meets at least six times a year. Additional meetings are scheduled as necessary or appropriate in light of prevailing circumstances. The Chairman chairs all meetings of the Board of Directors. The Chairman, in consultation with the CEO, establishes an agenda for each meeting. Agendas are set so as to ensure that the Board will be able to fulfill its oversight responsibilities. Directors may at any time suggest the addition of any matters to a meeting agenda or raise for discussion at any meeting any subject that they wish, whether or not it is on the agenda for the meeting. The Secretary attends all meetings of the Board and records the minutes. The Vice Chairman, Chief Financial Officer and General Counsel also attend meetings of the Board. Any one or all of these officers may be excused from all or any portion of a Board meeting at the request of any Director.

Executive Sessions

The Board of Directors refers to meetings of the non-management Directors as “executive sessions.” The Presiding Director chairs executive sessions; however, he or she may choose to defer to a Committee Chair when the subject matter of the meeting falls within the purview of a Board Committee. The non-management Directors, led by the Presiding Director, determine the frequency, length and agenda for executive sessions. An executive session is scheduled immediately before or after a regular Board meeting at least twice each year; at least one of these sessions shall be held with only independent Directors participating.

Site Visits

Directors are expected to visit Company facilities throughout the year. Periodically, the Board will meet away from the Company’s headquarters in order to visit certain of the Company’s operations and provide the Directors the opportunity to meet with local management.

Information to be distributed prior to Meetings

Information regarding the Company’s business and performance is distributed to all Directors on a monthly basis. In addition, business updates and information regarding recommendations for action by the Board at a meeting shall be made available to the Board a reasonable period of time before meetings.

Functioning of Committees

Committee Structure

The Board believes that the Company benefits from its collective wisdom, and therefore the Board as a whole will deal with major corporate decisions. There are, however, certain key areas that require more in-depth examination than might be possible at a full Board meeting. Accordingly, the Board has established six standing Committees: Audit, Compensation, Corporate Responsibility, Executive, Finance and Governance. The Board may also establish ad hoc committees from time to time as circumstances and business activities warrant.

Committee Charters

Each standing Committee shall have a written charter that shall be approved by the full Board, upon the recommendation of the Governance Committee. Each Committee charter shall state the purpose of the Committee and reflect the responsibilities that the Committee has undertaken. Each Committee shall review its charter annually and recommend amendments to it as appropriate to reflect changes in the Committee’s responsibilities, applicable law or regulations, and other relevant considerations.

Committee Membership

Committees and their Chairs shall be appointed by the Board annually at the Annual Meeting of the Board, on recommendation of the Governance Committee. It is the Board’s policy that, with the exception of the Executive Committee, only non-management Directors shall serve on the standing Committees. The members of the Audit, Compensation and Governance Committees shall at all times meet the requirements of applicable law and listing standards. It is the sense of the Board that it should benefit from the periodic rotation of Committee members and Committee Chairs, and the Governance Committee shall take this into account in its annual review of Committee membership.

30 McDonald’s Corporation

Committee Meetings

The Chairs of the various Committees, in consultation with their Committee members, shall determine the frequency, length and agenda of Committee meetings. Information regarding matters to be considered at Committee meetings shall be distributed to Committee members a reasonable period of time before such meetings. The Chair of each Committee shall report on the activities of the Committee to the Board following Committee meetings, and minutes of Committee meetings shall be distributed to all Directors for their information.

Board Compensation and Share Ownership

Board Compensation

Directors who are Company employees shall not be compensated for their services as Directors. The Governance Committee shall determine the form and amount of compensation for non-management Directors, including the non-executive Chairman, if applicable, subject to approval of the full Board of Directors. The Committee shall be sensitive to questions of independence that may be raised where Director fees and expenses exceed customary levels for companies of comparable scope and size.

Share Ownership by Directors

The Board of Directors believes that an alignment of Director interests with those of shareholders is important. All Directors are expected to own stock in the Company in accordance with the policy established by the Governance Committee.

Leadership Development

Annual Review of Management Performance

After consulting with the non-management Directors the Chairs of the Compensation and Governance Committees shall approve the annual goals and objectives of the CEO, which shall be consistent with the Company’s goals and objectives relevant to the CEO’s compensation established annually by the Compensation Committee in accordance with its Charter. In order to ensure alignment in these discussions and in evaluating the CEO’s performance, the Chair of the Compensation Committee shall be a member of the Governance Committee. Each year, the Chairs of the Compensation and Governance Committees shall consult with the non-management Directors in evaluating the CEO’s performance and shall thereafter jointly provide the CEO with a performance review for the preceding year. Consistent with this evaluation, the Compensation Committee shall establish the CEO’s salary, bonus and other incentive and equity compensation for the year. In addition, the Compensation Committee shall also annually approve the compensation structure for the Company’s officers, and shall approve the salary, bonus and other incentive and equity compensation for the Company’s officers above the level of Vice President.

Succession Planning

The Board shall annually consider a succession plan for the CEO and senior management.

Board Self-Evaluations

The Governance Committee shall annually evaluate the performance of the Board of Directors as a whole. Individual Directors will be evaluated periodically, but in no event less often than each time they are slated for re-election. In completing these evaluations, the Governance Committee may choose to benchmark the practices of other boards of directors; circulate surveys, questionnaires and evaluation forms; hire outside consultants and advisors; and use such other methods as it may deem helpful and appropriate. At the conclusion of the evaluation process the Chair of the Governance Committee shall report the Committee’s conclusions to the full Board and may make recommendations for improvement to the full Board.

Committee Self-Evaluations

Each of the Audit, Compensation, and Governance Committees shall annually evaluate its performance as a Committee. Each of the Corporate Responsibility and Finance Committees shall periodically (at least every two years) evaluate its performance as a Committee. At the conclusion of the evaluation process, the Chair of each respective Committee shall report the Committee’s conclusions to the full Board and may make recommendations for improvement to the full Board.

Director Orientation and Education

New Directors shall participate in an orientation process, which shall address the Company’s operations, performance, strategic plans, and corporate governance practices, and will include introductions to members of the Company’s senior management and their respective responsibilities. All Directors are encouraged to participate in continuing education programs, and the Company shall pay the reasonable expenses of attendance by a Director at one such program per year.

Communications

Access to Management and Information

In order to fulfill their oversight responsibilities, Directors shall have free access to Company management and employees. The Board encourages the Chairman to invite members of management to make presentations at Board meetings in order to provide particular insights into aspects of the Company’s business or to provide individuals with exposure to the Board for purposes of management development. Management shall be responsive to all requests for information from Board members.

McDonald’s Corporation 31

Board Interaction with Institutional Investors, the Press and Other Constituencies

The Board believes that management speaks for the Company.

Public Communications with the Board

The Board of Directors shall provide a means by which persons, including shareholders and employees, may communicate directly with non-management Directors with regard to matters relating to the Company’s corporate governance and performance. The Board’s independent Directors shall approve a process to be maintained by the Company’s management for collecting and distributing communications with the Board. The means of communications with the Board shall be disclosed in the Company’s annual proxy statement.

Shareholder Practices

Shareholder Nominations

Shareholders may suggest Director candidates for consideration by the Governance Committee by writing to the Committee and providing the candidate’s name, biographical data, qualifications and the candidate’s written consent to be considered as a nominee and to serve as a Director if elected. Shareholders who wish to nominate Director candidates for election by shareholders at the Company’s Annual Meeting of Shareholders may do so in accordance with the provisions for nomination described in the Company’s By-Laws.

Consideration of Shareholder Proposals

The appropriate Board Committee will consider any proposal properly presented by a shareholder for inclusion in the Company’s annual proxy statement. In considering the proposal, the Committee may seek input from an independent advisor and/or legal counsel, as appropriate, and will reach a conclusion and report to the full Board for its consideration. After full consideration by the Board of Directors, the shareholder proponent will be notified of the conclusion of the Board.

Confidential Voting

It is the Company’s policy to protect the confidentiality of shareholder votes throughout the voting process. The policy in this regard shall be disclosed in the Company’s annual proxy statement.

Other Guidelines and Policies

In addition to these Principles and the Committee charters, the Board and its Committees will from time to time establish operating procedures, guidelines and policies that pertain to their respective oversight functions. The Secretary of the Company is charged with maintaining copies of these guidelines and policies.

32 McDonald’s Corporation

Appendix B. Standards on Director Independence

As stated in McDonald’s Corporation’s Corporate Governance Principles, it is the policy of the Board of Directors that a substantial majority of Directors shall be independent of management. An independent Director is one who is free of any material relationship with the Company or its management. Each Director’s independence status shall be disclosed annually in the proxy statement for the Annual Meeting of Shareholders.

The Board of Directors shall determine whether a Director is independent each year after reviewing pertinent facts and circumstances and taking into consideration all applicable laws, regulations and stock exchange listing requirements. In making its determination of independence, the Board of Directors shall also apply the following standards:

•	A Director who is an employee, or whose immediate family member is an executive officer, of the Company may not be deemed independent until three years after the end of such employment relationship. As used herein, “executive officer” has the same meaning as the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

•	A Director who receives, or whose immediate family member receives, more than $100,000 during any 12-month period during the preceding three years in direct compensation from the Company, other than Director and Committee fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. (Compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.)

•	A Director who is a partner or employee of a firm that is the Company’s internal or external auditor may not be deemed independent.

•	A Director whose immediate family member is an employee of the Company’s internal or external auditor and participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice may not be deemed independent.

•	A Director who was, or whose immediate family member was (but is no longer) a partner or employee of the Company’s internal or external auditor firm and personally worked on the Company’s audit within that time may not be deemed independent until three years after the end of such employment relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company (including a tax-exempt organization) that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

•	A Director who provides professional services (including, but not limited to, accounting, consulting, legal, investment banking or financial advisory services) to the Company within the preceding twelve-month period may not be deemed independent.

•	Annual contributions made by the Company in excess of $200,000 to any charitable, educational, civic or other tax-exempt organization (excluding those made under the Company’s matching gift program) on which a Director serves as a director, trustee or executive officer will require consideration by the disinterested Directors and shall not be permitted if the contribution may impair, or appear to impair, the Director’s ability to make independent judgments.

For purposes of these standards, the terms:

•	“Company” means McDonald’s Corporation and any of its consolidated subsidiaries; and

•	“immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

To help maintain the independence of the Board, all Directors are required to deal at arm’s length with the Company and to disclose circumstances material to the Director that might be perceived as a conflict of interest. As provided in the Corporate Governance Principles, if a change in circumstance affects an independent Director’s continuing independence, that Director shall submit his or her resignation to the Chair of the Governance Committee. The Governance Committee shall determine whether to accept or reject such resignation.

McDonald’s Corporation 33

Appendix C. McDonald’s Corporation Audit Committee Charter

I. Statement of Purpose

The Audit Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required to be included in the Company’s annual proxy statement.

In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

II. Organization

A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members. The members of the Committee shall be appointed by the Board of Directors and shall meet the independence and experience requirements of applicable law, the listing standards of the New York Stock Exchange and applicable policies of the Board of Directors. The Committee shall be comprised of at least three members, at least one of whom shall meet the expertise requirements of the listing standards of the New York Stock Exchange. Committee members may be removed by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson.

C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors, the head of internal audit (and/or internal audit service providers) and management, and to meet in private with only the Committee members present.

D. Agenda, Minutes and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

E. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III. Responsibilities

The following shall be the principal responsibilities of the Audit Committee:

A. Engagement of Independent Auditors. The Committee shall directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditors. The Committee shall have the sole authority to approve all engagement fees to be paid to the independent auditors. The independent auditor shall report directly to the Committee.

B. Determination as to Independence and Performance of Independent Auditors. The Committee shall receive periodic reports from the independent auditors as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which shall be not less frequently than annually. The Committee shall discuss such reports with the auditors, and if so determined by the Committee, take appropriate action to satisfy itself of the independence of the auditors. The Committee shall review the performance of the Company’s independent auditors annually. In doing so, the Committee shall consult with management and the Company’s internal auditors and shall obtain and review a report by the independent auditors describing their internal control procedures, material issues raised by their most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years and the response of the independent auditors. The Committee shall consider whether or not there should be a regular rotation of the lead audit partner or the independent audit firm. Any selection of the auditors by the Committee may be subject to shareholders’ approval, as determined by the Board of Directors.

C. Determination as to Performance of Internal Auditors. With respect to any internal audit services that may be outsourced, the Committee shall be responsible for the engagement, evaluation and termination of the internal audit service providers and shall approve fees to be paid to the internal audit service providers. The Committee shall annually review the experience and qualifications of the senior members of the internal audit function and the quality control procedures of the internal auditors. As part of its responsibility to evaluate any internal audit service providers, the Committee shall review the quality control procedures applicable to the service providers. The Committee shall

34 McDonald’s Corporation

also obtain not less frequently than annually a report of the service providers addressing such service providers’ internal control procedures, issues raised by their most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the service providers.

D. Audits by Internal and Independent Auditors. The Committee shall discuss with the internal auditors, the internal audit service providers and the independent auditors the overall scope, plans and budget for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with financial management, the internal audit service providers and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps financial management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Committee shall review with financial management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors. The internal audit service providers shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

E. Pre-Approval of Audit and Non-Audit Services. The Committee shall establish and maintain guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards.

F. Review of Annual SEC Filings. The Committee shall review with management and the independent auditors the Company’s Annual Report on Form 10-K, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Committee may discuss with the national office of the independent auditors issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

G. Review of Quarterly SEC Filings and Other Communications. The Committee shall meet to review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also review and discuss the Company’s earnings press releases as well as the types of financial information periodically provided to analysts and rating agencies. The Committee shall also discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 71.

H. Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the effectiveness of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

I. Review of Certain Matters with Internal and Independent Auditors. The Committee shall review periodically with financial management, the internal audit service providers and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

J. Consultation with Independent Auditors. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise, any management letters provided to the Committee and the Company’s responses. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed,” regardless of materiality.

McDonald’s Corporation 35

K. Preparation of Report for Proxy Statement. The Committee shall prepare the report required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

L. Employment of Former Audit Staff. The Committee shall establish and maintain guidelines for the Company’s hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

M. “Whistleblowing” Procedures. The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

N. Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Standards of Business Conduct. The Committee shall also meet periodically, and may request to meet separately, with the General Counsel and other appropriate legal staff of the Company, and if appropriate, the Company’s outside counsel, to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

O. Review of Certain Transactions with Directors and Related Parties. The Committee shall review periodically, but no less frequently than annually, a summary of the Company’s transactions with Directors and executive officers of the Company and with firms that employ Directors, as well as any other material related party transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy, and should be ratified and approved.

P. Grant of Franchises. The Committee shall approve the appropriateness of an initial grant of franchise(s) to a Company officer or a former Company officer in accordance with the Company’s policy with regard to such grants of franchises. The Committee shall also approve the purchase of restaurants from a franchisee who immediately thereafter becomes a Company officer.

Q. Review of Compliance Programs. The Committee shall review annually with the General Counsel the adequacy and appropriateness of the Company’s compliance programs. The review shall include a summary of employees’ compliance with the Company’s Standards of Business Conduct. The Committee shall be responsible for determining whether and on what terms to grant to any executive officer a waiver from the Company’s Standards of Business Conduct.

R. Access to Records, Consultants and Others. The Committee shall have the full resources and authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee; and (iii) to request any officer or employee of the Company, the Company’s outside counsel, internal auditor, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

S. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

36 McDonald’s Corporation

Appendix D. McDonald’s Corporation Compensation Committee Charter

I. Statement of Purpose

The Compensation Committee is a standing committee of the Board of Directors. The Committee shall have the authority to determine the compensation of the Company’s executive officers and such other employees as the Committee may decide. The Committee shall also prepare a report on executive compensation for inclusion in the Company’s annual proxy statement.

II. Organization

A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members. The members of the Committee shall be appointed by the Board of Directors and shall meet the independence requirements of applicable law, the listing standards of the New York Stock Exchange and applicable policies of the Board of Directors. The Committee shall be comprised of at least three members. Committee members may be removed by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson.

C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. Additional meetings may be scheduled as required.

D. Agenda, Minutes and Reports. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

III. Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Compensation Philosophy and Program. In consultation with senior management, the Committee shall establish the Company’s general compensation philosophy, and oversee the development and implementation of executive compensation programs and policies with respect to the engagement of individuals as independent contractors of the Company. The Committee shall review on a periodic basis the Company’s executive compensation programs and make any modifications that the Committee may deem necessary or advisable, in its sole discretion.

B. Chief Executive Officer Compensation. The Committee shall annually review and approve the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and shall evaluate the performance of the Chief Executive Officer in light of those goals and objectives. Based on such evaluation, the Committee shall have the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the Chief Executive Officer. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to management in prior years.

C. Officer Compensation. The Committee shall also review and approve the compensation (including base salary, incentive compensation and equity-based awards) of officers above the level of Vice President of the Company and its business unit subsidiaries corresponding to its geographic operating segments, review and approve compensation guidelines for all other officers, and annually review the compensation of International Joint Venture Partners and Managing Directors.

D. Benefit Plans. The Committee shall review the terms of the Company’s incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans. Unless otherwise delegated in accordance with the provisions of Article III.K., the Committee shall administer such plans, including determining any incentive or equity-based awards to be granted to members of senior management under any such plan.

E. Post-Service Arrangements and Perquisites. The Committee shall review periodically policies with respect to post-service arrangements and perquisites provided to officers, including the Chief Executive Officer.

F. Appointment and Monitoring of Named Fiduciaries. With respect to any funded employee benefit plan covering employees of the Company subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, the Committee shall have the authority to appoint and terminate the named fiduciary or named fiduciaries of such plan and shall monitor their performance, unless such fiduciaries are specified in the constituent plan documents.

G. Annual Compensation Committee Report. The Committee shall produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

H. Committee Performance Evaluation. The Committee shall evaluate its own performance on an annual basis and develop criteria for such evaluation.

McDonald’s Corporation 37

I. Access to Consultants. The Committee shall have the resources and authority to discharge its duties and responsibilities as described herein, including the authority to select, retain and terminate counsel, consultants and other experts. The Committee shall have the sole authority to select, retain and terminate a compensation consultant and approve the consultant’s fees and other retention terms.

J. Delegation. When appropriate, as permitted under applicable law and the listing standards of the New York Stock Exchange, the Board or the Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, the Board or members of management.

K. Other Duties. The Committee shall also carry out such other duties as may be delegated to it by the Board of Directors from time to time.

38 McDonald’s Corporation

Appendix E. McDonald’s Corporation Governance Committee Charter

I. Statement of Purpose

The Governance Committee is a standing committee of the Board of Directors. The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board of Directors, to advise the Board with respect to the structure and composition of committees of the Board, and to address related matters. The Committee shall have the responsibility to recommend the compensation of the Company’s Directors. The Committee shall also develop and recommend to the Board of Directors corporate governance principles and be responsible for leading the annual review of the Board’s performance.

II. Organization

A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members. The members of the Committee shall be appointed by the Board of Directors and shall meet the independence requirements of applicable law, the listing standards of the New York Stock Exchange and applicable policies of the Board of Directors. The Committee shall be comprised of at least three members, one of whom shall be the Chair of the Board’s Compensation Committee. Committee members may be removed by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson.

C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D. Agenda, Minutes and Reports. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

III. Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Director Selection Criteria. The Committee shall establish criteria for selecting new directors, which shall reflect, among other factors, a candidate’s integrity and business ethics, strength of character, judgment, experience and independence, as well as factors relating to the composition of the Board, including its size and structure, the relative strengths and experience of current Board members and principles of diversity.

B. Director Recruitment. The Committee shall consider and recruit candidates to fill new positions on the Board of Directors and shall review any candidate recommended by the shareholders of the Company in accordance with the Company’s By-Laws. As part of this responsibility, the Committee shall be responsible for conducting appropriate inquiries to establish such candidate’s compliance with the independence and other qualification requirements established by the Committee.

C. Consideration of Directors for Re-Election. In connection with its annual recommendation of a slate of nominees, the Committee shall assess the contributions of those Directors slated for re-election, and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board.

D. Recommendation to Board. The Committee shall recommend the director nominees for approval by the Board of Directors and the shareholders.

E. Governance Principles. The Committee shall recommend to the Board of Directors corporate governance principles addressing, among other matters, the size, composition and responsibilities of the Board of Directors and its committees, which shall be reviewed not less frequently than annually by the Committee. The Committee shall make recommendations to the Board of Directors with respect to changes to the corporate governance principles.

F. Advice as to Committee Membership and Operations. The Committee shall advise the Board of Directors with respect to the charters, structure and operations of the various committees of the Board of Directors and qualifications for membership thereon, including policies for rotation of members among committees of the Board of Directors.

G. Evaluation of Board, Directors and Committee. The Committee shall evaluate the performance of the Board of Directors on an annual basis. In discharging this responsibility, the Committee shall solicit comments from all Directors and report annually to the Board on its assessment of the Board’s performance. The Committee shall periodically evaluate the performance of individual Directors. The Committee shall also evaluate its own performance on an annual basis and establish criteria for such evaluation.

McDonald’s Corporation 39

H. Director Compensation. The Committee shall recommend to the Board of Directors proposed changes in Board compensation, including retainer and meeting attendance fees, as well as other Director compensation program, and policies.

I. Evaluation of Executive Management. The Committee shall oversee the evaluation of executive management of the Company.

J. Access to Records, Consultants and Others. In discharging its responsibilities, the Committee shall have the resources and sole authority to engage any outside consultant or search firm to be used to identify director candidates for nomination to the Board of Directors, to retain outside consultants to advise the Committee and to approve the terms of any such engagement and the fees of any such consultant or search firm. The Committee shall have full access to any relevant records of the Company and may also request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or consultants to, the Committee.

K. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

40 McDonald’s Corporation

Appendix F. Code of Conduct for the Board of Directors of McDonald’s Corporation

The members of the Board of Directors of McDonald’s Corporation acknowledge and accept the scope and extent of our duties as Directors. We have a responsibility to carry out our duties in an honest and businesslike manner and within the scope of our authority, as set forth in the General Corporation Laws of the State of Delaware and in the Certificate of Incorporation and By-Laws of McDonald’s Corporation. We are entrusted with and responsible for the oversight of the assets and business affairs of McDonald’s Corporation in an honest, fair, diligent and ethical manner. As Directors we must act within the bounds of the authority conferred upon us and with the duty to make and enact informed decisions and policies in the best interests of McDonald’s and its shareholders. The Board of Directors has adopted the following Code of Conduct and our Directors are expected to adhere to the standards of loyalty, good faith and the avoidance of conflict of interest that follow:

Board Members will:

•	Act in the best interests of, and fulfill their fiduciary obligations to, McDonald’s shareholders;

•	Act honestly, fairly, ethically and with integrity;

•	Conduct themselves in a professional, courteous and respectful manner;

•	Comply with all applicable laws, rules and regulations;

•	Act in good faith, responsibly, with due care, competence and diligence, without allowing their independent judgment to be subordinated;

•	Act in a manner to enhance and maintain the reputation of McDonald’s;

•	Disclose potential conflicts of interest that they may have regarding any matters that may come before the Board, and abstain from discussion and voting on any matter in which the Director has or may have a conflict of interest;

•	Make available to and share with fellow Directors information as may be appropriate to ensure proper conduct and sound operation of McDonald’s and its Board of Directors;

•	Respect the confidentiality of information relating to the affairs of the Company acquired in the course of their service as Directors, except when authorized or legally required to disclose such information; and

•	Not use confidential information acquired in the course of their service as Directors for their personal advantage.

A Director who has concerns regarding compliance with this Code should raise those concerns with the Chairman of the Board and the Chairperson of the Governance Committee, who will determine what action shall be taken to deal with the concern. In the extremely unlikely event that a waiver of this Code for a Director would be in the best interest of the Company, it must be approved by the Governance Committee.

Directors will annually sign a confirmation that they have read and will comply with this Code.

McDonald’s Corporation 41

Appendix G. McDonald’s Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers

As the [specify office] of McDonald’s Corporation (the “Company”), I acknowledge that the Company is committed to honesty and ethical conduct in all areas of its business and that officers with responsibility for the conduct or supervision of the Company’s financial affairs play a special role in preserving and protecting shareholders’ interests.

In furtherance of the above and to the best of my ability, I will adhere to the following principles and responsibilities:

•	Act at all times in accordance with the Company’s Standards of Business Conduct, a copy of which has been provided to me and with which I will comply;

•	Act at all times with integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•	Address any apparent conflict of interest in personal and professional relationships in accordance with the highest ethical standards and promptly disclose to the General Counsel of the Company the nature of any such conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;

•	Provide, in the Company’s reports filed with the Securities and Exchange Commission and other public communications, disclosure that is full, fair, accurate, complete, objective, timely and understandable;

•	Comply with applicable rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulatory agencies, including any exchanges on which the Company’s securities may be listed;

•	Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or circumstances and without seeking improperly to influence or hinder the Company’s independent auditors in any way in the performance of their engagement;

•	Act objectively, without allowing my independent judgment to be subordinated;

•	Maintain the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

•	Consistent with applicable law, share my knowledge with others within the Company to the extent appropriate to improve communications to the Company’s shareholders and other constituents;

•	Keep abreast of emerging financial issues relevant to shareholders and other constituents;

•	Promote ethical behavior among employees under my supervision;

•	Accept accountability for adherence to this Code of Ethics and the Company’s Standards of Business Conduct; and

•	Achieve responsible use of and control over all assets and resources of the Company entrusted to me.

The Chief Executive Officer, the Chief Financial Officer and other senior financial officers will annually sign a confirmation that they have read and will comply with the Code.

42 McDonald’s Corporation

Information about Attending the Annual Shareholders’ Meeting

Date

Wednesday, May 11, 2005

Time

9:00 a.m. Central Time

Place

Prairie Ballroom

The Lodge

McDonald’s Office Campus

Oak Brook, Illinois 60523

Parking

Limited parking is available on campus.

Webcast

Watch a live webcast of the Annual Shareholders’ Meeting by going to www.investor.mcdonalds.com and clicking “Webcast.” (A replay of the Annual Shareholders’ Meeting will be available for a limited time.)

If you plan to attend

As seating in the Prairie Ballroom is very limited, we encourage shareholders to participate in the meeting via the live webcast. However, if you do decide to attend, please bring the tear-off portion of your proxy card or your brokerage statement reflecting your McDonald’s holdings as proof of share ownership. Admission tickets will be given to shareholders on a first-come, first-served basis. Overflow rooms will be available for viewing the meeting. The registration desk will open at 7:30 a.m.

Please be aware that all items will be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

Directions

From downtown Chicago

(and near west suburbs)—

I-290 west (Eisenhower Expressway) to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From I-294

(south suburbs)—

I-294 north to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From O’Hare Airport / I-294

(north suburbs)—

I-294 south to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From I-355 North or South or I-88 West

(far west suburbs)—

From either direction, take I-88 east (to Chicago). Exit at Midwest Road and turn left (stoplight). Take Midwest Road to 31st Street (stoplight), turn left. Take 31st Street to Jorie Boulevard (stoplight), turn left. Go to Kroc Drive (stoplight), turn right. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

McDonald’s Corporation 43

Home Office

McDonald’s Corporation

McDonald’s Plaza

Oak Brook, IL 60523

630-623-3000

www.mcdonalds.com

The following trademarks used herein are property of McDonald’s Corporation and its affiliates: McDonald’s; the Golden Arches Logo; i’m lovin’ it; MCDirect Shares; and www.mcdonalds.com.

Printed on recycled paper with 10% post-consumer content.

© 2005 McDonald’s Corporation and affiliates

McD05-4351

44 McDonald’s Corporation

McDonald's Corporation 2004 Financial Report

i'm lovin' it

Contents

1	11-year summary

2	Management’s discussion and analysis

21	Consolidated statement of income

22	Consolidated balance sheet

23	Consolidated statement of cash flows

24	Consolidated statement of shareholders’ equity

25	Notes to consolidated financial statements

36	Quarterly results (unaudited)

37	Management’s Report

38	Report of Independent Registered Public Accounting Firm

39	Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

40	Exhibit A. McDonald’s Corporation One-year Return on Incremental Invested Capital (ROIIC)

11-year summary

DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA	2004		2003		2002		2001		2000	1999	1998		1997	1996	1995	1994
Company-operated sales	$14,224		12,795		11,500		11,041		10,467	9,512	8,895		8,136	7,571	6,863	5,793
Franchised and affiliated revenues	$4,841		4,345		3,906		3,829		3,776	3,747	3,526		3,273	3,116	2,932	2,528

Total revenues	$19,065		17,140		15,406		14,870		14,243	13,259	12,421		11,409	10,687	9,795	8,321

Operating income	$3,541	(1)	2,832	(2)	2,113	(3)	2,697	(4)	3,330	3,320	2,762	(5)	2,808	2,633	2,601	2,241
Income before taxes and cumulative effect of accounting changes	$3,203	(1)	2,346	(2)	1,662	(3)	2,330	(4)	2,882	2,884	2,307	(5)	2,407	2,251	2,169	1,887
Net income	$2,279	(1)	1,471	(2,6)	893	(3,7)	1,637	(4)	1,977	1,948	1,550	(5)	1,642	1,573	1,427	1,224

Cash provided by operations	$3,904		3,269		2,890		2,688		2,751	3,009	2,766		2,442	2,461	2,296	1,926
Capital expenditures	$1,419		1,307		2,004		1,906		1,945	1,868	1,879		2,111	2,375	2,064	1,539
Treasury stock purchases	$605		439		687		1,090		2,002	933	1,162		765	605	321	500

Financial position at year end:
Total assets	$27,838		25,838		24,194		22,535		21,684	20,983	19,784		18,242	17,386	15,415	13,592
Total debt	$9,220		9,731		9,979		8,918		8,474	7,252	7,043		6,463	5,523	4,836	4,351
Total shareholders’ equity	$14,201		11,982		10,281		9,488		9,204	9,639	9,465		8,852	8,718	7,861	6,885
Shares outstanding IN MILLIONS	1,270		1,262		1,268		1,281		1,305	1,351	1,356		1,371	1,389	1,400	1,387

Per common share:
Net income–basic	$1.81	(1)	1.16	(2,6)	.70	(3,7)	1.27	(4)	1.49	1.44	1.14	(5)	1.17	1.11	.99	.84
Net income–diluted	$1.79	(1)	1.15	(2,6)	.70	(3,7)	1.25	(4)	1.46	1.39	1.10	(5)	1.15	1.08	.97	.82
Dividends declared	$.55		.40		.24		.23		.22	.20	.18		.16	.15	.13	.12
Market price at year end	$32.06		24.83		16.08		26.47		34.00	40.31	38.41		23.88	22.69	22.56	14.63

Company-operated restaurants	9,212		8,959		9,000		8,378		7,652	6,059	5,433		4,887	4,294	3,783	3,216
Franchised restaurants	18,248		18,132		17,864		17,395		16,795	15,949	15,086		14,197	13,374	12,186	10,944
Affiliated restaurants	4,101		4,038		4,244		4,320		4,260	4,301	3,994		3,844	3,216	2,330	1,739

Total Systemwide restaurants	31,561		31,129		31,108		30,093		28,707	26,309	24,513		22,928	20,884	18,299	15,899

Franchised and affiliated sales(8)	$37,065		33,137		30,026		29,590		29,714	28,979	27,084		25,502	24,241	23,051	20,194

(1)	Includes pretax operating charges of $130 million related to asset/goodwill impairment and $160 million ($21 million related to 2004 and $139 million related to prior years) for a correction in the Company’s lease accounting practices and policies (see Other operating expense, net note to the consolidated financial statements for further details), as well as a nonoperating gain of $49 million related to the sale of the Company’s interest in a U.S. real estate partnership, for a total pretax expense of $241 million ($172 million after tax or $0.13 per share).

(2)	Includes pretax charges of $408 million ($323 million after tax or $0.25 per share) primarily related to the disposition of certain non-McDonald’s brands and asset/goodwill impairment. See Other operating expense, net note to the consolidated financial statements for further details.

(3)	Includes pretax charges of $853 million ($700 million after tax or $0.55 per share) primarily related to restructuring certain international markets and eliminating positions, restaurant closings/asset impairment and the write-off of technology costs. See Other operating expense, net note to the consolidated financial statements for further details.

(4)	Includes pretax operating charges of $378 million primarily related to the U.S. business reorganization and other global change initiatives, and restaurant closings/asset impairment as well as net pretax nonoperating income of $125 million primarily related to a gain on the initial public offering of McDonald’s Japan, for a total pretax expense of $253 million ($143 million after tax or $0.11 per share).

(5)	Includes pretax charges of $322 million ($219 million after tax or $0.16 per share) consisting of $162 million of Made For You costs and $160 million related to a home office productivity initiative.

(6)	Includes a $37 million after-tax charge ($0.03 per share) to reflect the cumulative effect of the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations,” which requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. See Summary of significant accounting policies note to the consolidated financial statements for further details.

(7)	Includes a $99 million after-tax charge ($0.08 per share–basic and $0.07 per share–diluted) to reflect the cumulative effect of the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and instead subjects it to annual impairment tests. See Summary of significant accounting policies note to the consolidated financial statements for further details. Adjusted for the nonamortization provisions of SFAS No. 142, net income per common share would have been $0.02 higher in 2001 and 2000 and $0.01 higher in 1999-1996.

(8)	While franchised and affiliated sales are not recorded as revenues by the Company, management believes they are important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised and affiliated revenues and are indicative of the financial health of the franchisee base.

McDonald’s Corporation	1

Management’s discussion and analysis of financial condition and results of operations

Overview

Description of the business

The Company primarily operates and franchises McDonald’s restaurants. In addition, the Company operates certain non-McDonald’s brands that are not material to the Company’s overall results. Of the more than 30,000 McDonald’s restaurants in over 100 countries, more than 8,000 are operated by the Company, approximately 18,000 are operated by franchisees/licensees and about 4,000 are operated by affiliates. In general, the Company owns the land and building or secures long-term leases for restaurant sites regardless of who operates the restaurant. This ensures long-term occupancy rights and helps control related costs.

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees primarily include rent, service fees and/or royalties that are based on a percent of sales, with specified minimum rent payments. Fees vary by type of site, amount of Company investment and local business conditions. These fees, along with occupancy and operating rights, are stipulated in franchise/license agreements that generally have 20-year terms.

The business is managed as distinct geographic segments: United States; Europe; Asia/Pacific, Middle East and Africa (APMEA); Latin America and Canada. In addition, throughout this report we present a segment entitled “Other” that includes non-McDonald’s brands (e.g., Boston Market and Chipotle Mexican Grill). The U.S. and Europe segments each accounts for approximately 35% of total revenues. France, Germany and the United Kingdom account for about 65% of Europe’s revenues; Australia, China and Japan (a 50%-owned affiliate accounted for under the equity method) account for over 45% of APMEA’s revenues; and Brazil accounts for about 40% of Latin America’s revenues. These seven markets along with the U.S. and Canada are referred to as “major markets” throughout this report and comprise approximately 70% of total revenues.

In analyzing business trends, management considers a variety of performance and financial measures including Systemwide sales growth, comparable sales growth, operating margins and returns.

•	Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results in constant currencies and bases certain compensation plans on these results because the Company believes they better represent the underlying business trends.

•	Systemwide sales in this report include sales by all McDonald’s and Other restaurants, whether operated by the Company, by franchisees or by affiliates. While sales by franchisees and affiliates are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because it is the basis on which the Company calculates and records franchised and affiliated revenues and is indicative of the financial health of our franchisee base.

•	Comparable sales are a key performance indicator used within the retail industry and are indicative of acceptance of the Company’s initiatives as well as local economic and consumer trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all McDonald’s restaurants in operation at least thirteen months. McDonald’s reports on a calendar basis and therefore the comparability of the same month, quarter and year with the corresponding period of the prior year will be impacted by the mix of days. The number of weekdays, weekend days and timing of holidays in a given timeframe can have a positive or negative impact on comparable sales. The Company refers to this impact as the calendar shift/trading day adjustment. This impact varies geographically due to consumer spending patterns and has the greatest impact on monthly comparable sales and typically has minimal impact annually, with the exception of leap years, such as 2004, due to an incremental full day of sales.

•	Return on incremental invested capital (ROIIC) is a measure reviewed by management to determine the effectiveness of capital deployed. The one-year return is calculated by taking the increase in operating income plus depreciation and amortization between 2004 and 2003 (numerator) and dividing this by the weighted average of 2004 and 2003 adjusted cash used for investing activities (denominator). The calculation assumes an average exchange rate over the periods included in the calculation. In addition to the one-year ROIIC, management reviews this measure over longer time periods in assessing the effectiveness of capital deployed and in allocating capital to business units.

Strategic direction and financial performance

In 2002, the Company’s results reflected a focus on growth through adding new restaurants, with associated high levels of capital expenditures and debt financing. This strategy, combined with challenging economic conditions and increased competition in certain key markets, adversely affected results and returns on investment.

In 2003, the Company introduced a comprehensive revitalization plan to increase McDonald’s relevance to today’s consumers as well as improve our financial discipline. We redefined our strategy to emphasize growth through adding more customers to existing restaurants and aligned the System around our customer-focused Plan to Win. Designed to deliver operational excellence and leadership marketing, this Plan focuses on the five drivers of exceptional customer experiences—people, products, place, price and promotion.

The near-term goal of our revitalization plan was to fortify the foundation of our business. By year-end 2004, we substantially achieved this goal.

2	McDonald’s Corporation

We improved the taste of many of our core menu offerings and introduced products that have been well received by consumers such as new salad lines, breakfast and chicken offerings. We offered a variety of price options that appeal to a broad spectrum of consumers. We streamlined processes such as new product development and restaurant operations, improved our training programs, and implemented performance measures, including a restaurant review and measurement process, to enable and motivate restaurant employees to serve customers better. We have begun to remodel many of our restaurants to create more contemporary, welcoming environments. We also launched the “i’m lovin’ it” marketing theme, which achieved high levels of consumer awareness worldwide and gained McDonald’s recognition as 2004 Marketer of the Year by Advertising Age magazine.

Over the past two years, we have also exercised increased financial discipline; we paid down debt, reduced capital expenditures and reduced selling, general & administrative expenses as a percent of revenues. In addition, we returned a significant amount of excess cash to shareholders in the form of dividends and share repurchases.

For each quarter of 2004, McDonald’s increased customer visits, improved margins and delivered double-digit growth in operating income and earnings per share. In addition, comparable sales were positive across all geographic segments during each and every quarter.

Our 2004 performance reflected the underlying strength of our U.S. business, which generated impressive sales and margin improvements for the second consecutive year. In Europe, our 2004 comparable sales for the year were 2.4%. This indicates that we are making progress toward revitalizing this important business segment, despite challenges in certain markets.

Highlights from the year included:

•	Comparable sales increased 6.9% on top of a 2.4% increase in 2003.

•	Consolidated revenues increased 11% to a record high of $19 billion. Excluding the positive impact of currency translation, revenues increased 7%.

•	Systemwide sales increased 12%. Excluding the positive impact of currency translation, Systemwide sales increased 8%.

•	Net income per common share totaled $1.79, compared with $1.15 in 2003.

•	Company-operated margins as a percent of sales improved 80 basis points progressing towards our goal of increasing Company-operated margins to the levels reached in the year 2000.

•	Cash from operations increased more than $600 million to $3.9 billion, primarily due to increased margins driven by higher sales at existing restaurants as well as stronger foreign currencies.

•	Capital expenditures increased to $1.4 billion, with a higher percentage related to reinvestment in existing restaurants as compared with 2003.

•	Debt pay-down totaled more than $800 million.

•	The annual dividend was increased 38%, to about $700 million.

•	Share repurchases totaled about $600 million.

•	ROIIC was 41% for 2004. The decrease in impairment and other charges included in the increase in operating income between 2004 and 2003 benefited the return 10 percentage points. (See attached exhibit to this report.)

Outlook for 2005

The long-term goal of our revitalization plan was to create a differentiated customer experience—one that builds brand loyalty and delivers sustainable, profitable growth for shareholders. Looking forward, consistent with that goal, we are targeting average annual Systemwide sales and revenue growth of 3% to 5%, average annual operating income growth of 6% to 7%, and annual returns on incremental invested capital in the high teens. These targets exclude the impact of foreign currency translation.

As we move into 2005, we continue to execute our restaurant review and measurement process through a combination of graded restaurant visits, anonymous mystery shops and customer surveys, and we are rewarding high service levels with special incentives.

We also continue to evolve our menu to remain relevant. In the U.S., Fruit N’ Walnut Salads, as well as new, premium chicken sandwiches will be added to the menu, along with a new coffee blend. In Europe, we will introduce a range of new products. In Canada, Toasted Deli Sandwiches were introduced during the fourth quarter of 2004 and a similar product line is being launched in Australia in 2005. New products and branded everyday value remain a focus, as we continue to refresh our offerings and feature our EuroSaver Menu in several European markets, the Amazing Value Menu in Asia and the Dollar Menu in the U.S.

We continue our remodeling and rebuilding efforts and are enhancing our convenience with initiatives such as extended hours.

Another priority in 2005 is our continued focus on the well-being of our customers. We plan to build on the progress made last year through menu choice, providing education and information about our food, and encouraging physical activity through various programs and partnerships. This year we will leverage our size, reach, and resources to positively impact millions of families worldwide.

We are confident in our plans for 2005. At the same time, we recognize the challenges we face. For example, we must continue to deliver solid results in the U.S., a very competitive marketplace, despite difficult sales comparisons. We believe that the combination of initiatives that benefited our U.S. business in 2004 along with new products will continue to create positive momentum in 2005.

McDonald’s Corporation	3

Outside the U.S., we must build on successes in some markets and overcome challenges in others. Notably, some key markets must increase consumer relevance, while others must build the business despite economic challenges. We believe that we are in a better position to overcome these issues today than we have been for some time. For example, in 2005 we sent 20 million households in the U.K. a brand book that combines value offers with important information designed to educate our customers about our product quality, balanced choices and social responsibility efforts. Additionally, we introduced a value menu in Germany, an economically challenged market, with heavy advertising support. Our plan is to leverage successes in markets, such as the U.S., Australia and France, to improve results in other countries.

In light of Chipotle Mexican Grill’s strong performance and growing popularity, we are exploring strategic alternatives to fuel growth of this emerging fast-casual brand, which currently operates more than 400 restaurants. We believe Chipotle’s value and potential might be maximized through alternative strategies that could include raising additional equity capital in public or private markets. This would have an additional benefit of enabling us to allocate more resources to growing sales and profits at existing McDonald’s restaurants.

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in analyzing the Company’s results.

•	Changes in constant currency Systemwide sales are driven by changes in comparable sales and restaurant unit expansion. The Company expects net restaurant additions to add slightly more than 1 percentage point to sales growth in 2005 (in constant currencies). Most of this anticipated growth will result from restaurants opened in 2004.

•	The Company does not provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in U.S. comparable sales would increase annual earnings per share by about 2 cents. Similarly, an increase of 1 percentage point in Europe’s comparable sales would increase annual earnings per share by about 1.5 cents.

•	The Company expects full-year 2005 selling, general & administrative expenses to be relatively flat or to increase slightly in constant currencies and to decline as a percent of revenues and Systemwide sales, compared with 2004.

•	A significant part of the Company’s operating income is from outside the U.S., and about 70% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro and the British Pound. If the Euro and the British Pound both move 10% in the same direction (compared with 2004 average rates), the Company’s annual earnings per share would change about 6 cents to 7 cents. In 2004, foreign currency translation benefited earnings per share by 6 cents due primarily to the Euro and the British Pound.

•	For 2005, the Company expects its net debt principal repayments to be approximately $600 million to $800 million. At the end of 2004, McDonald’s debt-to-capital ratio was 39%. We plan to maintain a debt-to-capital ratio of 35% to 40% in the near term. The Company expects interest expense to be relatively flat in 2005 compared with 2004, based on current interest and foreign currency exchange rates and after considering net repayments.

•	The Company expects capital expenditures for 2005 to be approximately $1.7 billion, reflecting higher investment in existing restaurants and stronger foreign currencies.

•	The Company expects to return at least $1.3 billion to shareholders through dividends and share repurchases in 2005.

•	The Company plans to adopt Financial Accounting Standards Board (FASB) Statement 123(R), Share-Based Payment, during first quarter 2005 and restate prior periods. Partly in anticipation of these new accounting rules, the Company modified its compensation plans to limit eligibility to receive share-based compensation and shifted a portion of share-based compensation to primarily cash-based incentive compensation. We expect the 2005 impact of the adoption of Statement 123(R) combined with the modifications to the Company’s compensation plans to be about $0.10 per share of expense.

A number of factors can affect our business, including the effectiveness of operating initiatives and changes in global and local business and economic conditions. These and other risks are noted under Forward-looking statements at the end of Management’s discussion and analysis.

4	McDonald’s Corporation

Consolidated operating results

Operating results

	2004		2003		2002
DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA	Amount	Increase/ (decrease)	Amount	Increase/ (decrease)	Amount
Revenues
Sales by Company-operated restaurants	$14,224	11%	$12,795	11%	$11,500
Revenues from franchised and affiliated restaurants	4,841	11	4,345	11	3,906

Total revenues	19,065	11	17,140	11	15,406

Operating costs and expenses
Company-operated restaurant expenses	12,100	10	11,006	11	9,907
Franchised restaurants–occupancy expenses	1,003	7	938	12	840
Selling, general & administrative expenses	1,980	8	1,833	7	1,713
Other operating expense, net	441	(17)	531	(36)	833

Total operating costs and expenses	15,524	8	14,308	8	13,293

Operating income	3,541	25	2,832	34	2,113

Interest expense	358	(8)	388	4	374
Nonoperating (income) expense, net	(20)	nm	98	27	77

Income before provision for income taxes and cumulative effect of accounting changes	3,203	36	2,346	41	1,662

Provision for income taxes	924	10	838	25	670

Income before cumulative effect of accounting changes	2,279	51	1,508	52	992
Cumulative effect of accounting changes, net of tax*	—	nm	(37)	nm	(99)

Net income	$2,279	55%	$1,471	65%	$893

Per common share-diluted:
Income before cumulative effect of accounting changes	$1.79	52%	$1.18	53%	$.77
Cumulative effect of accounting changes*	—	nm	(.03)	nm	(.07)
Net income	$1.79	56%	$1.15	64%	$.70

Weighted average common shares outstanding–diluted	1,273.7		1,276.5		1,281.5

*	See Cumulative effect of accounting changes for further discussion.

nm	Not meaningful.

McDonald’s Corporation	5

Impairment and other charges, net

The Company recorded charges associated with certain strategic actions, as well as from annual goodwill and asset impairment testing in 2004, 2003 and 2002. These charges generally represent actions or transactions related to the implementation of strategic initiatives of the Company, items that are unusual or infrequent in nature (such as the dispositions of certain non-McDonald’s brands in 2003), charges resulting from impairment testing and a lease accounting correction in 2004. McDonald’s management does not include these items when reviewing business performance trends because we do not believe these items are indicative of expected ongoing results.

On a pretax basis, the Company recorded $241 million of impairment and other charges (net) in 2004, $408 million of impairment and other charges in 2003 and $853 million of impairment and other charges in 2002. All items were recorded in other operating expense with the exception of the gain related to the sale of the Company’s interest in a U.S. real estate partnership during 2004, which was recorded in nonoperating income.

Impairment and other charges–(income)/expense

	Pretax			After tax(3)			Per common share–diluted
IN MILLIONS, EXCEPT PER SHARE DATA	2004	2003	2002	2004	2003	2002	2004	2003	2002
Restaurant closings/impairment(1)	$130	$136	$402	$116	$140	$336	$.09	$.11	$.26
Restructuring	—	272	267	—	183	244	—	.14	.19
Lease accounting correction:
Current year’s impact	21	—	—	13	—	—	.01	—	—
Prior years’ impact	139	—	—	92	—	—	.07	—	—
Other:
Operating	—	—	184	—	—	120	—	—	.10
Nonoperating	(49)	—	—	(49)	—	—	(.04)	—	—

Total(2)	$241	$408	$853	$172	$323	$700	$.13	$.25	$.55

(1)	Although restaurant closings occur each year, the restaurant closing charges in 2003 and 2002, discussed below, were the result of separate intensive reviews by management in conjunction with other strategic actions.

(2)	See Other operating expense, net note to the consolidated financial statements for a summary of the activity in the related liabilities, if any. The Company expects to use cash provided by operations to fund the remaining obligations, primarily related to leases.

(3)	Certain items were not tax effected.

•	Restaurant closings/asset impairment

In 2004, the Company recorded $130 million of pretax charges for asset and goodwill impairment, primarily in South Korea driven by its significant decline in performance over the past few years.

In 2003, the Company recorded $136 million of net pretax charges consisting of: $148 million primarily related to asset/goodwill impairment in Latin America; $30 million for about 50 restaurant closings associated with strategic actions in Latin America; and a $42 million favorable adjustment to the 2002 charge for restaurant closings, primarily due to about 85 fewer closings than originally anticipated.

In 2002, the Company recorded $402 million of pretax charges consisting of: $302 million related to management’s decision to close about 750 underperforming restaurants primarily in the U.S. and Japan; and $100 million primarily related to the impairment of assets for certain existing restaurants in Europe and Latin America. Most of the restaurants identified for closing had negative cash flows and/or very low annual sales volumes. Also, in many cases they would have required significant capital investment to remain financially viable.

•	Restructuring

In 2003, the Company recorded $272 million of pretax charges consisting of: $237 million related to the loss on the sale of Donatos Pizzeria, the closing of all Donatos and Boston Market restaurants outside the U.S. and the exit of a domestic joint venture with Fazoli’s; and $35 million related to revitalization plan actions of McDonald’s Japan, including headcount reductions, the closing of Pret A Manger stores in Japan and the early termination of a long-term management services agreement. These actions were consistent with management’s strategy of concentrating the Company’s capital and resources on the best near-term opportunities and avoiding those that distract from restaurant-level execution.

In 2002, the Company initiated actions designed to optimize restaurant operations and improve the business and recorded $267 million of net pretax charges consisting of: $201 million related to the anticipated transfer of ownership in five countries in the Middle East and Latin America to developmental licensees and ceasing operations in two countries in Latin America; $81 million primarily related to eliminating approximately 600 positions (about half of which were in the U.S. and half of which were in international markets), reallocating resources and consolidating certain home office facilities to control costs; and a $15 million favorable adjustment to the 2001 restructuring charge due to lower employee-related costs than originally anticipated. Under the developmental license business structure, which the Company successfully employs in about 30 markets outside the U.S. (approximately 400 restaurants), the licensee owns the business, including the real estate interest. While the Company generally does not have any capital invested in these markets, it receives a royalty based on a percent of sales.

6	McDonald’s Corporation

•	Lease accounting correction

Like other companies in the restaurant and retail industries, McDonald’s recently reviewed its accounting practices and policies with respect to leasing transactions. Following this review and in consultation with its external auditors, McDonald’s has corrected an error in its prior practices to conform the lease term used in calculating straight-line rent expense with the term used to amortize improvements on leased property. The result of the correction is primarily to accelerate the recognition of rent expense under certain leases that include fixed-rent escalations by revising the computation of straight-line rent expense to include these escalations for certain option periods. As the correction relates solely to accounting treatment, it does not affect McDonald’s historical or future cash flows or the timing of payments under the related leases and its effect on the Company’s current or prior years’ earnings per share, cash from operations and shareholders’ equity is immaterial. These adjustments primarily impact the U.S., China, Boston Market and Chipotle. Other markets were less significantly impacted, as many of the leases outside of the U.S. do not contain fixed-rent escalations. In 2005, we expect the rent expense related to this computation to be about $25 million of which about 40% relates to non-McDonald’s brands.

•	Other

In 2004, the Company recorded a nonoperating gain of $49 million related to the sale of the Company’s interest in a U.S. real estate partnership. As a result of this transaction, the Company was able to reverse a valuation allowance related to certain capital loss carryforwards (see Provision for income taxes in Management’s discussion and analysis).

In 2002, the Company recorded $184 million of pretax charges consisting of $170 million primarily related to the write-off of software development costs as a result of management’s decision to terminate a long-term technology project; and $14 million primarily related to the write-off of receivables and inventory in Venezuela as a result of the temporary closure of all McDonald’s restaurants due to a national strike. Although the terminated technology project was expected to deliver long-term benefits, it was no longer viewed as the best use of capital, as the anticipated Systemwide cost over several years was expected to be more than $1 billion.

Impact of foreign currencies on reported results

While changing foreign currencies affect reported results, McDonald’s lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies.

In 2004 and 2003, foreign currency translation had a positive impact on consolidated revenues, operating income and earnings per share due to the strengthening of several major currencies, primarily the Euro and British Pound. In 2002, foreign currency translation had a minimal impact on revenues as the stronger Euro and British Pound were offset by weaker Latin American currencies (primarily the Argentine Peso, Brazilian Real and Venezuelan Bolivar); however, operating income in 2002 was positively impacted by foreign currency translation primarily due to the stronger Euro and British Pound.

Impact of foreign currency translation on reported results

	Reported amount			Currency translation benefit/(loss)
IN MILLIONS, EXCEPT PER SHARE DATA	2004	2003	2002	2004	2003	2002
Revenues	$19,065	$17,140	$15,406	$779	$886	$15
Company-operated margins(1)	2,003	1,695	1,513	91	101	29
Franchised margins(1)	3,832	3,405	3,064	139	195	39
Selling, general & administrative expenses	1,980	1,833	1,713	(57)	(68)	8
Operating income	3,541	2,832	2,113	160	189	90
Income before cumulative effect of accounting changes	2,279	1,508	992	80	89	42
Net income	2,279	1,471	893	80	89	42
Per common share–diluted:
Income before cumulative effect of accounting changes	1.79	1.18	.77	.06	.07	.03
Net income	1.79	1.15	.70	.06	.07	.04

(1)	Includes McDonald’s restaurants only.

McDonald’s Corporation	7

Revenues

In 2004, consolidated revenue growth was driven by positive performance in all segments as well as stronger foreign currencies. Consolidated revenue growth in 2003 was driven by stronger foreign currencies and strong performance in the U.S.

Revenues

DOLLARS IN MILLIONS	Amount			Increase/ (decrease)		Increase/(decrease) excluding currency translation
	2004	2003	2002	2004	2003	2004	2003
Company-operated sales:
U.S.	$3,828	$3,594	$3,172	7%	13%	7%	13%
Europe	5,174	4,498	3,982	15	13	5	—
APMEA	2,390	2,158	2,115	11	2	7	(3)
Latin America	933	774	696	21	11	21	20
Canada	730	632	505	16	25	8	11
Other	1,169	1,139	1,030	3	11	3	10

Total	$14,224	$12,795	$11,500	11%	11%	6%	6%

Franchised and affiliated revenues:
U.S.	$2,697	$2,445	$2,251	10%	9%	10%	9%
Europe	1,563	1,377	1,154	14	19	3	1
APMEA	331	289	253	14	14	4	—
Latin America	75	85	118	(12)	(28)	(10)	(20)
Canada	168	146	128	15	14	7	1
Other	7	3	2	nm	33	nm	33

Total	$4,841	$4,345	$3,906	11%	11%	7%	5%

Total revenues:
U.S.	$6,525	$6,039	$5,423	8%	11%	8%	11%
Europe	6,737	5,875	5,136	15	14	4	—
APMEA	2,721	2,447	2,368	11	3	7	(3)
Latin America	1,008	859	814	17	6	18	14
Canada	898	778	633	15	23	8	9
Other	1,176	1,142	1,032	3	11	3	11

Total	$19,065	$17,140	$15,406	11%	11%	7%	6%

In the U.S., the increases in revenues in 2004 and 2003 were due to the combined strength of the strategic menu, marketing and service initiatives. Also, franchised and affiliated revenues increased at a higher rate than Company-operated sales due to a higher percentage of franchised restaurants throughout 2004 compared with 2003, while throughout 2003 there was a higher percentage of Company-owned restaurants than in 2002.

In 2004, the increase in Europe’s revenues was due to strong comparable sales in Russia, which is entirely Company-operated, and positive comparable sales in France, the U.K. and many other markets, partly offset by Germany’s poor performance. In 2003, Europe’s revenues reflected strong performance in Russia driven by expansion and positive comparable sales, along with expansion in France, partly offset by weak results in the U.K. and Germany.

In 2004, the increase in APMEA’s revenues was due primarily to strong performance in China and Australia as well as positive comparable sales in many other markets, partly offset by poor performance in South Korea. In 2003, APMEA’s revenues benefited from positive comparable sales in Australia and expansion in China, but were negatively affected by weak results in Hong Kong, South Korea and Taiwan, compounded by consumer concerns about Severe Acute Respiratory Syndrome (SARS) in several markets in the first half of the year.

In Latin America, revenues in 2004 and 2003 increased in constant currencies primarily due to a higher percentage of Company-operated restaurants and positive comparable sales, especially in 2004.

8	McDonald’s Corporation

The following tables present Systemwide sales growth rates and the increase or decrease in comparable sales.

Systemwide sales

	Increase/ (decrease)			Increase/(decrease) excluding currency translation
	2004	2003	2002	2004	2003	2002
U.S.	10%	9%	1%	10%	9%	1%
Europe	14	18	11	4	2	5
APMEA	12	6	(3)	6	(2)	(3)
Latin America	13	(4)	(17)	13	4	4
Canada	15	17	1	7	4	2
Other	—	10	9	—	10	9

Total	12%	11%	2%	8%	5%	2%

Comparable sales–McDonald’s restaurants

	Increase/(decrease)
	2004	2003	2002
U.S.	9.6%	6.4%	(1.5)%
Europe	2.4	(0.9)	1.0
APMEA	5.6	(4.2)	(8.5)
Latin America	13.0	2.3	1.0
Canada	5.4	—	(2.5)

Total	6.9%	2.4%	(2.1)%

Operating margins

Operating margin information and discussions relate to McDonald’s restaurants only and exclude non-McDonald’s brands.

•	Company-operated margins

Company-operated margin dollars represent sales by Company-operated restaurants less the operating costs of these restaurants. Company-operated margin dollars increased $308 million or 18% (13% in constant currencies) in 2004 and increased $182 million or 12% (5% in constant currencies) in 2003. The constant currency increase in both periods was primarily due to strong comparable sales.

Company-operated margins–McDonald’s restaurants

IN MILLIONS	2004	2003	2002
U.S.	$731	$635	$507
Europe	807	708	631
APMEA	264	213	239
Latin America	89	47	66
Canada	112	92	70

Total	$2,003	$1,695	$1,513

PERCENT OF SALES
U.S.	19.1%	17.7%	16.0%
Europe	15.6	15.7	15.9
APMEA	11.0	9.9	11.3
Latin America	9.5	6.1	9.4
Canada	15.3	14.6	13.7

Total	15.3%	14.5%	14.4%

Operating cost trends as a percent of sales were as follows: food & paper costs increased in 2004 and decreased in 2003, payroll costs decreased in 2004 and were flat in 2003, and occupancy & other operating decreased in 2004 and increased in 2003.

In the U.S., the Company-operated margin percent increased in 2004 primarily due to positive comparable sales, partly offset by higher commodity costs and higher staffing levels. The U.S. Company-operated margin percent increased in 2003 primarily due to positive comparable sales and lower payroll as a percent of sales due to improved productivity and lower wage inflation, partly offset by higher commodity costs.

In Europe, Russia’s strong performance benefited the Company-operated margin percent for 2004 but was more than offset by weak performance in Germany and the U.K. as well as higher commodity costs for the segment. In 2003, Europe’s Company-operated margin percent reflected weak performance in the U.K., partly offset by improved margin performance in Germany and France.

In APMEA, the Company-operated margin percent in 2004 reflected improved performance in Hong Kong, Australia and China and poor performance in South Korea. In 2003, the margin declined significantly due to concerns of SARS impacting sales in many markets, partly offset by the SARS-related sales tax relief received from the Chinese government.

In Latin America, the Company-operated margin percent for 2004 reflected improved performance, primarily in Brazil, Argentina and Venezuela. In 2003, results reflected difficult economic conditions in these markets.

•	Franchised margins

Franchised margin dollars represent revenues from franchised and affiliated restaurants less the Company’s occupancy costs (rent and depreciation) associated with those sites. Franchised margin dollars represented more than 65% of the combined operating margins in 2004, 2003 and 2002. Franchised margin dollars increased $427 million or 13% (8% in constant currencies) in 2004 and $341 million or 11% (5% in constant currencies) in 2003.

Franchised margins–McDonald’s restaurants

IN MILLIONS	2004	2003	2002
U.S.	$2,177	$1,945	$1,781
Europe	1,195	1,044	885
APMEA	284	248	217
Latin America	45	54	79
Canada	131	114	102

Total	$3,832	$3,405	$3,064

PERCENT OF REVENUES
U.S.	80.7%	79.5%	79.1%
Europe	76.5	75.8	76.7
APMEA	85.7	85.6	85.8
Latin America	60.1	64.3	66.9
Canada	78.0	78.2	79.2

Total	79.3%	78.4%	78.5%

McDonald’s Corporation	9

The consolidated franchised margin percent increased for 2004 but slightly declined in 2003. Both periods benefited from strong comparable sales but reflected higher occupancy costs, due in part to an increased proportion of leased sites.

Selling, general & administrative expenses

Consolidated selling, general & administrative expenses increased 8% in 2004 and 7% in 2003 (5% and 3% in constant currencies). The constant currency increases in 2004 and 2003 reflected higher performance-based incentive compensation. In addition, 2003 included severance and other costs associated with the strategic decision to reduce restaurant openings.

Selling, general & administrative expenses as a percent of revenues declined to 10.4% in 2004 compared with 10.7% in 2003 and 11.1% in 2002, and selling, general & administrative expenses as a percent of Systemwide sales declined to 3.9% in 2004 compared with 4.0% in 2003 and 4.1% in 2002. Management believes that analyzing selling, general & administrative expenses as a percent of Systemwide sales as well as revenues is meaningful because these costs are incurred to support Systemwide restaurants.

Selling, general & administrative expenses

DOLLARS IN MILLIONS	Amount			Increase/ (decrease)		Increase/(decrease) excluding currency translation
	2004	2003	2002	2004	2003	2004	2003
U.S.	$602	$567	$558	6%	2%	6%	2%
Europe	485	424	359	14	18	4	2
APMEA	189	173	158	9	10	4	2
Latin America	107	102	102	5	—	5	8
Canada	64	54	49	20	9	11	(3)
Other	96	115	114	(16)	1	(16)	—
Corporate(1)	437	398	373	10	7	10	7

Total	$1,980	$1,833	$1,713	8%	7%	5%	3%

(1)	Corporate expenses consist of home office support costs in areas such as facilities, finance, human resources, information technology, legal, marketing, supply chain management and training.

Other operating expense, net

Other operating (income) expense, net

IN MILLIONS	2004	2003	2002
Gains on sales of restaurant businesses	$(45)	$(55)	$(114)
Equity in earnings of unconsolidated affiliates	(60)	(37)	(24)
Other expense:
Impairment and other charges(1)	130	408	853
Prior years’ lease accounting correction	139	—	—
Other(2)	277	215	118

Total	$441	$531	$833

(1)	See Other operating expense, net note to the consolidated financial statements for a discussion of the charges and a summary of the activity in the related liabilities.

(2)	Includes $21 million for current year’s impact of lease accounting correction.

•	Gains on sales of restaurant businesses

Gains on sales of restaurant businesses include gains from sales of Company-operated restaurants as well as gains from exercises of purchase options by franchisees with business facilities lease arrangements (arrangements where the Company leases the businesses, including equipment, to franchisees who have options to purchase the businesses). The Company’s purchases and sales of businesses with its franchisees and affiliates are aimed at achieving an optimal ownership mix in each market. Resulting gains or losses are recorded in operating income because the transactions are a recurring part of our business.

•	Equity in earnings of unconsolidated affiliates

Equity in earnings of unconsolidated affiliates–businesses in which the Company actively participates but does not control–is reported after interest expense and income taxes, except for U.S. restaurant partnerships, which are reported before income taxes. The increase in 2004 was primarily due to stronger performance in the U.S. and improved results from our Japanese affiliate. The increase in 2003 was primarily due to strong results in the U.S.

10	McDonald’s Corporation

•	Other expense

The following table presents impairment and other charges and lease accounting correction amounts included in other operating expense by segment for 2004, 2003 and 2002.

Impairment and other charges

IN MILLIONS	U.S.	Europe	APMEA	Latin America	Canada	Other	Corporate	Consolidated
2004
Restaurant closings/impairment	$10	$25	$93	$2				$130
Lease accounting correction:
Current year’s impact	8		4			$9		21
Prior years’ impact	62	1	42		$4	30		139

Total	80	26	139	2	4	39		290
Currency translation (loss)		(1)	(10)					(11)

Total excluding currency translation	$80	$25	$129	$2	$4	$39		$279

2003
Restaurant closings/impairment(1)	$(11)	$(20)	$20	$109	$(1)	$29	$10	$136
Restructuring			35			237		272

Total	(11)	(20)	55	109	(1)	266	10	408
Currency translation benefit/(loss)		3	(5)	(20)		(11)		(33)

Total excluding currency translation	$(11)	$(17)	$50	$89	$(1)	$255	$10	$375

2002
Restaurant closings/impairment	$74	$135	$81	$62	$4	$31	$15	$402
Restructuring	25	9	141	66	2	3	21	267
Other		4		14	4		162	184

Total	99	148	222	142	10	34	198	853
Currency translation benefit/(loss)		(17)	(3)	23				3

Total excluding currency translation	$99	$131	$219	$165	$10	$34	$198	$856

(1)	Bracketed amounts resulted from favorable adjustments to 2002 charges primarily due to fewer than anticipated restaurant closings.

In addition, other expense for 2004 reflected higher losses on asset dispositions, certain costs incurred to acquire restaurants operated by litigating franchisees in Brazil and provisions for certain contingencies, partly offset by lower provisions for uncollectible receivables in 2004 compared with 2003. Other expense in 2003 reflected higher losses on asset dispositions, higher provisions for uncollectible receivables and costs in the U.S. related to sites that will no longer be developed as a result of management’s decision to significantly reduce capital expenditures.

Operating income

Consolidated operating income in 2004 and 2003 included higher combined operating margin dollars and higher selling, general & administrative expenses when compared with 2003 and 2002, respectively. In addition, 2003 included lower gains on sales of restaurant businesses when compared with 2002. In all three years, the Company recorded impairment and other charges that are included in these results.

Operating income

	Amount			Increase/ (decrease)		Increase/(decrease) excluding currency translation
DOLLARS IN MILLIONS	2004	2003	2002	2004	2003	2004	2003
U.S.	$2,182	$1,982	$1,673	10%	18%	10%	18%
Europe	1,471	1,339	1,022	10	31	—	13
APMEA	200	226	64	(11)	nm	(20)	nm
Latin America	(20)	(171)	(133)	89	(28)	91	(7)
Canada	178	163	125	9	30	2	15
Other	(16)	(295)	(66)	94	nm	94	nm
Corporate	(454)	(412)	(572)	(10)	28	(10)	28

Total	$3,541	$2,832	$2,113	25%	34%	19%	25%

nm	Not meaningful.

McDonald’s Corporation	11

In 2004 and 2003, U.S. operating income included higher combined operating margin dollars, partly offset by higher selling, general & administrative expenses and higher other operating expenses (excluding impairment charges and lease accounting correction), compared to 2003 and 2002, respectively.

Europe’s constant currency results in 2004 benefited from strong performances in France and Russia as well as improved performance in Italy, offset by weak results in the U.K. Germany’s performance weakened during the second half of 2004, and we expect the economic challenges there to continue to impact our performance in the near-term. In 2003, Europe’s constant currency results also benefited from strong performance in France and Russia; however, difficult economic conditions in Germany and weak results in the U.K. negatively impacted results.

In APMEA, operating income in constant currencies for 2004 benefited from Australia’s performance as well as improved performance in Hong Kong and China, partially offset by poor results in South Korea. APMEA’s 2003 operating income reflected strong results in Australia. However, weak results in most other markets, compounded by concerns about SARS in certain markets, negatively impacted the segment.

In 2004, Latin America’s operating loss decreased as compared with 2003, due to significantly lower provisions for uncollectible receivables and improved performance in Venezuela and Argentina. In addition, operating income in 2004 included certain costs incurred to acquire restaurants owned by litigating franchisees in Brazil. Latin America’s operating income significantly declined in 2003 due to the continuing difficult economic conditions experienced by several key markets in the segment and significantly higher provisions for uncollectible receivables.

Interest expense

Interest expense decreased in 2004 due to lower average debt levels and interest rates, partly offset by stronger foreign currencies. Interest expense increased in 2003 due to stronger foreign currencies, partly offset by lower average debt levels and interest rates.

Nonoperating (income) expense, net

Nonoperating (income) expense includes miscellaneous income and expense items such as interest income, minority interests, and gains and losses related to other investments, financings and foreign currency translation.

Nonoperating (income) expense in 2004 included a gain of $49 million related to the sale of the Company’s interest in a U.S. real estate partnership as well as higher interest income. Nonoperating expense in 2003 reflected an $11 million loss on the early extinguishment of debt as well as higher foreign currency translation losses compared with 2002.

Provision for income taxes

The following table presents the reported effective income tax rates as well as the effective income tax rates before impairment and other charges.

Effective income tax rates

	2004	2003	2002
Reported effective income tax rates	28.9%	35.7%	40.3%
Impact of impairment and other charges, net(1)	(0.1)	(2.2)	(7.6)

Effective income tax rates before above charges	28.8%	33.5%	32.7%

(1)	Certain items were not tax effected.

The effective income tax rate for the full year 2004 benefited from an international transaction and the utilization of certain previously unrealized capital loss carryforwards, both of which impacted 2004 only. In 2003 and 2002, the effective income tax rates were negatively impacted by certain asset impairment and other charges that were not tax effected, while 2004 has a lesser amount of such items.

Consolidated net deferred tax liabilities included tax assets, net of valuation allowance, of $1,319 million in 2004 and $1,032 million in 2003. Substantially all of the net tax assets arose in the U.S. and other profitable markets.

Cumulative effect of accounting changes

Effective January 1, 2003, the Company adopted SFAS No.143, Accounting for Asset Retirement Obligations, which requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Effective January 1, 2002, the Company adopted SFAS No.142, Goodwill and Other Intangible Assets, which eliminates the amortization of goodwill and instead subjects it to annual impairment tests. See Summary of significant accounting policies note to the consolidated financial statements for further discussion.

Cash flows

The Company generates significant cash from operations and has substantial credit capacity to fund operating and discretionary spending such as capital expenditures, debt repayments, dividends and share repurchase.

Cash from operations totaled $3.9 billion and exceeded capital expenditures by $2.5 billion in 2004, while cash from operations totaled $3.3 billion and exceeded capital expenditures by $2.0 billion in 2003. Cash provided by operations increased $635 million in 2004 due to strong operating results, primarily in the U.S., and changes in working capital, partly offset by higher income tax payments. Cash provided by operations increased $379 million in 2003 due to strong operating results, primarily in the U.S., partly offset by changes in working capital.

Cash provided by operations

DOLLARS IN MILLIONS	2004	2003	2002
Cash provided by operations	$3,904	$3,269	$2,890
Cash provided by operations as a percent of capital expenditures	275%	250%	144%

12	McDonald’s Corporation

Cash used for investing activities totaled $1.4 billion in 2004 due to higher capital expenditures and lower sales of property, offset by lower purchases of restaurant business. Cash used for investing activities also totaled $1.4 billion in 2003, a decrease of $1.1 billion compared with 2002 primarily due to lower capital spending as a result of fewer restaurant openings and fewer purchases of restaurant businesses.

Cash used for financing activities totaled $1.6 billion in 2004, a decrease of $103 million primarily due to higher proceeds from employee stock option exercises, partly offset by higher share repurchases and an increase in the common stock dividend. In 2003, cash used for financing activities totaled $1.7 billion, an increase of $1.2 billion primarily due to net debt repayments.

As a result of the above activity, the Company’s cash balance increased $887 million from December 31, 2003 to $1.4 billion at December 31, 2004, compared to an increase of $162 million from December 31, 2002 to December 31, 2003.

In addition to its cash provided by operations, the Company can meet short-term funding needs through commercial paper borrowings and line of credit agreements. Accordingly, the Company purposefully maintains a relatively low current ratio, which was .81 at year-end 2004.

Restaurant development and capital expenditures

As a result of the Company’s strategically shifting its focus in 2003 from adding new restaurants to building sales at existing restaurants, the Company again reduced restaurant openings in 2004. The Company opened 430 traditional McDonald’s restaurants and 198 satellite restaurants (small, limited-menu restaurants for which the land and building are generally leased), and closed 185 traditional restaurants and 134 satellite restaurants. About 70% of McDonald’s restaurant additions occurred in the major markets in 2004. In 2003, the Company opened 513 traditional McDonald’s restaurants and 319 satellite restaurants, and closed 486 traditional restaurants and 184 satellite restaurants.

Systemwide restaurants at year end (1)

	2004	2003	2002
U.S.	13,673	13,609	13,491
Europe	6,287	6,186	6,070
APMEA	7,567	7,475	7,555
Latin America	1,607	1,578	1,605
Canada	1,362	1,339	1,304
Other	1,065	942	1,083

Total	31,561	31,129	31,108

(1)	Includes satellite units at December 31, 2004, 2003 and 2002 as follows: U.S.–1,341, 1,307, 1,159; Europe–181, 150, 102; APMEA (primarily Japan)–1,819, 1,841, 1,923; Latin America–13, 20, 19; and Canada–378, 350, 330.

In 2005, the Company expects to open about 550 traditional McDonald’s restaurants and 150 satellite restaurants and close about 225 traditional restaurants and 125 satellite restaurants.

Approximately 60% of Company-operated restaurants and more than 85% of franchised restaurants were located in the major markets at the end of 2004. Franchisees and affiliates operated 73% of McDonald’s restaurants at year-end 2004. Non-McDonald’s brand restaurants are primarily Company-operated.

Capital expenditures increased $112 million or 9% in 2004 and decreased $697 million or 35% in 2003. The increase in capital expenditures in 2004 was consistent with the Company’s strategy to increase investment in existing restaurants, primarily in the U.S. and Europe, partly offset by lower expenditures on restaurant openings. In addition, foreign currency translation increased capital expenditures by $48 million. The decrease in capital expenditures in 2003 was primarily due to lower restaurant openings, consistent with our shift in strategic focus, partly offset by stronger foreign currencies (foreign currency translation increased capital expenditures by $73 million). Capital expenditures for McDonald’s restaurants in 2004, 2003 and 2002 reflected the leasing of a higher proportion of new sites.

Capital expenditures invested in major markets excluding Japan represented between 65% and 70% of the total in 2004, 2003 and 2002. Japan is accounted for under the equity method, and accordingly its capital expenditures are not included in consolidated amounts.

Capital expenditures

IN MILLIONS	2004	2003	2002
New restaurants	$500	$617	$1,161
Existing restaurants	774	564	659
Other properties(1)	145	126	184

Total	$1,419	$1,307	$2,004

Total assets	$27,838	$25,838	$24,194

(1)	Primarily corporate-related equipment and furnishings for office buildings.

Capital expenditures for new restaurants decreased $117 million or 19% in 2004 and $544 million or 47% in 2003 because the Company opened fewer restaurants in both years, concentrating new restaurant investments in markets with acceptable returns or opportunities for long-term growth. Capital expenditures for existing restaurants increased in 2004 due to the Company’s focus on growing sales at existing restaurants including reinvestment initiatives such as restaurant reimaging in several markets around the world, including the U.S.

Average development costs vary widely by market depending on the types of restaurants built and the real estate and construction costs within each market. These costs, which include land, buildings and equipment, are managed through the use of optimally sized restaurants, construction and design efficiencies, leveraging best practices and sourcing globally. In addition, foreign currency fluctuations affect average development costs. In 2005, the Company is targeting 11 consolidated markets, including the U.S., for opening ten or more restaurants. Although the Company is not responsible for all costs on every restaurant opened, in 2004 total development costs (consisting of land,

McDonald’s Corporation	13

buildings and equipment) for new traditional McDonald’s restaurants averaged approximately $1.8 million in the U.S. and approximately $1.7 million in the 10 markets outside the U.S.

The Company and its affiliates owned about 37% of the land and 59% of the buildings for its restaurants at year-end 2004. In 2003, the Company and its affiliates owned about 37% of the land and 60% of the buildings for its restaurants at year end.

Share repurchases and dividends

During 2004, the Company acquired 22.2 million shares of McDonald’s stock for approximately $605 million under a $5.0 billion share repurchase program authorized in 2001. Through 2004, 61.2 million shares for $1.6 billion have been repurchased under this program.

The Company has paid dividends on its common stock for 29 consecutive years and has increased the dividend amount every year. In 2004, the Company declared a 38% increase in the annual dividend to $0.55 per share or $695 million, reflecting the Company’s confidence in the ongoing strength and reliability of its cash flow and positive results from its revitalization efforts. As in the past, future dividends will be considered after reviewing returns to shareholders, profitability expectations and financing needs and will be declared at the discretion of the Board of Directors. Cash dividends are declared and paid on an annual basis.

Financial position and capital resources

Total assets and returns

Total assets grew by $2.0 billion or 8% in 2004 and $1.6 billion or 7% in 2003. Changes in foreign currency exchange rates increased total assets by approximately $1.0 billion in 2004 and $1.9 billion in 2003. At year-end 2004 and 2003, nearly 70% of consolidated assets were located in the major markets. Net property and equipment rose $778.4 million in 2004 and represented 74% of total assets at year end.

Operating income is used to compute return on average assets, while income before the cumulative effect of accounting changes is used to calculate return on average common equity. Month-end balances are used to compute both average assets and average common equity.

Returns on assets and equity

	2004	2003	2002
Return on average assets	13.4%	11.4%	9.2%
Return on average common equity	17.8	13.3	9.8

Impairment and other charges reduced return on average assets by 0.9 percentage points in 2004, 1.4 percentage points in 2003 and 3.6 percentage points in 2002. In addition, these charges reduced return on average common equity by 1.3 percentage points in 2004, 2.8 percentage points in 2003 and 7.0 percentage points in 2002. In 2004, return on average assets and return on average common equity both increased due to strong operating results in the U.S. and improved results in Europe. In 2003, return on average assets and return on average common equity both began to stabilize due to strong operating results in the U.S., partly offset by weak operating results in most markets in APMEA and Latin America. During 2005, the Company will continue to concentrate McDonald’s restaurant openings and new capital invested in markets with acceptable returns or opportunities for long-term growth, such as China.

Financing and market risk

The Company generally borrows on a long-term basis and is exposed to the impact of interest rate changes and foreign currency fluctuations. Debt obligations at December 31, 2004 totaled $9.2 billion, compared with $9.7 billion at December 31, 2003. The net decrease in 2004 was due to net payments ($815 million) and SFAS No. 133 noncash fair value adjustments ($19 million), partly offset by the impact of changes in exchange rates on foreign currency denominated debt ($323 million).

Debt highlights(1)

	2004	2003	2002
Fixed-rate debt as a percent of total debt(2,3)	59%	62%	62%
Weighted-average annual interest rate of total debt	3.9	4.1	4.1
Foreign currency-denominated debt as a percent of total debt(2,3)	72	71	64
Total debt as a percent of total capitalization (total debt and total shareholders’ equity)(2)	39	44	48
Cash provided by operations as a percent of total debt(2)	44	35	30

(1)	All percentages are as of December 31, except for the weighted-average annual interest rate, which is for the year.

(2)	Based on debt obligations before the effect of SFAS No. 133 fair value adjustments. This effect is excluded, as these adjustments ultimately have no impact on the obligation at maturity. See Debt financing note to the consolidated financial statements.

(3)	Includes the effect of interest rate and foreign currency exchange agreements.

Moody’s, Standard & Poor’s and Fitch currently rate the Company’s commercial paper P-1, A-1 and F1, respectively; and its long-term debt A2, A and A, respectively. Historically, the Company has not experienced difficulty in obtaining financing or refinancing existing debt. The Company’s key metrics for monitoring its credit structure are shown in the preceding table. While the Company targets these metrics for ease of focus, it also looks at similar credit ratios that incorporate capitalized operating leases to estimate total adjusted debt. Total adjusted debt is a term that is commonly used by the rating agencies referred to above, which includes debt outstanding on the Company’s balance sheet plus an adjustment to capitalize operating leases. Two of the three agencies use a multiple of eight times rent expense. The Company also uses this methodology in combination with certain other adjustments to more accurately reflect its total net lease commitments. These adjustments include: excluding percent rents in excess of minimum rents; excluding certain Company-operated

14	McDonald’s Corporation

restaurant lease agreements outside the U.S. that are cancelable with minimal penalties (representing approximately 20% of Company-operated restaurant leases outside the U.S., based on the Company’s estimate); capitalizing non-restaurant leases using a multiple of three times rent expense; and reducing total rent expense by approximately half of the annual minimum rent payments due to the Company from franchisees operating on leased sites. Based on this calculation, for credit analysis purposes approximately $4 billion of future operating lease payments would be capitalized.

Certain of the Company’s debt obligations contain cross-acceleration provisions and restrictions on Company and subsidiary mortgages and the long-term debt of certain subsidiaries. There are no provisions in the Company’s debt obligations that would accelerate repayment of debt as a result of a change in credit ratings or a material adverse change in the Company’s business. The Company has $1.3 billion available under a committed line of credit agreement (see Debt financing note to the consolidated financial statements) as well as approximately $1.4 billion under a U.S. shelf registration and $607 million under a Euro Medium-Term Notes program for future debt issuance.

The Company uses major capital markets, bank financings and derivatives to meet its financing requirements and reduce interest expense. The Company manages its debt portfolio in response to changes in interest rates and foreign currency rates by periodically retiring, redeeming and repurchasing debt, terminating exchange agreements and using derivatives. The Company does not use derivatives with a level of complexity or with a risk higher than the exposures to be hedged and does not hold or issue derivatives for trading purposes. All exchange agreements are over-the-counter instruments.

In managing the impact of interest rate changes and foreign currency fluctuations, the Company uses interest rate exchange agreements and finances in the currencies in which assets are denominated. All derivatives were recorded at fair value in the Company’s Consolidated balance sheet at December 31, 2004 and 2003 as follows: miscellaneous other assets–$102 million and $102 million; other long-term liabilities (excluding accrued interest)–$218 million and $136 million; and accrued payroll and other liabilities $17 million and $29 million. See Summary of significant accounting policies note to the consolidated financial statements related to financial instruments for additional information regarding their use and the impact of SFAS No. 133 regarding derivatives.

The Company uses foreign currency debt and derivatives to hedge the foreign currency risk associated with certain royalties, intercompany financings and long-term investments in foreign subsidiaries and affiliates. This reduces the impact of fluctuating foreign currencies on cash flows and shareholders’ equity. Total foreign currency denominated debt, including the effects of foreign currency exchange agreements, was $6.6 billion and $6.8 billion for the years ended 2004 and 2003, respectively. In addition, where practical, the Company’s restaurants purchase goods and services in local currencies resulting in natural hedges.

The Company does not have significant exposure to any individual counterparty and has master agreements that contain netting arrangements. Certain of these agreements also require each party to post collateral if credit ratings fall below, or aggregate exposures exceed, certain contractual limits. At December 31, 2004 and 2003, the Company was required to post collateral of $46 million and $12 million, respectively.

The Company’s net asset exposure is diversified among a broad basket of currencies. The Company’s largest net asset exposures (defined as foreign currency assets less foreign currency liabilities) at year end were as follows:

Foreign currency net asset exposures

IN MILLIONS OF U.S. DOLLARS	2004	2003
Euro	$2,453	$1,922
Canadian Dollars	1,382	1,086
British Pounds Sterling	1,086	741
Australian Dollars	880	781
Brazilian Reais	372	365

The Company prepared sensitivity analyses of its financial instruments to determine the impact of hypothetical changes in interest rates and foreign currency exchange rates on the Company’s results of operations, cash flows and the fair value of its financial instruments. The interest rate analysis assumed a one percentage point adverse change in interest rates on all financial instruments but did not consider the effects of the reduced level of economic activity that could exist in such an environment. The foreign currency rate analysis assumed that each foreign currency rate would change by 10% in the same direction relative to the U.S. Dollar on all financial instruments; however, the analysis did not include the potential impact on sales levels, local currency prices or the effect of fluctuating currencies on the Company’s anticipated foreign currency royalties and other payments received in the U.S. Based on the results of these analyses of the Company’s financial instruments, neither a one percentage point adverse change in interest rates from 2004 levels nor a 10% adverse change in foreign currency rates from 2004 levels would materially affect the Company’s results of operations, cash flows or the fair value of its financial instruments.

Contractual obligations and commitments

The Company has long-term contractual obligations primarily in the form of lease obligations (related to both Company-operated and franchised restaurants) and debt obligations. In addition, the Company has long-term revenue and cash flow streams that relate to its franchise arrangements. Cash provided by operations (including cash provided by these franchise arrangements) along with the Company’s borrowing capacity and other sources of cash will be used to satisfy the obligations. The following table summarizes the Company’s contractual obligations and their aggregate maturities as well as future minimum rent payments due to the Company under existing franchise arrangements as of December 31, 2004. (See discussions of Cash flows and Financial position and capital resources

McDonald’s Corporation	15

as well as the Notes to the consolidated financial statements for further details.)

	Contractual cash outflows		Contractual cash inflows
IN MILLIONS	Operating leases	Debt obligations(1)	Minimum rent under franchise arrangements
2005	$1,062	$862	$1,875
2006	1,000	1,262	1,829
2007	929	776	1,779
2008	865	831	1,724
2009	807	420	1,656
Thereafter	6,780	4,766	12,773

Total	$11,443	$8,917	$21,636

(1)	The maturities reflect reclassifications of short-term obligations to long-term obligations of $1.3 billion, as they are supported by a long-term line of credit agreement expiring in 2010. Debt obligations do not include $303 million of SFAS No. 133 noncash fair value adjustments. This effect is excluded as these adjustments ultimately have no impact on the obligation at maturity.

The Company maintains a nonqualified, unfunded Supplemental Plan that allows participants to (i) make tax-deferred contributions and (ii) receive Company-provided allocations that cannot be made under the Profit Sharing and Savings Plan because of Internal Revenue Service limitations. The investment alternatives and returns in the Supplemental Plan are based on certain market-rate investment alternatives under the Profit Sharing and Savings Plan. Total liabilities under the Supplemental Plan were $350 million at December 31, 2004 and $329 million at December 31, 2003, and were included in other long-term liabilities in the Consolidated balance sheet.

In addition to long-term obligations, the Company had guaranteed certain affiliate and other loans totaling $70 million at December 31, 2004.

Other matters

Critical accounting policies and estimates

Management’s discussion and analysis of financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires the Company to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses as well as related disclosures. On an ongoing basis, the Company evaluates its estimates and judgements based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under various assumptions or conditions.

The Company reviews its financial reporting and disclosure practices and accounting policies quarterly to ensure that they provide accurate and transparent information relative to the current economic and business environment. The Company believes that of its significant accounting policies, the following involve a higher degree of judgement and/or complexity.

•	Property and Equipment

Property and equipment are depreciated or amortized on a straight-line basis over their useful lives based on management’s estimates of the period over which the assets will generate revenue (not to exceed lease term plus options for leased property). The useful lives are estimated based on historical experience with similar assets, taking into account anticipated technological or other changes. The Company periodically reviews these lives relative to physical factors, economic factors and industry trends. If there are changes in the planned use of property and equipment or if technological changes occur more rapidly than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense in future periods.

•	Long-Lived Assets

Long-lived assets (including goodwill) are reviewed for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In assessing the recoverability of the Company’s long-lived assets, the Company considers changes in economic conditions and makes assumptions regarding estimated future cash flows and other factors. The biggest assumption impacting estimated future cash flows is the estimated change in comparable sales. Estimates of future cash flows are highly subjective judgements based on the Company’s experience and knowledge of its operations. These estimates can be significantly impacted by many factors including changes in global and local business and economic conditions, operating costs, inflation, competition, and consumer and demographic trends. If the Company’s estimates or underlying assumptions change in the future, the Company may be required to record impairment charges.

•	Restructuring and Litigation Accruals

The Company has recorded charges related to restructuring markets, closing restaurants, eliminating positions and other strategic changes. The accruals recorded included estimates pertaining to employee termination costs, number of restaurants to be closed and remaining lease obligations for closed facilities. Although the Company does not anticipate significant changes, the actual costs may differ from these estimates.

From time to time, the Company is subject to proceedings, lawsuits and other claims related to competitors, customers, employees, franchisees, intellectual property, shareholders and suppliers. The Company is required to assess the likelihood of any adverse judgements or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters. The Company does not believe that any such matter will have a material adverse effect on its financial condition or results of operations.

16	McDonald’s Corporation

•	Income Taxes

The Company records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred assets will not be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax strategies in assessing the need for the valuation allowance, if these estimates and assumptions change in the future, the Company may be required to adjust its valuation allowance. This could result in a charge to, or an increase in, income in the period such determination is made.

In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. The Company records accruals for the estimated outcomes of these audits, and the accruals may change in the future due to new developments in each matter. The Company expects to settle the audits of its 2000 through 2002 U.S. tax returns in the first half of 2005.

Deferred U.S. income taxes have not been recorded for basis differences totaling $5.5 billion related to investments in certain foreign subsidiaries and corporate joint ventures. The basis differences consist primarily of undistributed earnings and other than the potential repatriation of earnings under the new tax law, as described below, these earnings are considered permanently invested in the businesses. If management’s intentions change in the future, deferred taxes may need to be provided.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act. As such, we have not yet decided on whether, and to what extent, we might repatriate foreign earnings that have not yet been remitted to the U.S. Based on our analysis to date, however, it is reasonably possible that we may repatriate between $0 and $3.2 billion, with the respective tax liability ranging from $0 to $100 million. We expect to finalize our assessment once clarifying guidance is issued.

New accounting standards

In December 2004, the FASB issued Statement No.123(R), Share-Based Payment, effective third quarter 2005 for the Company, which is a revision of FASB Statement No.123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have an impact on our results of operations.

The Company expects to adopt Statement 123(R) during the first quarter 2005 using the modified-retrospective method restating prior periods. Had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the pro forma disclosures in the Summary of significant accounting policies note to the consolidated financial statements.

Partly in anticipation of these new accounting rules, the Company modified its compensation plans to limit eligibility to receive share-based compensation and shifted a portion of share-based compensation primarily to cash-based incentive compensation. We expect the 2005 impact of the adoption of Statement 123(R) combined with the modifications to the Company’s compensation plans to be about $0.10 per share of expense.

Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under the current rules. This requirement will reduce net operating cash flow and increase net financing cash flow.

Effects of changing–inflation

The Company has demonstrated an ability to manage inflationary cost increases effectively. This is because of rapid inventory turnover, the ability to adjust menu prices, cost controls and substantial property holdings, many of which are at fixed costs and partly financed by debt made less expensive by inflation.

Forward-looking statements

This report includes forward-looking statements about our operating plans and future performance, including those under Outlook for 2005. These statements use such words as “may,” “will,” “expect,” “believe,” “plan” and other similar terminology. They reflect management’s current expectations about future events and speak only as of the date of this report. We undertake no obligation to publicly update or revise them. Management’s expectations may change or not be realized and, in any event, they are subject to risks, uncertainties and changes in circumstances that are difficult to predict and often beyond our control. For these reasons, you should not place undue reliance on forward-looking statements. The following are some of the considerations and factors that could change our expectations (or the underlying assumptions) or affect our ability to realize them:

•	Our ability to anticipate and respond to changing trends in the informal eating out market, such as spending patterns, demographic changes and consumer food preferences, as well as expected increases in expenditures on initiatives to address these trends and other competitive pressures;

McDonald’s Corporation	17

•	The success of our product plans for 2005 to roll-out new products and product line extensions, and our ability to continue robust product development and manage the complexity of our restaurant operations;

•	Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, including in markets where cost or pricing pressures may be significant;

•	The impact of pricing, marketing and promotional plans on product sales and margins and on our ability to target these efforts effectively to maintain or expand market share;

•	The success of initiatives to support menu choice, physical activity and consumer education;

•	Our ability to continue to drive service improvements, recruit qualified restaurant personnel and motivate our employees to achieve sustained high service levels throughout the McDonald’s System;

•	Whether restaurant remodeling and rebuilding efforts will foster sustained increases in comparable sales for the affected restaurants and yield our desired return on our capital investment;

•	Our ability to leverage promotional or operating successes in local markets into additional markets in a timely and cost-effective way;

•	Our ability to develop effective initiatives in challenging markets, such as the U.K., which is experiencing a contracting informal eating out market, or Germany and South Korea, which are experiencing prolonged adverse economic conditions and low consumer confidence levels;

•	Decisions by management to curtail or cease investment in underperforming markets or assets, which can result in material impairment charges that reduce our earnings;

•	Unexpected disruptions in our supply chain or adverse consumer perceptions about the reliability of our supply chain and the safety of the commodities we use, particularly beef and chicken;

•	The success of our strategy for growth in China and our ability to manage the costs of our development plans in that market, where competitive pressures and other operating conditions may limit pricing flexibility;

•	Information security risks, as well as other costs or exposures associated with information security and the use of cashless payments, such as increased investment in technology, costs of compliance with privacy, consumer protection and other laws and consumer credit fraud;

•	Our ability to manage the impact on our business of fluctuations in global and local economic conditions, including commodity prices, interest and foreign exchange rates and the effects of governmental initiatives to manage national economic conditions such as consumer spending and inflation rates;

•	Changes in accounting principles or practices (or related legal or regulatory interpretations or our critical accounting estimates);

•	Adverse results of pending or future litigation challenging our products or the appropriateness or accuracy of our advertising;

•	Trends in litigation, such as class actions involving consumers and shareholders and litigation involving labor and employment matters or landlord liability, the relative level of defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings and the possibility of settlements or judgements;

•	The risks of operating in markets, such as Brazil and China, in which there are significant uncertainties about the application of legal requirements and the enforceability of laws and contractual obligations;

•	The costs and other effects of operating in an increasingly regulated environment worldwide, including the costs of compliance with often conflicting regulations in multiple national markets and the impact of new or changing regulation that affects or restricts elements of our business, such as possible changes in regulations relating to advertising to children; and

•	Our ability to manage the impact on our business of disruptions such as regional political instability, war, terrorist activities, severe or prolonged adverse weather conditions and health epidemics or pandemics.

18	McDonald’s Corporation

Consolidated statement of income

	Years ended December 31,
IN MILLIONS, EXCEPT PER SHARE DATA	2004	2003	2002
REVENUES
Sales by Company-operated restaurants	$14,223.8	$12,795.4	$11,499.6
Revenues from franchised and affiliated restaurants	4,840.9	4,345.1	3,906.1

Total revenues	19,064.7	17,140.5	15,405.7

OPERATING COSTS AND EXPENSES
Company-operated restaurant expenses
Food & paper	4,852.7	4,314.8	3,917.4
Payroll & employee benefits	3,726.3	3,411.4	3,078.2
Occupancy & other operating expenses	3,520.8	3,279.8	2,911.0
Franchised restaurants–occupancy expenses	1,003.2	937.7	840.1
Selling, general & administrative expenses	1,980.0	1,833.0	1,712.8
Other operating expense, net	441.2	531.6	833.3

Total operating costs and expenses	15,524.2	14,308.3	13,292.8

Operating income	3,540.5	2,832.2	2,112.9

Interest expense–net of capitalized interest of $4.1, $7.8 and $14.3	358.4	388.0	374.1
Nonoperating (income) expense, net	(20.3)	97.8	76.7

Income before provision for income taxes and cumulative effect of accounting changes	3,202.4	2,346.4	1,662.1

Provision for income taxes	923.9	838.2	670.0

Income before cumulative effect of accounting changes	2,278.5	1,508.2	992.1

Cumulative effect of accounting changes, net of tax benefits of $9.4 and $17.6		(36.8)	(98.6)

Net income	$2,278.5	$1,471.4	$893.5

Per common share–basic:
Income before cumulative effect of accounting changes	$1.81	$1.19	$.78
Cumulative effect of accounting changes		(.03)	(.08)
Net income	$1.81	$1.16	$.70

Per common share–diluted:
Income before cumulative effect of accounting changes	$1.79	$1.18	$.77
Cumulative effect of accounting changes		(.03)	(.07)
Net income	$1.79	$1.15	$.70

Dividends per common share	$.55	$.40	$.24

Weighted-average shares outstanding–basic	1,259.7	1,269.8	1,273.1
Weighted-average shares outstanding–diluted	1,273.7	1,276.5	1,281.5

See Notes to consolidated financial statements.

McDonald’s Corporation	21

Consolidated balance sheet

	December 31,
IN MILLIONS, EXCEPT PER SHARE DATA	2004	2003
ASSETS
Current assets
Cash and equivalents	$1,379.8	$492.8
Accounts and notes receivable	745.5	734.5
Inventories, at cost, not in excess of market	147.5	129.4
Prepaid expenses and other current assets	585.0	528.7

Total current assets	2,857.8	1,885.4

Other assets
Investments in and advances to affiliates	1,109.9	1,089.6
Goodwill, net	1,828.3	1,665.1
Miscellaneous	1,338.4	1,273.2

Total other assets	4,276.6	4,027.9

Property and equipment
Property and equipment, at cost	30,507.8	28,740.2
Accumulated depreciation and amortization	(9,804.7)	(8,815.5)

Net property and equipment	20,703.1	19,924.7

Total assets	$27,837.5	$25,838.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$714.3	$577.4
Income taxes	331.3	334.2
Other taxes	245.1	222.0
Accrued interest	179.4	193.1
Accrued restructuring and restaurant closing costs	71.5	115.7
Accrued payroll and other liabilities	1,116.7	918.1
Current maturities of long-term debt	862.2	388.0

Total current liabilities	3,520.5	2,748.5

Long-term debt	8,357.3	9,342.5
Other long-term liabilities	976.7	699.8
Deferred income taxes	781.5	1,065.3
Shareholders’ equity
Preferred stock, no par value; authorized–165.0 million shares; issued–none
Common stock, $.01 par value; authorized–3.5 billion shares; issued–1,660.6 million shares	16.6	16.6
Additional paid-in capital	2,186.0	1,837.5
Unearned ESOP compensation	(82.8)	(90.5)
Retained earnings	21,755.8	20,172.3
Accumulated other comprehensive income (loss)	(96.0)	(635.5)
Common stock in treasury, at cost; 390.7 and 398.7 million shares	(9,578.1)	(9,318.5)

Total shareholders’ equity	14,201.5	11,981.9

Total liabilities and shareholders’ equity	$27,837.5	$25,838.0

See Notes to consolidated financial statements.

22	McDonald’s Corporation

Consolidated statement of cash flows

	Years ended December 31,
IN MILLIONS	2004	2003	2002
Operating activities
Net income	$2,278.5	$1,471.4	$893.5
Adjustments to reconcile to cash provided by operations
Cumulative effect of accounting changes		36.8	98.6
Depreciation and amortization	1,201.0	1,148.2	1,050.8
Deferred income taxes	(171.9)	181.4	(44.6)
Changes in working capital items
Accounts receivable	(35.9)	64.0	1.6
Inventories, prepaid expenses and other current assets	(14.9)	(30.2)	(38.1)
Accounts payable	86.7	(77.6)	(11.2)
Income taxes	84.2	23.5	139.0
Other accrued liabilities	70.2	(170.7)	309.0
Other (including noncash portion of impairment and other charges)	405.7	622.0	491.5

Cash provided by operations	3,903.6	3,268.8	2,890.1

Investing activities
Property and equipment expenditures	(1,419.3)	(1,307.4)	(2,003.8)
Purchases of restaurant businesses	(149.7)	(375.8)	(548.4)
Sales of restaurant businesses and property	306.3	390.6	369.5
Other	(120.4)	(77.0)	(283.9)

Cash used for investing activities	(1,383.1)	(1,369.6)	(2,466.6)

Financing activities
Net short-term borrowings (repayments)	35.9	(533.5)	(606.8)
Long-term financing issuances	225.6	398.1	1,502.6
Long-term financing repayments	(1,077.0)	(756.2)	(750.3)
Treasury stock purchases	(621.0)	(391.0)	(670.2)
Common stock dividends	(695.0)	(503.5)	(297.4)
Proceeds from stock option exercises	580.5	171.2	195.0
Other	(82.5)	(121.9)	115.9

Cash used for financing activities	(1,633.5)	(1,736.8)	(511.2)

Cash and equivalents increase (decrease)	887.0	162.4	(87.7)

Cash and equivalents at beginning of year	492.8	330.4	418.1

Cash and equivalents at end of year	$1,379.8	$492.8	$330.4

Supplemental cash flow disclosures
Interest paid	$370.2	$426.9	$359.7
Income taxes paid	1,017.6	608.5	572.2

See Notes to consolidated financial statements.

McDonald’s Corporation	23

Consolidated statement of shareholders’ equity

IN MILLIONS, EXCEPT PER SHARE DATA	Common stock issued		Additional paid-in capital	Unearned ESOP compen- sation	Retained earnings	Accumulated other comprehensive income (loss)		Common stock in treasury		Total shareholders’ equity
	Shares	Amount				Deferred hedging adjustment	Foreign currency translation	Shares	Amount
Balance at December 31, 2001	1,660.6	$16.6	$1,591.2	$(106.7)	$18,608.3	$(9.3)	$(1,699.5)	(379.9)	$(8,912.2)	$9,488.4
Net income					893.5					893.5
Translation adjustments (including tax benefits of $150.5)							106.7			106.7
Fair value adjustments–cash flow hedges (including tax benefits of $3.5)						0.8				0.8
Comprehensive income										1,001.0
Common stock cash dividends ($.24 per share)					(297.4)					(297.4)
ESOP loan payment				7.4						7.4
Treasury stock purchases								(25.6)	(686.9)	(686.9)
Common equity put option expirations and forward contracts settled									500.8	500.8
Stock option exercises and other (including tax benefits of $61.3)			156.1	0.9				13.1	110.6	267.6

Balance at December 31, 2002	1,660.6	16.6	1,747.3	(98.4)	19,204.4	(8.5)	(1,592.8)	(392.4)	(8,987.7)	10,280.9

Net income					1,471.4					1,471.4
Translation adjustments (including tax benefits of $203.2)							957.8			957.8
Fair value adjustments–cash flow hedges (including taxes of $1.6)						8.0				8.0
Comprehensive income										2,437.2
Common stock cash dividends ($.40 per share)					(503.5)					(503.5)
ESOP loan payment				7.2						7.2
Treasury stock purchases								(18.9)	(438.7)	(438.7)
Stock option exercises and other (including tax benefits of $20.5)			90.2	0.7				12.6	107.9	198.8

Balance at December 31, 2003	1,660.6	16.6	1,837.5	(90.5)	20,172.3	(0.5)	(635.0)	(398.7)	(9,318.5)	11,981.9

Net income					2,278.5					2,278.5
Translation adjustments (including tax benefits of $106.3)							554.7			554.7
Fair value adjustments–cash flow hedges (including tax benefits of $3.3)						(15.2)				(15.2)
Comprehensive income										2,818.0
Common stock cash dividends ($.55 per share)					(695.0)					(695.0)
ESOP loan payment				7.9						7.9
Treasury stock purchases								(22.2)	(605.3)	(605.3)
Stock option exercises and other (including tax benefits of $87.3)			348.5	(0.2)				30.2	345.7	694.0

Balance at December 31, 2004	1,660.6	$16.6	$2,186.0	$(82.8)	$21,755.8	$(15.7)	$(80.3)	(390.7)	$(9,578.1)	$14,201.5

See Notes to consolidated financial statements.

24	McDonald’s Corporation

Notes to consolidated financial statements

Summary of significant accounting policies

Nature of business

The Company primarily operates and franchises McDonald’s restaurants in the food service industry. The Company also operates Boston Market and Chipotle Mexican Grill in the U.S. and has a minority ownership in U.K.-based Pret A Manger. In December 2003, the Company sold its Donatos Pizzeria business.

All restaurants are operated either by the Company, by independent entrepreneurs under the terms of franchise arrangements (franchisees), or by affiliates operating under license agreements.

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Substantially all investments in affiliates owned 50% or less (primarily McDonald’s Japan) are accounted for by the equity method.

Estimates in financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to current year presentation.

Revenue recognition

The Company’s revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. Sales by Company-operated restaurants are recognized on a cash basis. Fees from franchised and affiliated restaurants include continuing rent and service fees, initial fees and royalties received from foreign affiliates and developmental licensees. Continuing fees and royalties are recognized in the period earned. Initial fees are recognized upon opening of a restaurant, which is when the Company has performed substantially all initial services required by the franchise arrangement.

Foreign currency translation

The functional currency of substantially all operations outside the U.S. is the respective local currency, except for a small number of countries with hyperinflationary economies, where the functional currency is the U.S. Dollar.

Advertising costs

Advertising costs included in costs of Company-operated restaurants primarily consist of contributions to advertising cooperatives and were (in millions): 2004–$619.5; 2003–$596.7; 2002–$532.3. Production costs for radio and television advertising, primarily in the U.S., are expensed when the commercials are initially aired. These production costs as well as other marketing-related expenses included in selling, general & administrative expenses were (in millions): 2004–$103.1; 2003–$113.1; 2002–$115.3. In addition, significant advertising costs are incurred by franchisees through advertising cooperatives in individual markets.

Stock-based compensation

The Company accounts for all stock-based compensation as prescribed by Accounting Principles Board Opinion No. 25. The Company discloses pro forma net income and net income per common share, as provided by Statement of Financial Accounting Standards (SFAS) No.123, as amended by SFAS No.148, Accounting for Stock-Based Compensation.

The pro forma information was determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.123. The fair value of these options was estimated at the date of grant using an option pricing model. For pro forma disclosures, the options’ estimated fair value was amortized over their vesting period. The following tables present the pro forma disclosures and the weighted-average assumptions used to estimate the fair value of these options.

Pro forma disclosures

IN MILLIONS, EXCEPT PER SHARE DATA	2004	2003	2002
As reported–net income	$2,278.5	$1,471.4	$893.5
Add: Total stock-based employee compensation included in reported net income, net of related tax effects	6.8	4.4	—
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(156.3)	(224.1)	(251.7)

Pro forma–net income	$2,129.0	$1,251.7	$641.8

Net income per share:
As reported–basic	$1.81	$1.16	$.70
Pro forma–basic	$1.69	$.99	$.50
As reported–diluted	$1.79	$1.15	$.70
Pro forma–diluted	$1.68	$.98	$.50

Weighted-average assumptions

	2004	2003	2002
Expected dividend yield	1.51%	75%	75%
Expected stock price volatility	28.6%	28.1%	27.5%
Risk-free interest rate	3.93%	3.46%	5.25%
Expected life of options IN YEARS	7	7	7

Fair value per option granted	$8.44	$5.09	$10.88

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment, effective third quarter 2005 for the Company, which is a revision of FASB Statement No.123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach

McDonald’s Corporation	25

in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have an impact on our results of operations.

The Company expects to adopt Statement 123(R) during the first quarter 2005 using the modified-retrospective method restating prior periods. Had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the table above.

Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under the current rules. This requirement will reduce net operating cash flow and increase net financing cash flow.

Property and equipment

Property and equipment are stated at cost, with depreciation and amortization provided using the straight-line method over the following estimated useful lives: buildings–up to 40 years; leasehold improvements–the lesser of useful lives of assets or lease terms which generally include option periods; and equipment–three to 12 years.

Goodwill

Goodwill represents the excess of cost over the net tangible assets and identifiable intangible assets of acquired restaurant businesses. The Company’s goodwill primarily results from purchases of McDonald’s restaurants from franchisees and ownership increases in international subsidiaries or affiliates.

In 2001, the FASB issued SFAS No.141, Business Combinations, and No.142, Goodwill and Other Intangible Assets. SFAS No.141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations. SFAS No. 142, effective January 1, 2002, eliminates the amortization of goodwill (and intangible assets deemed to have indefinite lives) and instead subjects it to annual impairment tests. Other intangible assets continue to be amortized over their useful lives.

Under SFAS No.142, goodwill is generally assigned to the reporting units expected to benefit from the synergies of the combination. If a Company-operated restaurant is sold within 24 months of acquisition, the goodwill associated with the acquisition is written off in its entirety. If a restaurant is sold beyond 24 months from the acquisition, the amount of goodwill written off is based on the relative fair value of the business sold compared to the portion of the reporting unit (defined as each individual country for McDonald’s restaurant business as well as each individual non-McDonald’s brand) that will be retained.

The annual goodwill impairment test in the fourth quarter compares the fair value of a reporting unit, generally based on discounted future cash flows, with its carrying amount including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is measured as the difference between the fair value of the reporting unit’s goodwill and the carrying amount of goodwill.

The Company performed the initial required goodwill impairment test as of January 1, 2002 and recorded a non-cash charge of $98.6 million after tax ($0.07 per diluted share) for the cumulative effect of this accounting change. The impaired goodwill resulted primarily from businesses in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies had weakened significantly.

The following table presents the 2004 activity in goodwill by segment.

IN MILLIONS	U.S.	Europe	APMEA(1)	Latin America	Canada	Other(2)	Consolidated
Balance at December 31, 2003	$733.0	$510.7	$211.6	$62.3	$96.6	$50.9	$1,665.1
Net restaurant purchases	59.6	17.5	4.6	22.4	10.1	—	114.2
Ownership increases in subsidiaries/affiliates	—	—	15.6	4.1	—	2.6	22.3
Impairment charges	—	(2.4)	(25.9)	—	—	—	(28.3)
Currency Translation	—	39.8	8.2	(1.3)	8.3	—	55.0

Balance at December 31, 2004	$792.6	$565.6	$214.1	$87.5	$115.0	$53.5	$1,828.3

(1)	APMEA represents Asia/Pacific, Middle East and Africa.

(2)	Other represents non-McDonald’s brands.

26	McDonald’s Corporation

Long-lived assets

In accordance with SFAS No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of annually reviewing McDonald’s restaurant assets for potential impairment, assets are initially grouped together at a television market level in the U.S. and at a country level for each of the international markets. If an indicator of impairment (e.g., negative operating cash flows for the most recent trailing 24-month period) exists for any grouping of assets, an estimate of undiscounted future cash flows produced by each individual restaurant within the asset grouping is compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows.

Losses on assets held for disposal are recognized when management has approved and committed to a plan to dispose of the assets, and the assets are available for disposal. Generally, such losses relate to either restaurants that have closed and ceased operations or businesses or restaurants that are available for sale.

Financial instruments

The Company generally borrows on a long-term basis and is exposed to the impact of interest rate changes and foreign currency fluctuations. The Company uses foreign currency denominated debt and derivative instruments to manage the impact of these changes. The Company does not use derivatives with a level of complexity or with a risk higher than the exposures to be hedged and does not hold or issue derivatives for trading purposes.

The counterparties to these agreements consist of a diverse group of financial institutions. The Company continually monitors its positions and the credit ratings of its counterparties and adjusts positions as appropriate. The Company did not have significant exposure to any individual counterparty at December 31, 2004 and has master agreements that contain netting arrangements. Certain of these agreements also require each party to post collateral if credit ratings fall below, or aggregate exposures exceed, certain contractual limits. At December 31, 2004 and 2003, the Company was required to post collateral of $45.6 million and $11.6 million, respectively.

SFAS No.133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires companies to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. SFAS No.133 also requires companies to designate all derivatives that qualify as hedging instruments as fair value hedges, cash flow hedges or hedges of net investments in foreign operations. This designation is based upon the exposure being hedged.

All derivatives, primarily interest rate exchange agreements and foreign currency exchange agreements, were classified in the Consolidated balance sheet at December 31, 2004 and 2003 respectively, as follows: miscellaneous other assets–$101.6 and $102.4 million; other long-term liabilities (excluding accrued interest)–$218.1 and $135.5 million; and accrued payroll and other liabilities–$16.7 and $29.2 million.

There was no significant impact to the Company’s earnings related to the ineffective portion of any hedging instruments for the three years ended December 31, 2004.

•	Fair value hedges

The Company enters into fair value hedges to reduce the exposure to changes in the fair values of certain assets or liabilities. The types of fair value hedges the Company enters into include: (1) interest rate exchange agreements to convert a portion of its fixed-rate debt to floating-rate debt and (2) foreign currency exchange agreements for the exchange of various currencies and interest rates. The foreign currency exchange agreements are entered into to hedge the currency risk associated with debt and intercompany loans denominated in foreign currencies, and essentially result in floating-rate assets or liabilities denominated in U.S. Dollars or appropriate functional currencies.

For fair value hedges, the gains or losses on derivatives as well as the offsetting gains or losses on the related hedged items are recognized in current earnings.

•	Cash flow hedges

The Company enters into cash flow hedges to reduce the exposure to variability in certain expected future cash flows. The types of cash flow hedges the Company enters into include: (1) interest rate exchange agreements that effectively convert a portion of floating-rate debt to fixed-rate debt and are designed to reduce the impact of interest rate changes on future interest expense, (2) forward foreign exchange contracts and foreign currency options that are designed to protect against the reduction in value of forecasted foreign currency cash flows such as royalties and other payments denominated in foreign currencies, and (3) foreign currency exchange agreements for the exchange of various currencies and interest rates. The foreign currency exchange agreements hedge the currency risk associated with debt and intercompany loans denominated in foreign currencies, and essentially result in fixed-rate assets or liabilities denominated in U.S. Dollars or appropriate functional currencies.

For cash flow hedges, the effective portion of the gains or losses on derivatives is reported in the deferred hedging adjustment component of accumulated other comprehensive income in shareholders’ equity and reclassified into earnings in the same period or periods in which the hedged transaction affects earnings. The remaining gain or loss in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in earnings during the period of change.

The Company recorded after tax adjustments related to cash flow hedges to the deferred hedging adjustment component of accumulated other comprehensive income in shareholders’ equity. The Company recorded a net decrease of $15.2 million for the year ended December 31, 2004

McDonald’s Corporation	27

and net increases of $8.0 million and $0.8 million for the years ended December 31, 2003 and 2002, respectively. Based on interest rates and foreign currency exchange rates at December 31, 2004, no significant amount of deferred hedging adjustments, after tax, included in accumulated other comprehensive income in shareholders’ equity at December 31, 2004, will be recognized in earnings in 2005 as the underlying hedged transactions are realized. The maximum maturity date of any cash flow hedge of forecasted transactions at December 31, 2004 was 15 months, excluding instruments hedging forecasted payments of variable interest on existing financial instruments that have various maturity dates through 2015.

•	Hedges of net investments in foreign operations

The Company uses forward foreign exchange contracts and foreign currency denominated debt to hedge its investments in certain foreign subsidiaries and affiliates. Realized and unrealized translation adjustments from these hedges are included in shareholders’ equity in the foreign currency translation component of accumulated other comprehensive income and offset translation adjustments on the underlying net assets of foreign subsidiaries and affiliates, which also are recorded in accumulated other comprehensive income.

During the year ended December 31, 2004, the Company recorded a decrease in translation adjustments in accumulated other comprehensive income of $190.7 million after tax (included in the net increase of $554.7 million of translation adjustments in the Consolidated statement of shareholders’ equity), related primarily to foreign currency denominated debt designated as hedges of net investments. During the years ended December 31, 2003 and 2002, the Company recorded a decrease in translation adjustments in accumulated other comprehensive income of $378.1 million and $312.0 million, respectively, after tax, related to hedges of net investments.

Asset retirement obligations

The FASB SFAS No.143, Accounting for Asset Retirement Obligations, became effective January 1, 2003 and requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, the cost is capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. In first quarter 2003, the Company recorded a noncash charge of $36.8 million after tax ($0.03 per diluted share) related to lease obligations in certain international markets to reflect the cumulative effect of this accounting change. There is not a material effect to the Company’s ongoing results of operations or financial position related to SFAS No.143.

Common equity put options and forward contracts

During 2001, the Company sold 12.2 million common equity put options in connection with its share repurchase program. Premiums received of $31.8 million were recorded in shareholders’ equity as a reduction of the cost of treasury stock purchased. In 2002, 10.1 million common equity put options were exercised and 2.1 million options expired unexercised, while 21.0 million options were exercised in 2001. The total amount paid to acquire these shares as a result of the options being exercised was $286 million in 2002 and $700 million in 2001. No common equity put options were sold in 2004, 2003 or 2002; therefore, at December 31, 2004, 2003 and 2002, there were no common equity put options outstanding.

During 2001, the Company also entered into equity forward contracts in connection with its share repurchase program. The forward contracts for 5.5 million shares settled in March 2002. No additional equity forward contracts were entered into subsequent to March 2002.

Sales of stock by subsidiaries and affiliates

As permitted by Staff Accounting Bulletin No.51 issued by the Securities and Exchange Commission, when a subsidiary or affiliate sells unissued shares in a public offering, the Company records an adjustment to reflect an increase or decrease in the carrying value of its investment and a resulting nonoperating gain or loss.

Income tax contingencies

The Company like other multi-national companies is regularly audited by federal, state and foreign tax authorities, and tax assessments may arise several years after tax returns have been filed. Accordingly, tax reserves have been recorded when in management’s judgement it is not probable that the Company’s tax position will ultimately be sustained. While predicting the outcome of the audits involves uncertainty and requires estimates and informed judgements, we believe that the recorded tax liabilities are adequate and appropriate. The judgements and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to or further interpretation of regulations. Income tax expense is adjusted in the period in which these events occur or when the statute of limitations for a specific exposure item has expired.

Per common share information

Diluted net income per common share is calculated using net income divided by diluted weighted-average shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of primarily stock-based employee compensation calculated using the treasury stock method. The dilutive effect of stock options was (in millions of shares): 2004–14.0; 2003–6.7; 2002–8.4. Stock options that were not included in diluted weighted-average shares because they would have been antidilutive were (in millions of shares): 2004–85.5; 2003–159.1; 2002–148.0.

Statement of cash flows

The Company considers short-term, highly liquid investments with a maturity of 90 days or less to be cash equivalents. The impact of fluctuating foreign currencies on cash and equivalents was not material.

28	McDonald’s Corporation

Other operating (income) expense, net

IN MILLIONS	2004	2003	2002
Gains on sales of restaurant businesses	$(45.0)	$(54.5)	$(113.6)
Equity in earnings of unconsolidated affiliates	(60.0)	(36.9)	(24.1)
Other expense	255.8	215.4	117.8
Impairment and other charges:
Restaurant closings/impairment	130.5	135.5	402.4
Restructuring	—	272.1	266.9
Current year’s lease accounting correction	20.8	—	—
Prior years’ lease accounting correction	139.1	—	—
Other	—	—	183.9

Total impairment and other charges	290.4	407.6	853.2

Other operating expense, net	$441.2	$531.6	$833.3

Other expense

Other expense primarily consists of gains or losses on excess property and other asset dispositions and provisions for uncollectible receivables. Other expense for 2004 also includes certain costs incurred to acquire restaurants operated by litigating franchisees in Brazil and provisions for certain contingencies.

Restaurant closings/impairment

In 2004, the Company recorded $130.5 million of pretax charges for asset and goodwill impairment, primarily in South Korea driven by its significant decline in performance over the past few years.

In 2003, the $135.5 million of net charges consisted of: $147.7 million primarily related to asset/goodwill impairment in Latin America; $29.6 million for about 50 restaurant closings associated with strategic actions in Latin America; and a $41.8 million favorable adjustment to the 2002 charge for restaurant closings, primarily due to about 85 fewer closings than originally anticipated.

In 2002, the $402.4 million of charges consisted of: $302.3 million related to management’s decision to close about 750 underperforming restaurants primarily in the U.S. and Japan; and $100.1 million primarily related to the impairment of assets for certain existing restaurants in Europe and Latin America.

Restructuring

In 2003, the $272.1 million of charges consisted of: $237.0 million related to the loss on the sale of Donatos Pizzeria, the closing of Donatos and Boston Market restaurants outside the U.S. and the exit of a domestic joint venture with Fazoli’s; and $35.1 million related to the revitalization plan actions of McDonald’s Japan, including headcount reductions, the closing of Pret A Manger stores in Japan and the early termination of a long-term management services agreement.

In 2002, the $266.9 million of net charges consisted of: $201.4 million related to the anticipated transfer of ownership in five countries in the Middle East and Latin America to developmental licensees and ceasing operations in two countries in Latin America; $80.5 million primarily related to eliminating approximately 600 positions (about half of which were in the U.S. and half of which were in international markets), reallocating resources and consolidating certain home office facilities to control costs; and a $15.0 million favorable adjustment to the 2001 restructuring charge due to lower employee-related costs than originally anticipated.

Lease accounting correction

Like other companies in the restaurant and retail industries, McDonald’s recently reviewed its accounting practices and policies with respect to leasing transactions. Following this review and in consultation with its external auditors, McDonald’s has corrected an error in its prior practices to conform the lease term used in calculating straight-line rent expense with the term used to amortize improvements on leased property. The result of the correction is primarily to accelerate the recognition of rent expense under certain leases that include fixed-rent escalations by revising the computation of straight-line rent expense to include these escalations for certain option periods. As the correction relates solely to accounting treatment, it does not affect McDonald’s historical or future cash flows or the timing of payments under the related leases and its effect on the Company’s current or prior years’ earnings per share, cash from operations and shareholders’ equity is immaterial. These adjustments primarily impact the U.S., China, Boston Market and Chipotle. Other markets were less significantly impacted, as many of the leases outside of the U.S. do not contain fixed-rent escalations.

Other

In 2002, the $183.9 million of charges consisted of $170.0 million primarily related to the write-off of software development costs as a result of management’s decision to terminate a long-term technology project; and $13.9 million primarily related to the write-off of receivables and inventory in Venezuela as a result of the temporary closure of all McDonald’s restaurants due to a national strike.

McDonald’s Corporation	29

The following table presents the activity included in accrued restructuring and restaurant closing costs in the Consolidated balance sheet.

IN MILLIONS	Liability at Dec 31, 2002	2003 activity			Liability at Dec 31, 2003	2004 activity			Liability at Dec 31, 2004
		Provision	Cash	Noncash		Provision	Cash	Noncash
Restaurant closings/impairment:
Asset write-offs	—	$144.4		$(144.4)	—	$130.5		$(130.5)	—
Lease termination and other	$128.4	(8.9)	$(85.8)		$33.7		$(16.5)		$17.2

	128.4	135.5	(85.8)	(144.4)	33.7	130.5	(16.5)	(130.5)	17.2

Restructuring:
Asset write-offs	—	249.5		(249.5)	—				—
Employee-related costs	72.3		(34.0)		38.3		(12.0)		26.3
Lease termination and other	103.3	22.6	(47.1)	(35.1)	43.7		(15.7)		28.0

	175.6	272.1	(81.1)	(284.6)	82.0		(27.7)		54.3

Other:
Asset write-offs	—				—				—
Other	24.5		(24.5)		—				—

	24.5		(24.5)		—				—

Total accrued restructuring and restaurant closing costs	$328.5	$407.6	$(191.4)	$(429.0)	$115.7	$130.5	$(44.2)	$(130.5)	$71.5

Employee severance is generally paid in installments over a period of up to one year after termination, and the remaining lease payments for closed facilities will be paid over the next several years.

Franchise arrangements

Individual franchise arrangements generally include a lease and a license and provide for payment of initial fees, as well as continuing rent and service fees to the Company based upon a percent of sales with minimum rent payments that parallel the Company’s underlying leases and escalations (on properties that are leased). McDonald’s franchisees are granted the right to operate a restaurant using the McDonald’s System and, in most cases, the use of a restaurant facility, generally for a period of 20 years. Franchisees pay related occupancy costs including property taxes, insurance and maintenance. In addition, franchisees outside the U.S. generally pay a refundable, noninterest-bearing security deposit. Foreign affiliates and developmental licensees pay a royalty to the Company based upon a percent of sales.

The results of operations of restaurant businesses purchased and sold in transactions with franchisees, affiliates and others were not material to the consolidated financial statements for periods prior to purchase and sale.

Revenues from franchised and affiliated restaurants consisted of:

IN MILLIONS	2004	2003	2002
Rents and service fees	$4,804.8	$4,302.1	$3,855.0
Initial fees	36.1	43.0	51.1

Revenues from franchised and affiliated restaurants	$4,840.9	$4,345.1	$3,906.1

Future minimum rent payments due to the Company under existing franchise arrangements are:

IN MILLIONS	Owned sites	Leased sites	Total
2005	$1,063.4	$811.7	$1,875.1
2006	1,038.9	790.3	1,829.2
2007	1,006.7	772.1	1,778.8
2008	972.2	751.3	1,723.5
2009	933.0	722.9	1,655.9
Thereafter	7,241.7	5,531.7	12,773.4

Total minimum payments	$12,255.9	$9,380.0	$21,635.9

At December 31, 2004, net property and equipment under franchise arrangements totaled $10.4 billion (including land of $3.0 billion) after deducting accumulated depreciation and amortization of $4.8 billion.

Leasing arrangements

At December 31, 2004, the Company was the lessee at 15,235 restaurant locations through ground leases (the Company leases the land and the Company or franchisee owns the building) and through improved leases (the Company leases land and buildings). Lease terms for most restaurants are generally for 20 years and, in many cases, provide for rent escalations and renewal options, with certain leases providing purchase options. Escalation terms vary by geographic segment with examples including fixed-rent escalations, escalations based on an inflation index, and fair-value market adjustments. The timing of these escalations generally ranges from annually to every five years. For most locations, the Company is obligated for the related

30	McDonald’s Corporation

occupancy costs including property taxes, insurance and maintenance. However, for franchised sites, the Company requires the franchisees to pay these costs. In addition, the Company is the lessee under noncancelable leases covering certain offices and vehicles.

Future minimum payments required under existing operating leases with initial terms of one year or more are:

IN MILLIONS	Restaurant	Other	Total
2005	$996.0	$65.7	$1,061.7
2006	945.2	54.5	999.7
2007	885.2	43.9	929.1
2008	828.7	36.3	865.0
2009	773.5	33.1	806.6
Thereafter	6,590.6	189.9	6,780.5

Total minimum payments	$11,019.2	$423.4	$11,442.6

The following table provides detail of rent expense:

IN MILLIONS	2004	2003	2002
Company-operated restaurants:
U.S.	$136.8	$136.9	$124.0
Outside the U.S.	446.0	398.4	358.4

Total	582.8	535.3	482.4

Franchised restaurants:
U.S.	296.0	279.6	254.4
Outside the U.S.	280.2	250.7	210.9

Total	576.2	530.3	465.3

Other	94.5	87.3	84.8

Total rent expense	$1,253.5	$1,152.9	$1,032.5

Rent expense included percent rents in excess of minimum rents (in millions) as follows—Company-operated restaurants: 2004–$84.4; 2003–$73.2; 2002–$64.1. Franchised restaurants: 2004–$97.3; 2003–$80.3; 2002–$67.2.

The 2004 rent expense above excludes a correction of $159.9 million ($20.8 million for the current year and $139.1 million for prior years) in the Company’s lease accounting practices made in 2004. See Other operating expense, net note to the consolidated financial statements for further discussion.

Income taxes

Income before provision for income taxes and cumulative effect of accounting changes, classified by source of income, was as follows:

IN MILLIONS	2004	2003	2002
U.S.	$1,575.2	$1,150.8	$876.3
Outside the U.S.	1,627.2	1,195.6	785.8

Income before provision for income taxes and cumulative effect of accounting changes	$3,202.4	$2,346.4	$1,662.1

The provision for income taxes, classified by the timing and location of payment, was as follows:

IN MILLIONS	2004	2003	2002
U.S. federal	$557.9	$177.9	$307.0
U.S. state	56.4	58.8	54.6
Outside the U.S.	481.5	420.1	353.0

Current tax provision	$1,095.8	656.8	714.6

U.S. federal	(178.6)	180.1	(47.4)
U.S. state	10.9	12.6	(7.6)
Outside the U.S.	(4.2)	(11.3)	10.4

Deferred tax provision (benefit)	(171.9)	181.4	(44.6)

Provision for income taxes	$923.9	$838.2	$670.0

Net deferred tax liabilities consisted of:

IN MILLIONS	December 31,
	2004	2003
Property and equipment	$1,407.9	$1,447.5
Other	211.0	161.5

Total deferred tax liabilities	1,618.9	1,609.0

Intangible assets	(301.5)	(236.2)
Operating loss carryforwards	(269.9)	(228.1)
Employee benefit plans	(134.1)	(123.2)
Property and equipment	(184.4)	(132.5)
Capital loss carryforwards	(182.7)	(197.0)
Unrealized foreign exchange losses	(383.7)	(280.6)
Foreign tax credit carryforwards	(32.2)	(86.9)
Other	(361.8)	(230.5)

Total deferred tax assets before valuation allowance	(1,850.3)	(1,515.0)

Valuation allowance	531.7	483.2

Net deferred tax liabilities	$300.3	$577.2

Balance sheet presentation:
Deferred income taxes	$781.5	$1,065.3
Other assets–miscellaneous	(380.1)	(312.9)
Current assets–prepaid expenses and other current assets	(101.1)	(175.2)

Net deferred tax liabilities	$300.3	$577.2

The statutory U.S. federal income tax rate reconciles to the effective income tax rates as follows:

	2004	2003	2002
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of related federal income tax benefit	1.4	2.3	2.2
Benefits and taxes related to foreign operations	(7.6)	(2.7)	(6.3)
Impairment and other charges, net(1)	.5	2.5	8.7
Other, net	(.4)	(1.4)	.7

Effective income tax rates	28.9%	35.7%	40.3%

(1)	Certain of these items were not tax effected.

McDonald’s Corporation	31

Deferred U.S. income taxes have not been recorded for basis differences related to investments in certain foreign subsidiaries and corporate joint ventures. These basis differences were approximately $5.5 billion at December 31, 2004 and consisted primarily of undistributed earnings. Other than the potential repatriation of earnings under the new tax law, as described below, these earnings are considered permanently invested in the businesses. Determination of the deferred income tax liability on these unremitted earnings is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act. As such, we have not decided whether, and to what extent, we might repatriate foreign earnings that have not yet been remitted to the U.S. Based on our analysis to date, however, it is reasonably possible that we may repatriate between $0 and $3.2 billion, with the respective tax liability ranging from $0 to $100 million. We expect to finalize our assessment once clarifying guidance is issued.

Segment and geographic information

The Company operates in the food service industry. Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. Fees from franchised and affiliated restaurants include continuing rent and service fees, initial fees, and royalties received from foreign affiliates and developmental licensees. All intercompany revenues and expenses are eliminated in computing revenues and operating income. Operating income includes the Company’s share of operating results of affiliates after interest expense and income taxes, except for U.S. affiliates, which are reported before income taxes. Royalties and other payments from subsidiaries outside the U.S. were (in millions): 2004–$781.1, 2003–$684.5; 2002–$644.1.

Corporate general & administrative expenses are included in the corporate segment of operating income and consist of home office support costs in areas such as facilities, finance, human resources, information technology, legal, marketing, supply chain management and training. Corporate assets include corporate cash and equivalents, asset portions of financing instruments and home office facilities.

IN MILLIONS	2004	2003	2002
U.S.	$6,525.6	$6,039.3	$5,422.7
Europe	6,736.3	5,874.9	5,136.0
APMEA	2,721.3	2,447.6	2,367.7
Latin America	1,007.9	858.8	813.9
Canada	898.1	777.9	633.6
Other	1,175.5	1,142.0	1,031.8

Total revenues	$19,064.7	$17,140.5	$15,405.7

U.S.	$2,181.4	$1,982.1	$1,673.3
Europe	1,471.1	1,339.1	1,021.8
APMEA	200.4	226.3	64.3
Latin America	(19.6)	(170.9)	(133.4)
Canada	178.0	163.2	125.4
Other	(16.4)	(295.1)	(66.8)
Corporate	(454.4)	(412.5)	(571.7)

Total operating income	$3,540.5 (1)	$2,832.2 (2)	$2,112.9 (3)

U.S.	$8,551.5	$8,549.2	$8,687.4
Europe	10,389.5	9,462.2	8,333.2
APMEA	3,853.0	3,773.3	3,465.0
Latin America	1,496.6	1,412.4	1,425.5
Canada	1,162.4	1,007.0	770.6
Other	653.7	574.8	780.4
Corporate	1,730.8	1,059.1	731.6

Total assets	$27,837.5	$25,838.0	$24,193.7

U.S.	$486.7	$482.4	$752.7
Europe	445.0	404.8	579.4
APMEA	157.8	122.1	230.4
Latin America	62.6	78.4	119.9
Canada	87.5	63.9	111.6
Other	115.4	132.8	190.4
Corporate	64.3	23.0	19.4

Total capital expenditures	$1,419.3	$1,307.4	$2,003.8

U.S.	$394.6	$395.1	$383.4
Europe	422.6	382.4	334.9
APMEA	165.6	156.5	141.7
Latin America	66.3	64.3	59.6
Canada	51.9	46.7	35.6
Other	51.0	53.1	40.3
Corporate	49.0	50.1	55.3

Total depreciation and amortization	$1,201.0	$1,148.2	$1,050.8

See Other operating expense, net note for further discussion of the following items:

(1)	Includes $290.4 million of charges (U.S.–$79.8; Europe–$27.0; APMEA–$138.7; Latin America–$2.1; Canada–$3.8; and Other–$39.0) related to a correction in the Company’s lease accounting practices and policies and asset/goodwill impairment.

(2)	Includes $407.6 million of charges (adjustments) [U.S.–($11.4); Europe–($20.0); APMEA–$54.9; Latin America–$108.9; Canada–($1.2); Other–$266.1; and Corporate–$10.3] primarily related to the disposition of certain non-McDonald’s brands and asset/goodwill impairment.

(3)	Includes $853.2 million of charges (U.S.–$99.2; Europe–$147.8; APMEA–$222.3; Latin America–$142.3; Canada–$9.7; Other–$34.0; and Corporate–$197.9) primarily related to restructuring markets and eliminating positions, restaurant closings/asset impairment and the write-off of technology costs.

Total long-lived assets, primarily property and equipment, were (in millions)—Consolidated: 2004–$24,390.8; 2003–$23,405.9; 2002–$21,976.6. U.S. based: 2004–$9,219.0; 2003–$9,067.2; 2002–$9,241.2.

32	McDonald’s Corporation

Debt financing

Line of credit agreements

At December 31, 2004, the Company had several line of credit agreements with various banks totaling $1.3 billion, all of which remained unused. Subsequent to year end, the Company renegotiated the agreements into a single $1.3 billion line of credit agreement expiring in 2010 with fees based on current credit ratings of 0.08% per annum on the total commitment. Fees and interest rates on this line are based on the Company’s long-term credit rating assigned by Moody’s and Standard & Poor’s. In addition, certain subsidiaries outside the U.S. had unused lines of credit totaling $690.0 million at December 31, 2004; these were principally short-term and denominated in various currencies at local market rates of interest.

The weighted-average interest rate of short-term borrowings was 4.4% at December 31, 2004 (based on $397.2 million of foreign currency bank line borrowings) and 4.3% at December 31, 2003 (based on $341.1 million of foreign currency bank line borrowings).

Fair values

At December 31, 2004, the fair value of the Company’s debt obligations was estimated at $9.7 billion, compared to a carrying amount of $9.2 billion. This fair value was estimated using various pricing models or discounted cash flow analyses that incorporated quoted market prices. The Company has no current plans to retire a significant amount of its debt prior to maturity.

The carrying amounts for both cash and equivalents and notes receivable approximate fair value. Foreign currency and interest rate exchange agreements, foreign currency options and forward foreign exchange contracts were recorded in the Consolidated balance sheet at fair value estimated using various pricing models or discounted cash flow analyses that incorporated quoted market prices. No fair value was estimated for noninterest-bearing security deposits by franchisees, because these deposits are an integral part of the overall franchise arrangements.

Debt obligations

The Company has incurred debt obligations principally through public and private offerings and bank loans. There are no provisions in the Company’s debt obligations that would accelerate repayment of debt as a result of a change in credit ratings or a material adverse change in the Company’s business. Certain of the Company’s debt obligations contain cross-acceleration provisions, and restrictions on Company and subsidiary mortgages and the long-term debt of certain subsidiaries. Under certain agreements, the Company has the option to retire debt prior to maturity, either at par or at a premium over par.

The following table summarizes the Company’s debt obligations. (Interest rates reflected in the table include the effects of interest rate and foreign currency exchange agreements.)

		Interest rates(1) December 31		Amounts outstanding December 31
IN MILLIONS OF U.S. DOLLARS	Maturity dates	2004	2003	2004	2003
Fixed-original issue(2)		4.9%	5.0%	$3,338.1	$3,615.5
Fixed-converted via exchange agreements(3)		3.9	4.6	(1,694.9)	(1,503.6)
Floating		2.6	.8	916.1	643.2

Total U.S. Dollars	2005-2028			2,559.3	2,755.1

Fixed		4.2	4.3	1,024.7	895.5
Floating		2.4	2.0	1,867.2	2,217.4

Total Euro	2005-2013			2,891.9	3,112.9

Total British
Pounds Sterling-fixed	2005-2032	6.0	6.0	1,147.0	1,258.7

Fixed		7.1	6.1	99.1	131.6
Floating		1.1	.8	275.4	250.1

Total other European currencies(4)	2005-2007			374.5	381.7

Total Japanese Yen-fixed	2005-2030	1.9	1.9	1,076.4	1,028.1

Fixed		5.6	6.4	195.1	383.4
Floating		4.3	4.2	672.7	489.4

Total other currencies(5)	2005-2016			867.8	872.8

Debt obligations before fair value adjustments(6)				8,916.9	9,409.3
Fair value adjustments(7)				302.6	321.2

Total debt obligations(8)				$9,219.5	$9,730.5

(1)	Weighted-average effective rate, computed on a semiannual basis.

(2)	Includes $150 million of debentures that mature in 2027, which are subordinated to senior debt and provide for the ability to defer interest payments up to five years under certain conditions.

(3)	A portion of U.S. Dollar fixed-rate debt effectively has been converted into other currencies and/or into floating-rate debt through the use of exchange agreements. The rates shown reflect the fixed rate on the receivable portion of the exchange agreements. All other obligations in this table reflect the net effects of these and other exchange agreements.

(4)	Primarily consists of Swiss Francs, Swedish Kronor and Danish Kroner.

(5)	Primarily consists of Korean Won, Chinese Renminbi, Australian Dollars, Hong Kong Dollars, and Singapore Dollars.

(6)	Aggregate maturities for 2004 debt balances, before fair value adjustments, were as follows (in millions): 2005–$862.2; 2006–$1,262.1; 2007–$775.6; 2008–$830.5; 2009–$420.0; thereafter–$4,766.5. These amounts include a reclassification of short-term obligations totaling $1.3 billion to long-term obligations as they are supported by a long-term line of credit agreement expiring in 2010.

(7)	SFAS No.133 requires that the underlying items in fair value hedges, in this case debt obligations, be recorded at fair value. The related hedging instrument is also recorded at fair value in either miscellaneous other assets or other long-term liabilities. A portion ($106.4 million) of the adjustments at December 31, 2004 related to interest rate exchange agreements that were terminated in December 2002 and will amortize as a reduction of interest expense over the remaining life of the debt.

(8)	Includes current maturities of long-term debt and long-term debt included in the Consolidated balance sheet. The decrease in debt obligations from December 31, 2003 to December 31, 2004 was due to net repayments ($815.5 million) and SFAS No.133 non-cash fair value adjustments ($18.6 million), partly offset by the impact of changes in exchange rates on foreign currency denominated debt ($323.1 million).

McDonald’s Corporation	33

ESOP loans and other guarantees

At December 31, 2004, the Company has guaranteed and included in total debt $7.5 million of Notes issued by the Leveraged Employee Stock Ownership Plan (ESOP) with payments through 2006. Borrowings related to the ESOP at December 31, 2004, which include $85.9 million of loans from the Company to the ESOP and the $7.5 million of Notes guaranteed by the Company, are reflected as long-term debt with a corresponding reduction of shareholders’ equity (unearned ESOP compensation). The ESOP is repaying the loans and interest through 2018 using Company contributions and dividends from its McDonald’s common stock holdings. As the principal amount of the borrowings is repaid, the debt and the unearned ESOP compensation are being reduced.

The Company also has guaranteed certain affiliate and other loans totaling $69.9 million at December 31, 2004. These guarantees are contingent commitments generally issued by the Company to support borrowing arrangements of certain U.S. partnerships and franchisees, and certain affiliates. The terms of the guarantees vary and are equal to the remaining term of the related debt. At December 31, 2004, there was no carrying value for obligations under these guarantees in the Consolidated balance sheet.

Employee benefit plans

The Company’s Profit Sharing and Savings Plan for U.S.-based employees includes profit sharing, 401(k) and leveraged employee stock ownership (ESOP) features. The 401(k) feature allows participants to make pretax contributions that are partly matched from shares released under the ESOP. McDonald’s executives, staff and restaurant managers participate in any additional ESOP allocations and profit sharing contributions, based on their compensation. The profit sharing contribution is discretionary, and the Company determines the amount each year.

Effective March 31, 2003, all contributions and related earnings can be invested in McDonald’s common stock or among several other investment alternatives in accordance with each participant’s elections. Prior to March 31, 2003, ESOP allocations and earnings were generally invested in McDonald’s common stock and all other contributions and related earnings could be among several investment alternatives, including McDonald’s common stock.

In addition, the Company maintains a nonqualified, unfunded Supplemental Plan that allows participants to (i) make tax-deferred contributions and (ii) receive Company-provided allocations that cannot be made under the Profit Sharing and Savings Plan because of Internal Revenue Service limitations. The investment alternatives and returns in the Supplemental Plan are based on certain market-rate investment alternatives under the Profit Sharing and Savings Plan. Total liabilities under the Supplemental Plan were $350.2 million at December 31, 2004 and $329.3 million at December 31, 2003 and were included in other long-term liabilities in the Consolidated balance sheet.

The Company has entered into derivative contracts to hedge market-driven changes in certain of the Supplemental Plan liabilities. At December 31, 2004, derivatives with a fair value of $66.8 million indexed to the Company’s stock and $54.7 million indexed to certain market indices were included in miscellaneous other assets in the Consolidated balance sheet. All changes in Plan liabilities and in the fair value of the derivatives are recorded in selling, general & administrative expenses. Changes in fair value of the derivatives indexed to the Company’s stock are recorded in the income statement because the contracts provide the counterparty with a choice to settle in cash or shares.

Total U.S. costs for the Profit Sharing and Savings Plan, including nonqualified benefits and related hedging activities, were (in millions): 2004–$58.5; 2003–$60.3; 2002–$50.1.

Certain subsidiaries outside the U.S. also offer profit sharing, stock purchase or other similar benefit plans. Total plan costs outside the U.S. were (in millions): 2004–$47.8; 2003–$43.9; 2002–$36.8.

Other postretirement benefits and postemployment benefits, excluding severance benefits related to the 2002 restructuring charge, were immaterial.

Property and equipment

Net property and equipment consisted of:

	December 31,
IN MILLIONS	2004	2003
Land	$4,661.1	$4,483.0
Buildings and improvements on owned land	10,260.3	9,693.4
Buildings and improvements on leased land	10,520.7	9,792.1
Equipment, signs and seating	4,426.1	4,090.5
Other	639.6	681.2

	30,507.8	28,740.2

Accumulated depreciation and amortization	(9,804.7)	(8,815.5)

Net property and equipment	$20,703.1	$19,924.7

Depreciation and amortization expense was (in millions): 2004–$1,138.3; 2003–$1,113.3; 2002–$971.1.

34	McDonald’s Corporation

Stock-based compensation

At December 31, 2004, the Company had stock-based compensation plans for employees and nonemployee directors which authorized the granting of various equity-based incentives including stock options, restricted stock and restricted stock units. The number of shares of common stock reserved for issuance under the plans was 224.1 million at December 31, 2004, including 57.2 million available for future grants.

Stock options

Options to purchase common stock are granted at the fair market value of the stock on the date of grant. Substantially all of the options become exercisable in four equal installments, beginning a year from the date of the grant, and generally expire 10 years from the grant date. Approximately 44 million options granted between May 1, 1999 and December 31, 2000 expire 13 years from the date of grant.

In 2001, the Board of Directors approved a special grant of 11.9 million options at a price of $28.90 as an incentive to meet an operating income performance goal for calendar year 2003. The options vested on January 31, 2004 and substantially all expired on June 30, 2004 because the Company did not meet the performance goal.

A summary of the status of the Company’s stock option grants as of December 31, 2004, 2003 and 2002, and changes during the years then ended, is presented in the following table.

	2004		2003		2002
Options	Shares IN MILLIONS	Weighted- average exercise price	Shares IN MILLIONS	Weighted- average exercise price	Shares IN MILLIONS	Weighted- average exercise price
Outstanding at beginning of year	194.2	$26.90	198.9	$27.57	192.9	$26.65
Granted	20.1	26.10	23.6	14.96	26.3	28.26
Exercised	(30.0)	20.16	(12.6)	15.19	(13.1)	14.91
Forfeited/expired	(17.4)	28.99	(15.7)	27.07	(7.2)	29.22

Outstanding at end of year	166.9	$27.80	194.2	$26.90	198.9	$27.57

Exercisable at end of year	114.7		122.9		110.9

Options granted each year were 1.6%, 1.9% and 2.1% of weighted-average common shares outstanding for 2004, 2003 and 2002, respectively, representing grants to approximately 13,000, 14,300, and 13,900 employees in those three years.

The following table presents information related to options outstanding and options exercisable at December 31, 2004, based on ranges of exercise prices.

	Options outstanding			Options exercisable
Range of exercise prices	Number of options IN MILLIONS	Weighted- average remaining contractual life IN YEARS	Weighted- average exercise price	Number of options IN MILLIONS	Weighted- average exercise price
$14 to 24	48.2	4.1	$19.77	32.6	$21.98
25 to 27	38.0	6.0	26.11	15.5	26.24
28 to 34	41.3	6.4	29.18	27.2	29.24
35 to 46	39.4	7.4	37.80	39.4	37.80

$14 to 46	166.9	5.9	$27.80	114.7	$29.71

Restricted stock/restricted stock units

The Company granted 0.2 million restricted stock units (RSUs) in 2004, a majority of which have performance conditions, and 1.8 million in 2003. The RSUs generally vest 100% at the end of three years and are payable in either shares of common stock or cash, at the Company’s option. At December 31, 2004, 1.7 million remained outstanding. Compensation expense related to the RSUs is amortized over the vesting period in selling, general & administrative expenses in the Consolidated statement of income.

McDonald’s Corporation	35

Quarterly results (unaudited)

	Quarters ended December 31				Quarters ended September 30			Quarters ended June 30		Quarters ended March 31
IN MILLIONS, EXCEPT PER SHARE DATA	2004		2003		2004		2003	2004	2003	2004	2003
Revenues
Sales by Company-operated restaurants	$3,764.1		$3,398.4		$3,664.8		$3,351.2	$3,511.9	$3,189.7	$3,283.0	$2,856.1
Revenues from franchised and affiliated restaurants	1,246.2		1,157.0		1,260.9		1,153.4	1,217.1	1,091.1	1,116.7	943.6

Total revenues	5,010.3		4,555.4		4,925.7		4,504.6	4,729.0	4,280.8	4,399.7	3,799.7

Company-operated margin	563.5		486.4		578.5		510.6	526.4	445.7	455.6	346.7
Franchised margin	988.0		909.6		1,008.0		917.4	971.4	860.1	870.3	720.3
Operating income	617.3	(1)	367.5	(3)	1,098.9		963.9	965.9	826.2	858.4	674.6
Income before cumulative effect of accounting change	$397.9	(2)	$125.7	(3)	$778.4	(4)	$547.4	$590.7	$470.9	$511.5	$364.2
Cumulative effect of accounting change, net of tax											(36.8)
Net income	$397.9	(2)	$125.7	(3)	$778.4	(4)	$547.4	$590.7	$470.9	$511.5	$327.4

Per common share–basic:
Income before cumulative effect of accounting change	$.31	(2)	$.10	(3)	$.62	(4)	$.43	$.47	$.37	$.41	$.29
Cumulative effect of accounting change											(.03)
Net income	$.31	(2)	$.10	(3)	$.62	(4)	$.43	$.47	$.37	$.41	$.26

Per common share–diluted:
Income before cumulative effect of accounting change	$.31	(2)	$.10	(3)	$.61	(4)	$.43	$.47	$.37	$.40	$.29
Cumulative effect of accounting change											(.03)
Net income	$.31	(2)	$.10	(3)	$.61	(4)	$.43	$.47	$.37	$.40	$.26

Dividends declared per common share	$—		$—		$.55		$.40	$—	$—	$—	$—

Weighted-average shares–basic	1,264.3		1,266.2		1,256.7		1,271.5	1,256.0	1,272.5	1,261.7	1,269.6
Weighted-average shares–diluted	1,280.9		1,277.9		1,268.4		1,281.0	1,268.0	1,277.5	1,275.5	1,270.3

Market price per common share:
High	$32.96		$27.01		$28.25		$24.37	$29.43	$22.95	$29.98	$17.38
Low	27.31		23.01		25.64		20.40	25.05	13.88	24.54	12.12
Close	32.06		24.83		28.03		23.54	26.00	22.06	28.57	14.46

(1)	Includes the following pretax charges totaling $0.08 per share each:

•	$159.9 million ($104.5 million after tax) related to a correction in the Company’s lease accounting practices and policies.

•	$117.2 million ($107.6 million after tax) related to asset/goodwill impairment primarily in South Korea.

(2)	Includes net pretax charges of $227.8 million ($180.1 million after tax or $0.14 per share) consisting of the $277.1 million pretax charges discussed in note 1 above and a $49.3 million nonoperating gain related to the sale of the Company’s interest in a U.S. real estate partnership.

(3)	Includes the following net charges totaling $0.25 per share:

•	$272.1 million ($183.2 million after tax) related to the disposition of certain non-McDonald’s brands and the revitalization plan actions of our Japanese affiliate.

•	$135.5 million ($140.0 million after tax) primarily related to asset/goodwill impairment mainly in Latin America, restaurant closings associated with strategic actions in Latin America and a favorable adjustment to the 2002 charge for restaurant closings, primarily due to about 85 fewer closings than originally anticipated.

(4)	The effective income tax rate for the third quarter of 2004 benefited from an international transaction and the utilization of certain previously unrealized capital loss carryforwards (the Company was able to reverse a valuation allowance related to the carryforwards due to the gain discussed in note 2 above).

36	McDonald’s Corporation

Management’s Report

Management is responsible for the preparation, integrity and fair presentation of the consolidated financial statements and Notes to the consolidated financial statements. The financial statements were prepared in accordance with the accounting principles generally accepted in the U.S. and include certain amounts based on management’s judgement and best estimates. Other financial information presented is consistent with the financial statements.

Management is also responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed under the supervision of the Company’s principal executive and financial officers in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

(i)	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company;

(ii)	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(iii)	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2004.

The Company’s independent registered public accounting firm, Ernst & Young LLP, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting. That report appears on page 46 of this Report and expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

McDonald’s Corporation

February 22, 2005

McDonald’s Corporation	37

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

McDonald’s Corporation

We have audited the accompanying Consolidated balance sheets of McDonald’s Corporation as of December 31, 2004 and 2003, and the related Consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of McDonald’s Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McDonald’s Corporation at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in the Notes to the consolidated financial statements, effective January 1, 2003, the Company changed its method for accounting for asset retirement obligations to conform with SFAS No. 143, Accounting for Asset Retirement Obligations. Effective January 1, 2002, the Company changed its method for accounting for goodwill to conform with SFAS No. 142, Goodwill and Other Intangible Assets.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of McDonald’s Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP

Chicago, Illinois

February 22, 2005

38	McDonald’s Corporation

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

We have audited management’s assessment, included in the accompanying Management’s Report, that McDonald’s Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Standards Board (United States), the Consolidated balance sheets of McDonald’s Corporation as of December 31, 2004 and 2003, and the related Consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004 and our report dated February 22, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP

Chicago, Illinois

February 22, 2005

McDonald’s Corporation	39

Exhibit A. McDonald’s Corporation One-year Return on Incremental Invested Capital (ROIIC)

Return on incremental invested capital (ROIIC) is a measure reviewed by management to determine the effectiveness of capital deployed. One-year ROIIC is calculated as a percentage. The numerator is the Company’s constant rate (constant rate excludes the impact of foreign currency translation) incremental operating income plus depreciation and amortization, based on a comparison of the current and prior year periods. The denominator is the constant rate weighted average adjusted cash used for investing activities during the two-year period. Adjusted cash used for investing activities is defined as cash used for investing activities less net cash (collections) and issuances of notes receivable, which do not generate operating income. Constant rate weighted average adjusted cash used for investing activities is based on a weighting applied on a quarterly basis detailed in the following table.

AS A PERCENT	2004	2003
Weightings:
Quarters ended March 31	87.5%	12.5%
Quarters ended June 30	62.5	37.5
Quarters ended September 30	37.5	62.5
Quarters ended December 31	12.5	87.5

In determining the denominator used to calculate one-year ROIIC, weightings are applied to adjusted cash used for investing activities for each of the eight quarters in the applicable two-year period. These weightings reflect the relative contribution of each quarter’s investing activities to constant rate incremental operating income. Thus, the weighting assigned in the first quarter of 2003 is substantially less than that assigned to the comparable 2004 period. Once the weightings are applied to the adjusted cash used for investing activities in each quarter, the results are aggregated to arrive at the one-year weighted average adjusted cash used for investing activities. Management believes that weighting cash used for investing activities provides a more accurate reflection of the relationship between its investments and returns than a simple average.

The reconciliations to the most comparable measurements, in accordance with accounting principles generally accepted in the U.S., for the numerator and denominator of ROIIC are as follows:

	Years ended December 31,		Incremental change
	2004	2003
NUMERATOR:
Operating income	$3,540.5	$2,832.2	$708.3
Depreciation and amortization	1,201.0	1,148.2	52.8
Effect of currency translation(1)			(258.3)

Constant rate incremental operating income plus depreciation and amortization			$502.8

DENOMINATOR:
Cash used for investing activities	$1,383.1	$1,369.6
Less: Net cash (collection)/issuances of notes receivable	(11.2)	(2.1)

Adjusted cash used for investing activities	$1,394.3	$1,371.7

Weighted average adjusted cash used for investing activities(2)	$1,233.2
Effect of currency translation(1)	(6.3)

Constant rate weighted average adjusted cash used for investing activities(2)	$1,226.9

One-year ROIIC(3)	41.0%

(1)	Represents the effect of foreign currency translation by translating results at an average exchange rate for the periods presented.

(2)	Represents one-year adjusted cash used for investing activities, determined by applying the weightings described above to each quarter in the two-year period ended December 31, 2004.

(3)	The decrease in impairment and other charges included in the increase in operating income between 2004 and 2003 benefited ROIIC by 10 percentage points.

40	McDonald’s Corporation

Executive Officers

The following list sets forth the names of our Executive Officers, their ages and their positions as of March 4, 2005:

Ralph Alvarez

Age: 49. President, McDonald’s North America

M. Lawrence Light

Age: 63. Corporate Executive Vice President–Global Chief Marketing Officer

Matthew H. Paull

Age: 53. Corporate Senior Executive Vice President and Chief Financial Officer

David M. Pojman

Age: 45. Corporate Senior Vice President–Controller

Michael J. Roberts

Age: 54. President and Chief Operating Officer

Gloria Santona

Age: 54. Corporate Executive Vice President, General Counsel and Secretary

James A. Skinner

Age: 60. Vice Chairman and Chief Executive Officer

Russell P. Smyth

Age: 48. President, McDonald’s Europe

Available information

The Company’s then Chief Executive Officer, Charles H. Bell, certified to the New York Stock Exchange (NYSE) on June 16, 2004, pursuant to Section 303A.12 of the NYSE’s listing standards, that he was not aware of any violation by the Company of the NYSE’s corporate governance listing standards as of that date.

Copies of Certifications dated March 4, 2005 of the Company’s Chief Executive Officer, James A. Skinner, and Chief Financial Officer, Matthew H. Paull, pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, are attached as Exhibits 31.1 and 31.2, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Shareholders may obtain a copy of these certifications and/or a complete copy of the Company’s Annual Report on Form 10-K by going to the investor section of McDonald’s website at www.mcdonalds.com, by going to the SEC’s website at www.sec.gov or by calling us at 1-630-623-7428. This information is also available at no charge by sending a request to the Company’s Investor Relations Service Center, Department 300, McDonald’s Plaza, Oak Brook, Illinois 60523.

McDonald’s Annual Report on Form 10-K

This financial report was excerpted from the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, that was filed with the Securities and Exchange Commission (SEC) on March 4, 2005. Shareholders may obtain a complete copy of the Company’s 2004 Annual Report to the SEC on Form 10-K by going to the investor section of McDonald’s website at www.mcdonalds.com, by going to the SEC’s website at www.sec.gov or by calling us at 1-630-623-7428. This information is also available at no charge by sending a request to the Company’s Investor Relations Service Center, Department 300, McDonald’s Plaza, Oak Brook, Illinois 60523.

Home Office

McDonald’s Corporation

McDonald’s Plaza

Oak Brook, IL 60523

1-630-623-3000

www.mcdonalds.com

The following trademarks used herein are property of McDonald’s Corporation and its affiliates: Boston Market; Chipotle Mexican Grill; The Golden Arches Logo; i’m lovin’ it; McDonald’s; mcdonalds.com.

Printed on recycled paper with 10% post-consumer content.

© 2005 McDonald’s Corporation and affiliates

McD05-4350

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Important Shareholder Information

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Mark this box with an X if you have made

changes to your name or address details above.

McDonald’s® Annual Shareholders’ Meeting C0123456789 12345

Shareholder Account Information and Services

Convenient 24-hour/7-day-a-week access to investor services and your account information is available online. Go to Computershare’s Investor Centre at www.computershare.com/mcdonalds to:

Š View account details, account balances, dividends and account history

Š Update your account details and obtain duplicate statements, tax forms and transfer instructions

Š Get a MCDirect Shares prospectus and enroll, purchase or sell shares in McDonald’s direct stock purchase plan or sell book-entry shares

Š Authorize automatic monthly investments and sign up for direct deposit of dividends

Comments:

Thank you for sharing your comments. Although we are unable to personally respond to every proxy card comment, be assured that your remarks will help us learn how to better serve you. +

McDonald’s Annual Shareholders’ Meeting Information

The Prairie Ballroom at The Lodge

McDonald’s Office Campus – Oak Brook, Illinois Wednesday, May 11, 2005, 9:00 a.m. CT

Admission

Please bring this tear-off portion of your proxy card or other proof of share ownership to the meeting to obtain an admission ticket. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first-come, first-served basis. Also, to help ensure the security of those attending the meeting, please be aware that all items brought to the meeting will be subject to inspection.

Parking

Limited parking is available on Campus.

Directions

A map and directions to the meeting are available: Unable to attend McDonald’s 2005 Annual Shareholders’ Meeting in person?

• in the Proxy Statement To watch a live webcast, go to www.investor.mcdonalds.com on May 11 at • at www.investor.mcdonalds.com 9:00 a.m. CT and select the Annual Shareholders’ Meeting webcast. A replay of the • via fax-back by calling 630-623-0172 meeting will be available for a limited time.

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Your vote is important. Thank you for voting.

Vote toll-free by telephone Vote by Internet

1-800-276-6419 www.computershare.com/us/proxy/mcd

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of the independent registered public accounting firm, and AGAINST the shareholder proposal relating to genetic engineering of food and seed. If this signed card contains no specific voting instruction, your shares will be voted with the Board’s recommendations, except for Plan Participants (see below).

A Proposals

1. Election of Directors FOR Withhold FOR Against Abstain

01—Hall Adams, Jr.

2. Approval of the independent registered public accounting firm

02—Cary D. McMillan

For AGAINST Abstain

3. Approval of a shareholder proposal relating to genetic engineering of food and seed 03—Michael J. Roberts

04—James A. Skinner Mark box if comment has been noted on the reverse side of this card.

05—Anne-Marie Slaughter

B Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

I (we) hereby revoke any proxy previously given, and appoint James A. Skinner, Gloria Santona and Matthew H. Paull, or any of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at the McDonald’s Corporation 2005 Annual Shareholders’ Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any matter that may properly come before the meeting. (Plan participants are appointing Plan trustees — see below.) Please sign as your name(s) appear(s) herein and return this proxy card promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote in person by ballot, such vote will supersede this proxy.

Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy )

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6 U P X H H H P P P P 0047171

Voting Instructions for McDonald’s Corporation Profit Sharing and Savings Plan and McDonald’s Ventures 401(k) Plan Participants

When casting your vote, you are directing the trustees of the Plan(s) in which you participate to vote the McDonald’s shares credited to your account(s) under the Plan(s). When you vote these shares, you should consider your long-term best interests as a Plan participant. In addition, employees are directing the trustees to vote shares held in the Plan(s) that have not been voted by other participants and/or vote McDonald’s Corporation Profit Sharing and Savings Plan shares that have not yet been credited to participants’ accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other Plan participants.

Your above vote will apply to:

(a) Shares credited to your account(s) under McDonald’s Corporation Profit Sharing and Savings Plan and/or McDonald’s Ventures 401(k) Plan

(b) Shares not voted and shares that have not yet been credited to Plan participants’ accounts, if applicable

(c) Shares you may hold at Computershare (MCDirect Shares, certificate and book-entry)

If you wish to vote all of your shares, including shares in McDonald’s Corporation Profit Sharing and Savings Plan and/or McDonald’s Ventures 401(k) Plan, in the same manner as shares you may hold at Computershare, simply mark your voting instructions above.

If you do NOT want to vote all shares the same way, please contact Computershare at 1-800-MC1-STCK for specific instructions. Your directions to vote shares held in the Plan(s) will be kept confidential by Computershare, the independent inspector of election.

© 2005 McDonald’s Corporation and Affiliates

YOUR VOTE IS IMPORTANT. The Board of Directors recommends a vote FOR items 1 and 2.

PLEASE SIGN AND RETURN THIS CARD. FOR WITHHOLD

1. Election of Directors

01. Hall Adams, Jr. 02. Cary D. McMillan 03. Michael J. Roberts 04. James A. Skinner 05. Anne-Marie Slaughter

FOR AGAINST ABSTAIN

2. Approval of the independent registered public accounting firm

Please sign as your name(s) appear(s) above and return this proxy card promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity The Board of Directors recommends a vote AGAINST item 3. in which you are signing.

FOR AGAINST ABSTAIN

3. Approval of a shareholder proposal relating x to genetic engineering of food and seed

x Date: , 2005

The Board of Directors recommends a vote FOR items 1 and 2.

YOUR VOTE IS IMPORTANT. FOR WITHHOLD

1. Election of Directors

PLEASE SIGN AND RETURN THIS CARD. 01. Hall Adams, Jr.

02. Cary D. McMillan 03. Michael J. Roberts 04. James A. Skinner 05. Anne-Marie Slaughter

FOR AGAINST ABSTAIN

2. Approval of the independent registered public accounting firm

Please sign as your name(s) appear(s) above and return this proxy card promptly. If The Board of Directors recommends a vote AGAINST item 3. signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity FOR AGAINST ABSTAIN in which you are signing.

3. Approval of a shareholder proposal relating to genetic engineering of food and seed x

x Date: , 2005

The Board of Directors recommends a vote FOR items 1 and 2.

YOUR VOTE IS IMPORTANT. FOR WITHHOLD PLEASE SIGN AND RETURN THIS CARD. 1. Election of Directors

01. Hall Adams, Jr. 02. Cary D. McMillan 03. Michael J. Roberts 04. James A. Skinner 05. Anne-Marie Slaughter

FOR AGAINST ABSTAIN

2. Approval of the independent registered public accounting firm

Please sign as your name(s) appear(s) above and return this proxy card promptly. If The Board of Directors recommends a vote AGAINST item 3. signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity

FOR AGAINST ABSTAIN in which you are signing.

3. Approval of a shareholder proposal relating to genetic engineering of food and seed x

x Date: , 2005

PROXY AND VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. McDONALD’S CORPORATION

McDonald’s Plaza Dear Shareholder: Oak Brook, IL 60523

McDonald’s 2005 Annual Shareholders’ Meeting will be held at 9:00 a.m. Central Time on Wednesday, May 11, 2005, in the Prairie Ballroom at The Lodge on McDonald’s Office Campus in Oak Brook, Illinois. For admission to the meeting, please bring your bank or broker statement evidencing your beneficial ownership of McDonald’s stock. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first-come, first-served basis. Also, to help ensure the security of those attending the meeting, please be aware that all items brought to the meeting will be subject to inspection. Please refer to the Proxy Statement or visit the investor section of McDonald’s website at www.investor.mcdonalds.com for more information, including a map and directions to the meeting. If you are unable to attend the meeting, you can watch a live webcast by going to www.investor.mcdonalds.com and selecting the Annual Meeting webcast. A replay of the meeting will be available for a limited time.

Your vote is important. Thank you for voting!

I (we), hereby revoke any proxy previously given, and appoint James A. Skinner, Gloria Santona and Matthew H. Paull, or any of them, as proxies with full powers of substitution to vote all shares that I am (we are) entitled to vote at the McDonald’s Corporation 2005 Annual Shareholders’ Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting. If this signed card contains no specific voting instructions, your shares will be voted FOR all nominees for Director, FOR the approval of the independent registered public accounting firm and AGAINST the shareholders proposal relating to genetic engineering of food and seed.

PROXY AND VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. McDONALD’S CORPORATION

McDonald’s Plaza Dear Shareholder: Oak Brook, IL 60523

McDonald’s 2005 Annual Shareholders’ Meeting will be held at 9:00 a.m. Central Time on Wednesday, May 11, 2005, in the Prairie Ballroom at The Lodge on McDonald’s Office Campus in Oak Brook, Illinois. For admission to the meeting, please bring your bank or broker statement evidencing your beneficial ownership of McDonald’s stock. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first-come, first-served basis. Also, to help ensure the security of those attending the meeting, please be aware that all items brought to the meeting will be subject to inspection. Please refer to the Proxy Statement or visit the investor section of McDonald’s website at www.investor.mcdonalds.com for more information, including a map and directions to the meeting. If you are unable to attend the meeting, you can watch a live webcast by going to www.investor.mcdonalds.com and selecting the Annual Meeting webcast. A replay of the meeting will be available for a limited time.

Your vote is important. Thank you for voting!

I (we), hereby revoke any proxy previously given, and appoint James A. Skinner, Gloria Santona and Matthew H. Paull, or any of them, as proxies with full powers of substitution to vote all shares that I am (we are) entitled to vote at the McDonald’s Corporation 2005 Annual Shareholders’ Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting. If this signed card contains no specific voting instructions, your shares will be voted FOR all nominees for Director, FOR the approval of the independent registered public accounting firm and AGAINST the shareholders proposal relating to genetic engineering of food and seed.

PROXY AND VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. McDONALD’S CORPORATION

McDonald’s Plaza Dear Shareholder: Oak Brook, IL 60523

McDonald’s 2005 Annual Shareholders’ Meeting will be held at 9:00 a.m. Central Time on Wednesday, May 11, 2005, in the Prairie Ballroom at The Lodge on McDonald’s Office Campus in Oak Brook, Illinois. For admission to the meeting, please bring your bank or broker statement evidencing your beneficial ownership of McDonald’s stock. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first-come, first-served basis. Also, to help ensure the security of those attending the meeting, please be aware that all items brought to the meeting will be subject to inspection. Please refer to the Proxy Statement or visit the investor section of McDonald’s website at www.investor.mcdonalds.com for more information, including a map and directions to the meeting. If you are unable to attend the meeting, you can watch a live webcast by going to www.investor.mcdonalds.com and selecting the Annual Meeting webcast. A replay of the meeting will be available for a limited time.

Your vote is important. Thank you for voting!

I (we), hereby revoke any proxy previously given, and appoint James A. Skinner, Gloria Santona and Matthew H. Paull, or any of them, as proxies with full powers of substitution to vote all shares that I am (we are) entitled to vote at the McDonald’s Corporation 2005 Annual Shareholders’ Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting. If this signed card contains no specific voting instructions, your shares will be voted FOR all nominees for Director, FOR the approval of the independent registered public accounting firm and AGAINST the shareholders proposal relating to genetic engineering of food and seed.

ELECTRONIC DELIVERY OF McDONALD’S CORPORATION 2005 ANNUAL MEETING MATERIALS

Dear Shareholder:

As you may recall, you consented to receive future copies of McDonald’s summary annual report, annual financial information, annual meeting notice and proxy statement, and proxy card via the Internet. This email provides the information you will need to view the annual meeting materials online and vote your shares for McDonald’s 2005 Annual Shareholders’ Meeting.

How to View Annual Meeting Materials

View McDonald’s 2004 Summary Annual Report, 2004 Financial Report and 2005 Annual Meeting Notice and Proxy Statement at:

http://www.investor.mcdonalds.com

How to Vote your Proxy

Vote your proxy via the Internet* at:

www.computershare.com/us/proxy/mcd

To access and vote your proxy card, you will need to enter your authentication information exactly as it appears below.

Account Number:

Proxy Access Number:

* Voting Instructions for McDonald’s Corporation Profit Sharing and Savings Plan and McDonald’s Ventures 401(k) Plan Participants

When casting your vote using the Internet, you are directing the trustees of the Plan(s) in which you participate to vote the McDonald’s shares credited to your account(s) under the Plan(s). When you vote these shares, you should consider your long-term best interests as a Plan participant. In addition, employees are directing the trustees to vote shares held in the Plan(s) that have not been voted by other participants and/or vote McDonald’s Corporation Profit Sharing and Savings Plan shares that have not yet been credited to participants’ accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other Plan participants.

Your vote will apply to:

(a)	Shares credited to your account(s) under McDonald’s Corporation Profit Sharing and Savings Plan and/or McDonald’s Ventures 401(k) Plan

(b)	Shares not voted and shares that have not yet been credited to Plan participants’ accounts, if applicable

(c)	Shares you may hold at Computershare (MCDirect Shares, certificate and book-entry)

If you wish to vote all of your shares, including shares in McDonald’s Corporation Profit Sharing and Savings Plan and/or McDonald’s Ventures 401(k) Plan, in the same manner as shares you may hold at Computershare, simply follow the voting instructions above. If you do NOT want to vote all shares the same way, please contact Computershare at 1-800-MC1-STCK for specific instructions. Your directions to vote shares held in the Plan(s) will be kept confidential by Computershare, the independent inspector of election.

Annual Shareholders’ Meeting Information

McDonald’s 2005 Annual Shareholders’ Meeting will be held at 9:00 a.m. (Central Time) on Wednesday, May 11, 2005, at the Prairie Ballroom at The Lodge on McDonald’s Office Campus in Oak Brook, Illinois. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first-come, first-served basis. Limited parking is available on campus.

Please bring a copy of this email or other proof of share ownership to the Annual Meeting to obtain an admission ticket. To help ensure the security of those attending the meeting, please be aware that all items brought to the meeting will be subject to inspection.

For additional Annual Meeting information, including directions and a map:

http://www.investor.mcdonalds.com

Annual Meeting Webcast

If you are unable to attend the Annual Meeting in person, you can watch a live webcast by going to http://www.investor.mcdonalds.com on May 11 at 9:00 a.m. Central Time and select the Annual Meeting webcast. A replay of the meeting will be available for a limited time.

Other Information

In connection with viewing your annual meeting materials online, you may incur certain Internet access charges, such as fees from your Internet service provider or telephone company. If you would like to receive paper copies in the mail, call McDonald’s Corporation’s transfer agent, Computershare Investor Services, LLC, at 1-800-621-7825 or 1-312-360-5129 (outside the U.S., Puerto Rico and Canada).

Thank you for participating in McDonald’s paperless Annual Meeting materials delivery.

Remember, your vote counts!

McDonald’s Shareholder Services

McDONALD’S CORPORATION 2005 ANNUAL MEETING MATERIALS

Dear Shareholder:

As you may recall, you requested McDonald’s suppress mailing future copies of our summary annual report, annual financial information and/or annual meeting notice and proxy statement because you have access to copies via an alternative source.

You also can view McDonald’s 2004 Summary Annual Report, 2004 Financial Report and 2005 Annual Meeting Notice and Proxy Statement online at: http://www.investor.mcdonalds.com. If you want to receive paper copies in the mail, call McDonald’s Corporation’s transfer agent, Computershare Investor Services, LLC, at 1-800-621-7825 or 1-312-360-5129 (outside the U.S., Puerto Rico and Canada).

Thank you for helping McDonald’s reduce paper and mailing costs and conserve natural resources.

Remember, your vote counts!

McDonald’s Shareholder Services